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As filed with the Securities and Exchange Commission on June 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Wynn Resorts, Limited
(Exact name of Registrant as specified in its charter)

Nevada	7990	46-0484987
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ronald J. Kramer
President
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Kevin McGeehan, Esq. Ashok W. Mukhey, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067-4276 (310) 277-1010	Pamela B. Kelly, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common stock, par value $0.01 per share			$408,250,000	$37,559

(1)
Includes            shares of common stock that may be sold pursuant to the underwriters' over-allotment options.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion, Dated June 17, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Wynn Resorts, Limited

            Shares

Common Stock

This is the initial public offering of Wynn Resorts, Limited. We are offering            shares of our common stock. We anticipate that the initial public offering price will be between $    and $    per share. We will apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "WYNN."

Concurrent with this offering, we expect that our wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., will jointly offer $350 million in aggregate principal amount of second mortgage notes.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

None of the Securities and Exchange Commission or any state securities commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any state gaming commission or any other gaming regulatory authority has approved or disapproved of these securities, passed on the investment merits of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Wynn Resorts, Limited	$	$

We have granted to the underwriters the right to purchase up to                          additional shares of common stock to cover over-allotments.

Joint Book-Running Managers

Deutsche Bank Securities    Bear, Stearns & Co. Inc.    Banc of America Securities LLC

Dresdner Kleinwort Wasserstein

The date of this prospectus is                          2002.

DESCRIPTION OF ARTWORK

[artist's renderings of main and south porte cochere]

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section beginning on page 8.

        Wynn Resorts, Limited was recently organized as a Nevada corporation in preparation for this offering. Our assets and operations are currently held by and conducted through Valvino Lamore, LLC, a Nevada limited liability company, and its subsidiaries. Before the closing of this offering, all of the members of Valvino Lamore, LLC will contribute their membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited in exchange for shares of the common stock of Wynn Resorts, Limited, and Valvino Lamore, LLC will become a wholly owned subsidiary of Wynn Resorts, Limited.

        Unless otherwise indicated, information in this prospectus gives effect to the contribution of membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited in exchange for shares of common stock of Wynn Resorts, Limited. Unless the context otherwise requires, the terms "we," "our" and "us," as used in this prospectus, mean Wynn Resorts, Limited and its consolidated subsidiaries, after giving effect to the contribution of membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited. References to Wynn Resorts mean Wynn Resorts, Limited, excluding any subsidiaries, and references to Valvino mean Valvino Lamore, LLC, excluding any subsidiaries. Certain statements in this prospectus, including in this summary, constitute "forward-looking statements." See "Forward-Looking Statements."

Overview

        We are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be situated on approximately 192 acres at the site of the former Desert Inn Resort & Casino on the Las Vegas Strip in Las Vegas, Nevada. We expect Le Rêve to cost approximately $2.4 billion to design and construct, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. We have scheduled ground breaking to occur in September 2002, with an opening to the general public scheduled for March 2005.

        Le Rêve is the concept of one of Wynn Resorts' principal stockholders and our Chairman of the Board, Stephen A. Wynn, who was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessor from 1973 to 2000. In that role, he was responsible for the development of Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and Beau Rivage in Biloxi, Mississippi. We intend for Le Rêve to set a new standard of luxury and elegance for destination casino resorts in Las Vegas.

        Wynn Resorts' wholly owned subsidiary, Wynn Design & Development, LLC, together with Mr. Wynn, is designing Le Rêve. Wynn Design & Development will supervise construction of the resort. Many of the people on the Wynn Design & Development team worked with Mr. Wynn at Mirage Resorts to develop Bellagio and have extensive backgrounds in the development, construction and operation of major destination casino resorts.

        In addition to our development activities in Las Vegas, the government of the Macau Special Administrative Region of the People's Republic of China has awarded Wynn Resorts (Macau), S.A., a Wynn Resorts majority-owned subsidiary, a provisional concession to negotiate a concession agreement with the Macau government permitting the construction and operation of one or more casinos in Macau. If we can reach an agreement on terms satisfactory to us and the Macau government, we will be one of only three companies to have an opportunity to conduct gaming operations in Macau.

Other Financing Transactions

        Concurrent with this offering, we expect that Wynn Resorts' wholly owned subsidiaries, Wynn Las Vegas, LLC, which will own and operate Le Rêve, and Wynn Las Vegas Capital Corp., referred to as Wynn Capital, will jointly offer $350 million in aggregate principal amount of second mortgage notes. We intend to use our existing cash and the net proceeds of the contemplated offering of the second mortgage notes, together with the net proceeds of this offering, approximately $747 million of borrowings under a $750 million revolving credit facility and $250 million under a delay draw term loan facility, facilities for which we have, through certain of our subsidiaries obtained commitments, and $150 million under a contemplated furniture, fixtures and equipment, or FF&E, facility, to develop and construct Le Rêve. We sometimes refer to the anticipated revolving credit facility and the anticipated delay draw term loan facility as the credit facilities. Consummation of this offering is conditioned on consummation of the offering of the second mortgage notes and on our entering into the agreements governing our credit facilities and contemplated FF&E facility.

Business and Marketing Strategy

  •
  Apply the "Wynn Brand" and Experience to Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip.  We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas. We believe that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts. Rather than focusing on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip, Le Rêve will offer richly furnished, spacious guest rooms, fine dining, premier retail shopping, distinctive entertainment and other high-quality non-gaming amenities in a luxurious environment having a sophisticated, casually elegant ambiance. In this manner, we believe that the property, rather than a theme, will be the attraction and, therefore, will have greater lasting appeal to customers.

  •
  Create the First New Major Hotel Casino Resort on the Las Vegas Strip in Over Four Years.  We believe that, at the time of Le Rêve's planned opening in March 2005, it will have been more than four years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of customer anticipation for Le Rêve.

  •
  Provide an Experience of the Highest Standard of Luxury in an Atmosphere of Casual Elegance.  We will seek to attract a range of customers, including middle market customers and high roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service, such as:

    •
    2,701 richly furnished, spacious guest rooms and suites;

    •
    a casually elegant casino, including a distinctive baccarat salon and high-limit private gaming rooms;

    •
    an intimate environment for our guests with an eight story, manmade "mountain" enclosing an approximately three-acre lake in front of the hotel;

    •
    18 dining outlets, including six fine-dining restaurants;

    •
    an exclusive 18-hole championship golf course on the premises of Le Rêve;

      •
      a new water-based entertainment production created by Franco Dragone, the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère;"

      •
      our on-site, full-service Ferrari and Maserati dealership; and

      •
      an art gallery displaying works from the private art collection of Mr. and Mrs. Wynn.

  •
  Use Le Rêve's Non-Gaming Facilities to Generate Substantial Revenue.  We expect that non-gaming revenue will account for a substantial portion of our overall revenue. We expect the primary sources of this non-gaming revenue to include our hotel rooms, restaurants, golf course, entertainment production, retail shopping, spa and salon, convention and banquet facilities, nightclub, wedding chapels, art gallery and on-site Ferrari and Maserati dealership.

  •
  Capitalize on the Close Proximity of the Resort to the Las Vegas Convention Center and the Sands Expo and Convention Center.  Le Rêve will be adjacent to the Las Vegas Convention Center and the Sands Expo and Convention Center, two of the largest trade show and convention facilities in the United States. We intend to offer free shuttle service to and from the Las Vegas Convention Center. We expect trade show and convention visitors to be an important source of room demand for Le Rêve.

  •
  Provide a Basis for Future Growth Through Development.  Our site includes a parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site and an approximately 137-acre plot located behind the hotel on which the new golf course will be built. If, after commencing operations, the 20-acre parcel and the golf course parcel are released from the liens under our credit facilities and the second mortgage notes, those parcels would provide the opportunity to expand our business and the potential for future projects, including a possible second hotel casino as a Phase II development on the 20-acre parcel.

  •
  Capitalize on Le Rêve's Experienced Management Team.  The members of our management team have extensive experience in developing and operating large scale hotels and casinos. Many of these individuals have worked together in the past to develop and/or operate large hotel casino resorts, including Bellagio, The Mirage and Treasure Island at The Mirage.

  •
  Carefully Manage Construction Costs and Risks.  Marnell Corrao Associates, Inc., referred to as Marnell Corrao, will be the builder and general contractor for most of Le Rêve, excluding the parking garage and the golf course. Marnell Corrao has extensive experience in building large Las Vegas destination casino resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. Of that amount, we estimate that the design and construction costs will be approximately $1.375 billion. We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $902 million of the budgeted cost to construct Le Rêve, subject to increases based on, among other items, changes in the scope of the work. We plan to implement specific mechanisms that are intended to mitigate the risk of construction cost overruns and delays, including:

  •
  a $150 million contractor performance and payment bond;

    •
    a guaranty by Marnell Corrao's parent company, Austi, Inc., of Marnell Corrao's full performance under the construction contract until final payment under that contract;

    •
    a $50 million completion guaranty in favor of the lenders under our credit facilities and the holders of the second mortgage notes by a special purpose subsidiary of Wynn Resorts secured by $50 million of the proceeds of this offering;

    •
    a separate liquidity reserve account holding $30 million of the proceeds of this offering;

    •
    budgeted interest and commitment fees on our indebtedness for four months after our scheduled opening date; and

    •
    an owner's contingency of approximately $32.1 million included in the design and construction budget.

        A disbursement agreement will require us to satisfy specified conditions before we may use the proceeds of our credit facilities, the second mortgage notes and certain of the sources described above to fund construction costs.

Corporate Structure

        The following chart illustrates the organizational structure of our principal operations as they will stand upon the consummation of this offering, including giving effect to the contribution of the Valvino membership interests to Wynn Resorts. We designed this chart to depict the relationships between our various operations and our ownership interest in them. It does not contain all of our subsidiaries and, in some cases for presentation purposes, we have combined separate entities to indicate operational relationships. We have also indicated which principal entities initially will be borrowers, issuers, guarantors and restricted subsidiaries under the contemplated indenture governing the second mortgage notes and the contemplated credit facilities. All other entities, including Wynn Resorts, will not be guarantors and will not be subject to the covenants in the indenture governing the second mortgage notes and the credit facilities, except that Wynn Resorts will become a guarantor under these debt instruments, but not subject to their covenants, if it incurs, or becomes a guarantor on, other indebtedness.

(1)
The shaded area shows the entities which will be issuers, guarantors or other restricted entities with respect to the second mortgage notes and borrowers and guarantors with respect to the revolving credit facility, delay draw term loan facility and the contemplated FF&E facility.
(2)
Includes a number of wholly owned and partially owned entities.
(3)
Includes a number of wholly owned subsidiary limited liability companies. These entities include Kevyn, LLC, Rambas Marketing Co., LLC, Toasty, LLC, and WorldWide Wynn, LLC.
(4)
Desert Inn Water Company, LLC is currently a wholly owned subsidiary of Valvino. Desert Inn Improvement Co. is and will remain a wholly owned subsidiary of Desert Inn Water Company, LLC. Desert Inn Water Company, LLC will become a wholly owned subsidiary of Wynn Resorts Holdings, LLC once approval of the Nevada Public Utilities Commission is obtained. This approval is expected to be separate from and subsequent to the Nevada Public Utilities Commission's approval of this offering. The Nevada Public Utilities Commission may not give its approval.

(5)
We will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas, LLC to be held in a liquidity reserve account pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project. Such funds will be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement.

Issuer Information

        Wynn Resorts, Limited is a Nevada corporation. Before the closing of this offering, all of the members of Valvino Lamore, LLC, a Nevada limited liability company, will contribute their membership interests in Valvino to Wynn Resorts in exchange for shares of the common stock of Wynn Resorts. As a result, Valvino will become a wholly owned subsidiary of Wynn Resorts. Wynn Resorts' principal executive offices are located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Wynn Resorts' telephone number is (702) 733-4444.

The Offering

Common stock offered by Wynn Resorts	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We intend to use our existing cash and the net proceeds from this offering, along with the borrowings under our credit facilities and our contemplated FF&E facility and the net proceeds from the expected offering of the second mortgage notes, to develop and construct Le Rêve, a destination casino resort on the Las Vegas Strip which is expected to open in March 2005. As described below, $50 million of the proceeds from this offering will be contributed to a special purpose subsidiary and $30 million of the proceeds from this offering will be contributed to Wynn Las Vegas, LLC to be held in a separate account, in each case, pledged to the lenders under our credit facilities and our second mortgage note holders to secure our obligations to complete the project.
Listing	We intend to file an application to have Wynn Resorts' common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "WYNN."

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of                          , 2002 and excludes:

    •
    shares of Wynn Resorts' common stock available for future issuance under our stock incentive plan; and

    •
    the possible issuance of up to                  additional shares of Wynn Resorts' common stock that the underwriters have the option to purchase from Wynn Resorts to cover over-allotments.

        One of our subsidiaries, a special purpose subsidiary formed to be bankruptcy-remote, will provide a $50 million completion guaranty to the lenders under our credit facilities and the second mortgage note holders in connection with the construction and opening of Le Rêve. We will contribute $50 million of the net proceeds of this offering to that subsidiary to support its obligations under the completion guaranty. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the lenders under our credit facilities and second mortgage note holders to secure the completion guaranty, to be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement. These funds will not be available to us until Le Rêve is completed and is opened, at which time any amounts then remaining in the account will be released to us.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a separate liquidity reserve account pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project. Until the copletion and opening of Le Rêve, these funds may be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement. Following the opening of Le Rêve, these funds will be available to meet our working capital needs in connection with the operation of Le Rêve. We will not be able to use the remaining funds for any other purpose until Wynn Las Vegas has met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve.

RISK FACTORS

        The value of an investment in Wynn Resorts will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing Wynn Resorts' common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Wynn Resorts' common stock to decline, perhaps significantly, and you may lose all or part of your investment in Wynn Resorts' common stock.

        Certain statements in "Risk Factors" constitute "forward-looking statements." Actual results could differ substantially from those projected in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this prospectus. See "Forward-Looking Statements."

Risks Associated with Our Construction

Although we have, or expect to have prior to the consummation of this offering, commitments in place for the financing of the Le Rêve project, there are significant conditions to the funding of that financing.

        Concurrent with the closing of our equity and debt offerings, we will enter into the agreements to govern our credit facilities. We also expect to enter into an agreement for an FF&E facility. However, because we have not yet obtained a commitment for the FF&E facility, the terms and conditions to funding of our anticipated FF&E facility are not yet known. The closings of our equity and debt offerings and our debt facilities will be conditioned on each other occurring.

        We intend to deposit all of the net proceeds from the offering of the second mortgage notes in a secured account pledged to the second mortgage note holders pursuant to an agreement with the trustee for the second mortgage note holders.

        Our ability to receive disbursements from time to time of the second mortgage note proceeds from the secured account and to borrow under our credit facilities will be, in addition to other customary conditions to funding for these types of facilities, subject to various conditions, including the following:

  •
  there shall be no default under our credit facilities or under the indenture governing our second mortgage notes;
  •
  the lenders under our credit facilities must be satisfied with our senior debt ratings;
  •
  our debt facilities must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds and our credit facilities, together with certain other funds available to us, must equal or exceed the remaining costs to complete construction plus required contingency;
  •
  construction must be in substantial conformity with the plans and specifications for the project as amended from time to time in accordance with the terms of the disbursement agreement;
  •
  we must certify that the project will be completed by August 31, 2005;
  •
  there shall not have occurred any event that has caused or resulted in or could reasonably be expected to cause or result in a material adverse effect;
  •
  all conditions set forth in the disbursement agreement for the disbursement of funds shall have been satisfied;

  •
  arrangements reasonably satisfactory to the lenders under our credit facilities have been entered into and will be in full force and effect to ensure that a gaming license for the project will be obtainable in the event that one of our major stockholders is unable to qualify for such license;
  •
  we shall have obtained, if available on commercially reasonable terms, taking into account the state of the insurance market at such time and the then current practices of comparable projects, terrorism insurance in size and substance satisfactory to the lenders under our credit facilities; and
  •
  the lenders under our credit facilities must be satisfied with the subcontractor bids received by our general contractor in respect of a specified percentage of the guaranteed maximum price under the construction contract, which percentage is to be mutually agreed upon by us and the lenders under our credit facilities.

        We expect that our FF&E facility will contain conditions to funding comparable to those appropriate to that type of facility.

        We cannot assure you that we will be able to satisfy the conditions to funding at the time disbursements or drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of the lenders under our credit facilities and their consultants and is therefore out of our control.

        Under the terms of our disbursement agreement, we will be required to use the proceeds of Wynn Resorts' initial public offering before accessing the proceeds of the second mortgage note offering or borrowing under our credit facilities. We do not expect to request a disbursement of the second mortgage note proceeds from the secured account or to borrow under our credit facilities until approximately ten to twelve months after the closing of this offering. We cannot assure you that we will be able to satisfy the conditions to the release or drawdown of funds at that time or at any other time in the future when the release of the second mortgage note proceeds or drawdown of funds under our credit facilities or contemplated FF&E facility is needed. Our failure to satisfy the conditions to the release of the second mortgage note proceeds or drawdowns under our credit facilities or the contemplated FF&E facility could severely impact our ability to complete Le Rêve. If we fail to obtain the release of the second mortgage note proceeds or the drawdown of funds under our credit facilities or the contemplated FF&E facility, we may not have access to alternative sources of funds necessary to complete Le Rêve on satisfactory terms or not at all. If we are forced to resort to alternative sources of funds, it could impair our competitive position and reduce our future cash flows. Moreover, if we decide to seek additional equity capital as a funding alternative, the interests of Wynn Resorts' stockholders could be diluted.

        Our lenders have not yet approved our construction contracts, including the Marnell Corrao guaranteed maximum price construction contract covering approximately $902 million of the project's budgeted costs. The lenders under our credit facilities and our second mortgage note holders may seek to impose conditions on our ability to receive disbursements of the second mortgage note proceeds and to borrow under our credit facilities that are not consistent with our construction contracts, and may require additional negotiation of our construction contracts.

Development costs of Le Rêve are estimates only and actual development costs may be higher than expected.

        We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on our credit facilities, contemplated FF&E facility, second mortgage notes and any other indebtedness and obligations of ours which will become due through the fourth month following the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        Of the estimated $2.4 billion total development cost for Le Rêve, the design and construction costs are budgeted to be approximately $1.375 billion, including the cost of constructing the new golf course and principal parking garage. The $1.375 billion of budgeted design and construction costs does not include costs such as:

  •
  pre-opening costs,
  •
  entertainment production costs,
  •
  site acquisition costs,
  •
  construction period interest,
  •
  financing fees or
  •
  costs related to various furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies.

        While we believe that the overall budget for the development costs for Le Rêve is reasonable, these development costs of Le Rêve are estimates and the actual development costs may be higher than expected. Although we have a $32.1 million contingency to cover cost overruns, such contingency may not be sufficient to cover the full amount of such overruns. Moreover, our lenders may impose conditions on the use of this contingency. If this contingency is not sufficient to cover these costs, we may not have access to the funds required to pay these excess costs. Our inability to pay development costs as they are incurred will negatively affect our ability to complete Le Rêve and thus may significantly impair our business operations and prospects.

Not all of the construction costs of Le Rêve are covered by our guaranteed maximum price construction contract and we will be responsible for any cost overruns of these excluded items.

        We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $902 million of the budgeted $1.375 billion design and construction costs, subject to increases based on, among other items, scope changes, to construct Le Rêve. We are responsible for cost overruns with respect to approximately $473 million of the $1.375 billion budgeted design and construction cost expenditures that are not part of the guaranteed maximum price contract, such as:

  •
  owner-managed interior design and related furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features at a budgeted cost of approximately $295.4 million;
  •
  construction of the new golf course at a budgeted cost of approximately $21.5 million, excluding the cost of the land; we expect to solicit competitive bids in summer 2002 for construction of the new golf course and to award the construction contract in the third quarter of 2002;
  •
  construction of the principal parking garage at a budgeted cost of approximately $11.5 million;
  •
  estimated design and engineering professional fees of approximately $64.2 million;

  •
  costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $13.4 million;
  •
  costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $23.6 million;
  •
  utilities and security costs during construction of approximately $6.3 million;
  •
  estimated insurance costs of approximately $12.6 million for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance; and
  •
  contingency of approximately $24.5 million of the total owner's contingency of $32.1 million.

        Neither the guaranteed maximum price nor the other provisions relating to cost overruns in the construction contract with Marnell Corrao will provide any safeguards against increased costs related to items not covered by that construction contract. While we may in the future enter into other agreements that may seek to limit our exposure to construction cost increases, the actual costs for these items may exceed budgeted costs.

        If the cost of the items described above exceeds the $473 million budget for those items, we may need to raise additional funding, which may not be available on satisfactory terms or at all, or we may choose to reduce the scope of the work and design components to reduce the costs of constructing the project.

We may have to provide allowances for improvements to retail tenants in excess of our budgeted amounts.

        We expect to lease approximately one-half of the retail shops at Le Rêve to third parties. We intend to provide some of our retail tenants an allowance for improvements as part of the lease arrangements. These construction costs and allowances are included in our design and construction budget for Le Rêve. Design and/or construction costs in excess of an allowance are intended to be the responsibility of the particular retail tenant. Nevertheless, if we are unable to successfully negotiate leases consistent within our design and construction budget, we may have to fund or construct, at our cost, additional improvements in connection with the leases relating to the space.

Not all plans and specifications regarding the design of Le Rêve are finalized.

        Although we have determined the overall scope and general design of Le Rêve, not all of the construction components that are the subject of the approximately $902 million guaranteed maximum price contract with Marnell Corrao have been finalized. The remainder of the construction budget covered by the guaranteed maximum price contract is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created for the remaining components. Construction will commence before completion of all drawings and specifications.

        Specifically, as of the date of this prospectus, and with regard to a portion of the construction budget covered by the Marnell Corrao construction contract:

  •
  we have prepared and received bids on final construction drawings and specifications for approximately 3 million square feet of high rise hotel, convention center, central plant, meeting rooms and warehouse space, which represents approximately $349 million of the construction components covered by the construction contract;
  •
  approximately $515.5 million represents components, for which final plans have not yet been completed; and

  •
  approximately $32.1 million of the approximately $515.5 million of construction components consists of allowances for additional items of the construction work that are in the earliest concept stages, such as construction of the "mountain." If the actual cost of these items exceeds the allowances, we will be responsible for these excess amounts.

        Due to the lack of final plans for substantial portions of the project, the construction contract does not require Marnell Corrao to adhere to specific cost limits on a line item basis. Rather, it only obligates Marnell Corrao to complete the construction within an overall guaranteed maximum price subject to certain general balancing and other requirements. Therefore, there is a risk that the funds earmarked for the guaranteed maximum price could be exhausted before substantial completion of the project should Marnell Corrao spend greater amounts on certain line items in the earlier stages of construction. In addition, the disbursement agreement and the credit facilities will contain balancing provisions requiring us to demonstrate, as a condition to every release or drawdown of funds, that we have sufficient funds available to cover all remaining construction costs, plus required contingency, in accordance with our construction budget. Accordingly, if Marnell Corrao spends greater amounts than anticipated in respect of any component of the work, we may be denied further access to the proceeds of the second mortgage notes and under our credit facilities.

The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

Increases due to changes in the scope of work and inconsistencies between final plans and premises and assumptions.

        The construction contract with Marnell Corrao provides that the guaranteed maximum price will be appropriately increased, and the deadline for completion of construction will be appropriately adjusted, on account of, among other circumstances:

  •
  changes in the design documents prepared by the architect or deficiencies in the design documents;
  •
  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;
  •
  changes in legal requirements;
  •
  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and
  •
  delays caused by us.

        We will commence construction of Le Rêve before all plans and specifications will be completed. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under specific circumstances, could defer the contractor's obligation to deliver the completed project by the scheduled completion date.

        Inconsistencies between the completed drawings and specifications and the premises and assumptions on which the approximately $902 million guaranteed maximum price was based, could, under specific circumstances, cause us to be responsible for costs in excess of the guaranteed maximum price. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price. Furthermore, the premises and assumptions may not be sufficiently specific to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

Increases due to allowance items and changes in the allocation of interior work.

        Approximately $32.1 million of the approximately $902 million guaranteed maximum price consists of allowances for additional items of the construction work that are in the earliest concept stages, and for which we will be responsible for any cost overruns. Drawings for the interior work on the project have not been finalized. If the cost to complete such interior work exceeds the budgeted amount therefor, such excess may not be covered by the quaranteed maximum price and, accordingly, we will be responsible for such excess costs.

        The guaranteed maximum price provides for an owner contingency of approximately $7.6 million to cover several items, including owner-created delays and owner-originated changes in the scope of work. We cannot assure you that the amount of the owner-contingency will be sufficient to cover any or all delays or changes in the scope of work. The guaranteed maximum price also reflects a credit of $18 million for the anticipated savings derived from the owner controlled insurance program on contractor and subcontractor insurance costs. While we have tried to anticipate the cost savings, we cannot be certain of the precise savings until the final audit is complete.

        Cost overruns could cause us to be out of "balance" under our debt facilities and, consequently, unable to obtain funds from the second mortgage note proceeds secured account or to draw down under our credit facilities. If we cannot obtain these funds, we will not be able to open Le Rêve to the general public on schedule or at all.

        When we finalize plans or specifications in the future, we may discover that we need to obtain additional funding, which may not be available on satisfactory terms or at all, or, subject to consent of our debt holders as required under the Disbursement Agreement, we may choose to reduce the scope of work and design components to reduce costs of the work.

The liquidated damages provision in our guaranteed maximum price construction contract may not be sufficient to protect us against exposure to actual damages we may suffer for delay in completion of the project.

        Under the construction contract, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. The contract provides for liquidated damages in the amount of $300,000 per day to be imposed on Marnell Corrao on a daily basis if all work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. The liquidated damages for delay in the completion of construction are limited to a maximum amount of $9 million. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages may exceed $9 million, or 30 days of delay. Our credit facilities require us to obtain delay liquidated damages insurance to supplement the delay damages payable by Marnell Corrao. We cannot assure you that we will be able to obtain a liquidated damages insurance policy. If we do not obtain this insurance policy, we will not be able to obtain funds from the second mortgage note proceeds secured account or to draw down under our credit facilities. Moreover even we if we are able to obtain liquidated damages insurance, we cannot assure you that we will be able to obtain the insurance proceeds on a timely basis to pay our costs as they are incurred. In addition, if the contractor defaults under the construction contract, we may be unable to complete Le Rêve on schedule or within the amount budgeted. Failure to complete construction on schedule may have a significant negative impact on our operations.

The financial resources of our contractor may be insufficient to fund cost overruns or liquidated damages for which it is responsible under the guaranteed maximum price contract.

        Under the terms of the construction contract with Marnell Corrao, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $902 million guaranteed maximum price contained in the contract.

        As noted above, the contract also provides for liquidated damages in the amount of $300,000 per day to be imposed on the contractor on a daily basis if the work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. The liquidated damages for delay in the completion of construction are limited to a maximum amount of $9 million.

        Austi, the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao is obligated to obtain and provide a $150 million contractor performance and payment bond.

        We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain their financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs in order to complete construction of Le Rêve. This may require us to raise additional funding, which may not be available on satisfactory terms or at all. If we seek additional equity capital as a funding alternative, the interests of Wynn Resorts' stockholders could be diluted.

Certain provisions in our construction contract that we have entered into may be unenforceable.

        Recently enacted Nevada statutes have substantially impaired, and in some cases eliminated, an owner's ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. The new laws also limit an owner's ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these new laws. While it appears that some of the new laws can be waived, others expressly prohibit waiver. The effect of the new laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule.

        Major construction projects of the scope and scale of Le Rêve entail significant risks, including:

  •
  shortages of materials or skilled labor;
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  unforeseen engineering, environmental and/or geological problems;
  •
  work stoppages;
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  weather interference;
  •
  unanticipated cost increases; and
  •
  unavailability of construction equipment.

        Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Le Rêve.

        We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the construction of Le Rêve will post bonds guaranteeing timely completion of a subcontractor's work and payment for all of such subcontractor's labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

        We cannot assure you that Le Rêve will commence operations on schedule or that construction costs for Le Rêve will not exceed budgeted amounts. Failure to complete Le Rêve on budget or on schedule may have a significant negative effect on us.

Risks Related to Our Substantial Indebtedness

We are highly leveraged and future cash flow may not be sufficient to meet our obligations, and we might have difficulty obtaining more financing.

        As we progress toward the completion of the construction of Le Rêve, we will have a substantial amount of consolidated debt in relation to our equity, which debt will increase during the construction period. Concurrent with the closing of this offering, we expect to enter, through our subsidiary Wynn Las Vegas, into two credit facilities, a revolving credit facility in a maximum principal amount of $750 million and a delay draw term loan facility in a maximum principal amount of $250 million. We also expect that Wynn Las Vegas and Wynn Capital will issue an aggregate principal amount of approximately $350 million of second mortgage notes. Through another subsidiary, we have assumed indebtedness of approximately $28.5 million under financing arrangements in connection with our acquisition of World Travel, LLC, the owner of our corporate jet, from Mr. Wynn. We also expect to enter, through our subsidiary Wynn Las Vegas, LLC, into an agreement for an FF&E facility in a maximum principal amount of $150 million. However, because we have not yet obtained a commitment for the FF&E facility, the terms of the anticipated FF&E facility are not yet known. We anticipate that we will draw down approximately $747 million under the revolving credit facility and the full amount of the delay draw term loan facility to fund the construction, development, equipping and opening of Le Rêve and, therefore, by the time Le Rêve is complete, we expect to have total outstanding indebtedness in an aggregate principal amount of approximately $1.53 billion.

        Our substantial indebtedness could have important consequences for you. For example:

  •
  Before Le Rêve opens, which is expected to occur in March 2005, we will have no material operations or earnings and consequently will be dependent on the proceeds of this offering, borrowings under our credit facilities, our anticipated FF&E facility and the proceeds of the second mortgage note offering to meet all of our construction, debt service and other obligations;
  •
  If we are unable to meet conditions to disbursements of the second mortgage note proceeds or to drawing down amounts under our credit facilities or our anticipated FF&E facility, we may not have sufficient funds to continue or complete construction of Le Rêve or to satisfy our construction, debt service and other obligations with respect to our credit facilities, our contemplated FF&E facility, and the second mortgage notes;
  •
  Our ability to satisfy our obligations with respect to our credit facilities, our contemplated FF&E facility and the second mortgage notes may be limited, and, if we fail to meet our payment obligations or breach the financial and restrictive covenants contained in the agreements governing our indebtedness, we may be in default under those agreements. If a default is not cured or waived, we may not be able to obtain additional borrowings, including borrowings needed to continue or complete construction, and the holders of our indebtedness will have the right to accelerate our indebtedness and exercise other rights and remedies against us;
  •
  If we do not complete construction of Le Rêve by August 31, 2005, we will be in default under our credit facilities, the anticipated FF&E facility, and the indenture governing the second mortgage notes, and our lenders and the second mortgage note holders will have the right to accelerate our indebtedness and exercise other rights and remedies against us;
  •
  Upon commencement of operations, we will generate significant gaming receivables as a result of extending credit to our credit customers. These payments likely will be delayed, which will reduce our cash flow until the payment cycle is established;
  •
  Once we are operating, we will be required to use a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes;
  •
  We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;
  •
  We may have a limited ability to obtain additional financing, if needed, to fund our design and construction costs, working capital requirements, capital expenditures, debt service, general corporate or other obligations;
  •
  Under our credit facilities and the anticipated FF&E facility, a substantial portion of the interest rates we pay will fluctuate with the current market rates and, accordingly, our interest expense will increase if market interest rates increase; and
  •
  We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

We have the right to incur additional indebtedness, which may exacerbate the risks described above.

        In addition to the undrawn amounts under the revolving facility, the terms of our credit facilities and our contemplated FF&E facility and the indenture governing the second mortgage notes will permit us or our subsidiaries to incur additional indebtedness, subject to the limitations imposed by the covenants in those documents. If our existing and contemplated levels of indebtedness increase, the related risks will increase correspondingly. Furthermore, although Wynn Resorts will not be a guarantor and will not be subject to the covenants in the second mortgage notes and the credit facilities, it will become a guarantor under, but will not be subject to the covenants of, the second mortgage notes and the credit facilities if it incurs, or becomes a guarantor on, other indebtedness. In addition, if we proceed to develop our opportunity in Macau and build and operate one or more casinos there, our foreign subsidiaries might need to incur additional indebtedness to fund the related development, design and construction costs. We cannot predict the terms and conditions that might apply to that indebtedness.

After Le Rêve opens, we may not generate sufficient cash flow to meet our substantial debt service obligations.

        After Le Rêve opens, our ability to make interest payments under our credit facilities, our contemplated FF&E facility, the second mortgage notes and other indebtedness will depend on our ability to generate sufficient cash flow from operations. We cannot assure you that we will begin operations by the scheduled opening date or at all, or that we will be able to generate sufficient cash flow to meet our expenses, including our debt service requirements. Our ability to generate cash flow will depend upon many factors, including:

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  our future operating performance;
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  the demand for services that we provide;
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  general economic conditions and economic conditions affecting Nevada or the casino industry in particular;
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  our ability to hire and retain employees at a reasonable cost;
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  competition; and
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  legislative and regulatory factors affecting our operations and business.

        Some of these factors are beyond our control. If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our indebtedness or obtain additional financing in order to meet our obligations with respect to our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing on satisfactory terms or at all, particularly because of our anticipated high levels of debt and the debt and lien incurrence restrictions imposed by the agreements governing our debt. See "—Risks Associated with New Operations—Le Rêve has no operating history." If we fail to pay our debt service obligations, we will be in default under our indebtedness and our lenders will have the right to accelerate our indebtedness and exercise other rights and remedies against us.

Our indebtedness will be secured by a substantial portion of our assets.

        Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, we expect that our debt facilities will be secured by liens on substantially all of the assets of our subsidiaries that are necessary to develop, construct and operate Le Rêve.

        We expect that the contemplated FF&E facility will be secured by specific fixed assets financed by that facility, including gaming equipment and devices such as slot machines. Our subsidiaries' indebtedness with respect to our corporate jet will be secured by the jet.

        In the event of a default by us or any of our subsidiaries under the financiang document, or if we or certain of our subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of indebtedness under our credit facilities, our contemplated FF&E facility, the indenture governing the second mortgage notes and any other secured debt instruments would be entitled to payment from their collateral security, and holders of the unsecured debt of both us and our subsidiaries, if any, would then be entitled to payment in full from our remaining assets before distributions, if any, were made to Wynn Resorts' stockholders.

Our credit facilities and the indenture governing the second mortgage notes will contain covenants that will restrict our specified affiliates' ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

        The credit facilities and the indenture governing the second mortgage notes will impose operating and financial restrictions on Wynn Resorts Holdings, Wynn Las Vegas and specified affiliates designated as restricted entities under our credit documentation and the indenture governing our second mortgage notes. The restrictions that will be imposed under the credit facilities and/or the indenture will include, among other things, limitations on the restricted entities' ability to:

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  incur additional debt;
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  create liens or other encumbrances;
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  pay dividends or make other restricted payments;
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  prepay specified indebtedness;
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  make investments, loans or other guarantees;
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  sell or otherwise dispose of a portion of our assets;
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  enter into transactions with affiliates;
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  make acquisitions or merge or consolidate with another entity; and
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  pursue other business opportunities.

        We anticipate that our contemplated FF&E facility will have a number of customary covenants for that type of facility. In addition, the credit facilities will require the restricted entities to satisfy various financial covenants, including maximum total leverage, minimum fixed charge coverage, minimum earnings before interest, tax, depreciation and amortization and minimum net worth requirements. The restricted entities' ability to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond our control and delayed completion of Le Rêve. As a result, we cannot assure you that we will be able to comply with these covenants. If the restricted entities fail to comply with a financial covenant or other restriction contained in the credit facilities, the indenture governing the second mortgage notes, the contemplated FF&E facility or any future financing agreements, an event of default could occur. An event of default could result in the acceleration of some or all of our indebtedness and the inability to borrow additional funds under the credit facilities and the contemplated FF&E facility. We would not have, and are not certain that we would be able to obtain, sufficient funds to repay our indebtedness if it is accelerated. These events could occur before or after completion of Le Rêve. If these events occurred before completion of Le Rêve, they would have a substantial negative impact on our ability to complete construction in accordance with our schedule or at all.

Risks Associated with New Operations

  Le Rêve has no operating history.

        We were formed principally to develop and operate Le Rêve. Le Rêve will be a new development and has no history of operations. Upon beginning operations, we will generate significant gaming receivables as a result of extending credit to our credit customers. These payments likely will be delayed, which will reduce our cash flow until the payment cycle is established. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to Le Rêve to make its operations profitable, either independently or as a whole.

        Le Rêve's operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

        We intend to lease approximately one-half of the retail space and enter into restaurant management agreements with respect to one or more of the restaurants in Le Rêve. We have, or currently are negotiating, letters of intent with certain well-known national retailers and restaurant operators. These letters of intent may not result in binding agreements between us and any retailers or restaurant operators, as the case may be. Furthermore, we may not be able to obtain the number or quality of retail tenants or restaurant operators for the retail and restaurant portions of Le Rêve that currently are planned. If we do not obtain tenants and operators in sufficient number or of sufficient quality, it could impair the competitive position of Le Rêve and affect our operating performance.

        The opening and operation of Le Rêve will be contingent upon the receipt of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations from the Nevada gaming and other governmental authorities, including findings of suitability with regard to our direct and indirect principal stockholders. See "—General Risks Associated with Our Business—Le Rêve is subject to extensive state and local regulation, and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business." The scope of approvals required to open Le Rêve is extensive and failure to obtain or maintain such approvals could prevent or delay the completion or opening of all or part of Le Rêve, or otherwise affect the design and features of Le Rêve and could materially and adversely affect our financial position and results of operations.

We will need to recruit a substantial number of new employees before Le Rêve opens and our employees may seek unionization.

        We will need to recruit a substantial number of new employees before Le Rêve opens and our employees may seek union representation. We cannot be certain that we will be able to recruit a sufficient number of qualified employees. Currently, Valvino is a party to five collective bargaining agreements with four different unions, which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate us to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. Unionization or pressure to unionize could increase our labor costs.

General Risks Associated with Our Business

Our casino, hotel, convention, retail and other facilities face intense competition.

        Casino/Hotel Competition.    The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Le Rêve also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than us.

        According to the Las Vegas Convention and Visitors Authority, there were approximately 94,277 hotel rooms on or around the Las Vegas Strip as of December 31, 2001. Competitors of Le Rêve will include resorts on the Las Vegas Strip, among which are Bally's Las Vegas, Bellagio, Caesars Palace, Harrah's Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton and Rio All-Suite Hotel & Casino. The Venetian has begun an expansion anticipated to consist of an approximately 1,000-room hotel tower on top of the resort's existing parking garage and approximately 150,000 square feet of additional meeting and conference space. The Venetian's expansion is expected to be completed by June 2003. In addition, Mandalay Bay Resort & Casino has announced that it will begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening date of October 2003. Mandalay Bay Resort & Casino also is expected to open a new convention and meeting complex in January 2003, and Caesars Palace is currently constructing an approximately 4,000-seat performing arts "Colosseum," which is scheduled to be completed in the first quarter of 2003.

        The construction and expansion of these properties during the time that Le Rêve is being constructed may affect the availability of construction labor and supplies, resulting in increased costs. We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Le Rêve would impair our financial condition and future results of operations.

        As noted elsewhere in this prospectus, Le Rêve will be different from many other Las Vegas resorts in that it will not focus on a highly themed experience. Instead, Le Rêve will offer an environment having a sophisticated, casually elegant ambiance. Le Rêve's environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Le Rêve and the attractions and amenities it offers to address new trends.

        Retail Competition.    Retail shops in Le Rêve will compete with retail malls in or near Las Vegas, including the Fashion Show Mall, which currently is undergoing a substantial remodeling and expansion, retail stores at Bellagio, The Forum Shops at Caesars Palace, The Grand Canal Shoppes at The Venetian, the Desert Passage at Aladdin Resort & Casino and other retailers in resorts on the Las Vegas Strip, all of which may attract customers away from Le Rêve's retail shops.

        Other Competition.    Le Rêve will also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution, allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California and in accordance with federal law. These gambling activities are permitted if (1) the governor of California and a Native American tribe reach an agreement on a compact, (2) the California legislature ratifies the compact and (3) the federal government approves the compact. The governor, the legislature and the federal government have approved many compacts. As a result, casino-style gaming is now legal on many tribal lands in California. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. See "Business—Gaming Market and Competition."

Because we may be entirely dependent upon one property for all of our cash flow, we will be subject to greater risks than a gaming company that is more geographically or otherwise diversified.

        If we do not develop the Macau opportunity, we do not expect to have material assets or operations other than Le Rêve for the foreseeable future. As a result, we will be entirely dependent upon Le Rêve for all of our cash flow. Although we own a parcel of approximately 20 acres of land located next to Le Rêve along Las Vegas Boulevard and the Le Rêve golf course land that will be available for future development should they be released from the liens under our credit facilities and second mortgage notes, we currently have no plans to develop these parcels. We will be subject to greater degrees of risk than a gaming company that is more geographically or otherwise diverse. The risks to which we will have a greater degree of exposure include the following:

  •
  local economic and competitive conditions;

  •
  inaccessibility due to inclement weather, road construction or closure of primary access routes;

  •
  changes in local and state governmental laws and regulations, including gaming laws and regulations;

  •
  natural and other disasters;

  •
  an increase in the cost of electrical power as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

  •
  a decline in the number of visitors to Las Vegas; and

  •
  a decrease in gaming and non-gaming activities at Le Rêve.

        Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to make payments on the second mortgage notes pursuant to the indenture, on borrowings under the credit facilities or the contemplated FF&E facility or with respect to our other debt.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities Le Rêve will offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon high-end credit customers, particularly international customers, factors resulting in a decreased propensity to travel internationally, like the terrorist attacks of September 11, could have a negative impact on our operations.

        In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        Also, the terrorist attacks of September 11 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. While we have obtained limited insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts for the next year, we may not be able to obtain like insurance for later periods. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

Le Rêve is subject to extensive state and local regulation and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business.

        The opening and operation of Le Rêve will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility are extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the facility or otherwise affect the design and features of Le Rêve. We do not currently hold any state and local licenses and related approvals necessary to conduct our planned gaming operations and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

        The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue, including the common stock sold pursuant to this prospectus, to file applications, be investigated and be found suitable to own Wynn Resorts' securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

        Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

        Wynn Resorts' articles of incorporation will provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock or other interests in its securities that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed reasonable by Wynn Resorts. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares, or if the closing price is not reported, the mean of the bid and asked prices, as quoted on the Nasdaq stock market or another generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects.

        Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, Inc., referred to as Aruze USA, which, immediately before the closing of this offering, will own 47.431% of Wynn Resorts' common stock. Under Nevada gaming regulations, any beneficial owner of more than 10% of Aruze Corp.'s voting securities must be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., referred to as Universal Distributing, a gaming machine manufacturer and distributor. Kazuo Okada and his son previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The pursuit of this proposed transfer of Universal Distributing was deferred pending resolution of the Japanese tax case. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the investigation of the proposed transfer of Universal Distributing including issues relating to the transactions involved in the above-described tax proceeding. These issues, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. If either of these bodies was to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Certain Relationships and Related Party Transactions—Stockholders Agreement" and "—Buy-Out of Aruze USA Stock."

        As described above, if Wynn Resorts, pursuant to its articles of incorporation, or Mr. Wynn, pursuant to the buy-out agreement described above, purchases the shares of Wynn Resorts' stock held by an unsuitable person or its affiliate, including Aruze USA, Wynn Resorts and/or Mr. Wynn may, in lieu of immediate payment of the purchase price, issue a promissory note. However, if the Nevada Gaming Commission were to find the unsuitable person or its affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that the person is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts or Mr. Wynn, and could determine not to approve the issuance of the promissory note to the unsuitable person or its affiliate. In such event, the Nevada Gaming Commission could order the unsuitable person or its affiliate to dispose of its voting securities within a prescribed period of time that may or may not be a sufficient period of time to dispose of the securities in an orderly manner. Depending upon the period of time for disposition required by the Nevada Gaming Commission, this could have a negative effect on the price of the stock of Wynn Resorts. In the event that the unsuitable person or its affiliate is unable or fails to dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require the unsuitable person or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

Our business will rely on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

        We expect that a significant portion of our table game revenue will be attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in the countries in which these customers reside could cause a reduction in the frequency of visits and revenue generated by these customers.

        We will conduct our gaming activities on a credit as well as a cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

        In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other states may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

        We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, we, as the owner of the property on which Le Rêve is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with the contamination.

        These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

        We believe that we have remediated all material environmental risks of which we are currently aware at the hotel site and on the existing golf course. However, in connection with constructing the new golf course, which will require significant grading, we may discover unforeseen environmental risks which we will need to incur costs to remediate. In addition, we will incur costs associated with asbestos removal from an existing office building in the event we decide to develop the 20-acre parcel of land located north of Le Rêve along Las Vegas Boulevard that will be available for future development should it be released from the liens under our credit facilities and the second mortgage notes. We may be required to incur significant costs to remediate these or other environmental hazards or to mitigate environmental risks.

The loss of management and other key personnel could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Stephen A. Wynn, the Chairman of the Board and one of the principal stockholders of Wynn Resorts. Although we plan to enter into employment agreements with some of our senior executives, including Stephen A. Wynn, Marc D. Schorr, Kenneth R. Wynn, John Strzemp, DeRuyter O. Butler and Marc H. Rubinstein, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, or if they are unable to devote sufficient attention to our operations, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified senior management personnel. See "Management."

        In addition, our officers, directors and certain key employees also will be required to file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. If the Nevada gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations.

        Until construction of Le Rêve is close to completion, we do not believe that we will require extensive operational management. Accordingly, we have kept and intend to keep our permanent staff at relatively low levels. We will be required to undertake a major recruiting and training program before Le Rêve opens. While we believe that we will be able to attract and retain a sufficient number of qualified individuals to operate Le Rêve on acceptable terms, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as more hotel casinos are opened. We cannot assure you that these employees will be available to us.

We will be subject to regulatory control by the Public Utilities Commission of Nevada.

        Desert Inn Improvement Co., a subsidiary of Wynn Resorts and its subsidiary, Desert Inn Water Company, provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the Desert Inn golf course. As a result, Desert Inn Improvement Co. is a public utility under Nevada law. The public utility status of Desert Inn Improvement Co. will impose regulatory restrictions on us. For example, if we decide to make changes to our ownership structure, such as in a merger or acquisition transaction or a significant stock issuance, or a sale of Aruze USA's shares of Wynn Resorts' common stock in the event that Aruze USA is found to be unsuitable to own such stock, we will likely be required to obtain the prior approval of the Public Utilities Commission of Nevada. We will also be required to obtain the prior approval of the Public Utilities Commission of Nevada to transfer ownership of Desert Inn Water Company to Wynn Resorts Holdings. We cannot assure you that these regulatory requirements will not delay or prevent us from entering into transactions or operating our business in a manner that might be beneficial to our stockholders.

The golf course land may be subject to restrictions which could prevent us from constructing the new golf course in accordance with our current plans and may inhibit future development of that land.

        We intend to construct the new golf course on a 137-acre parcel of land located behind the hotel. Valvino acquired a portion of this parcel in connection with our purchase of the Desert Inn Resort & Casino and acquired the remainder when it purchased the residential lots located in the interior of, and some, but not all, of the lots around the former Desert Inn golf course. The residential lots, previously known as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then. We believe that these conditions, covenants and restrictions were terminated in accordance with Nevada law in June 2001. However, some of the remaining homeowners have brought a lawsuit against Valvino challenging, among other things, the termination of the covenants, conditions and restrictions. If the plaintiffs prevail on their claims and the conditions, covenants and restrictions remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course.

        In addition, at least two of the homeowners have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. If the plaintiffs prevail on this claim, any future development of the golf course parcel for an alternative use may be restricted. Valvino is vigorously contesting the homeowners' claims and will continue to do so. See "Business—Legal Proceedings."

Risks Associated with our Macau Opportunity

We may not be able to construct and operate casinos in Macau.

        Currently, we are negotiating a concession agreement with the Macau government that would permit us to construct and operate one or more casinos in Macau. This opportunity is highly contingent because, among other things, we must first:

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  reach an agreement with the Macau government on the terms of the concession;

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  acquire the rights to use suitable parcels of land in satisfactory locations in Macau on which to build casinos;

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  be found suitable in terms of background, business experience, associations and reputation;

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  obtain all required licenses; and

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  attract qualified management, key personnel and employees to operate the casinos.

        Moreover, we would need to obtain the necessary financing to fund the development, design and construction of any casino or casinos in Macau. We contemplate that this financing would involve incurring indebtedness or offering equity in our foreign subsidiaries. We cannot assure you that we would be able to obtain this financing on acceptable terms or at all. As a result of these factors, you should not rely on the potential opportunity to build one or more casinos in Macau in deciding to purchase our securities.

If we build and operate one or more casinos in Macau, we will be subject to considerable risks, including risks related to Macau's untested regulatory scheme.

        If we are able and decide to open one or more casinos in Macau, our operations will be subject to unique risks, including risks related to Macau's untested regulatory scheme. In light of the untested regulatory regime, we may need to develop new operating procedures which are different from those used in domestic casinos. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of our concession or other required licenses or otherwise negatively affect our operations there. Moreover, we would be subject to the risk that Macau's gaming regulatory regime will not develop in a way that would permit us, as a United States' gaming operator, to conduct our operations there in a manner consistent with the way in which we intend, or the Nevada gaming authorities require us, to conduct our operations in the United States.

        The success of our operations in Macau would also depend on political and economic conditions in Macau. In December 1999, after 450 years of Portuguese control, Portugal returned Macau to the Chinese administration. The People's Republic of China reestablished Macau as a special administrative region. As a result of this change in control, Macau's legislative, regulatory, legal, economic and cultural institutions are in a period of transition. We cannot predict how these systems and cultural institutions will develop or how they would affect any gaming business we would conduct in Macau.

        If we enter into a concession agreement with the Macau government and construct and operate one or more casinos in Macau, our foreign operations will be subject to significant political, economic and social risks inherent in doing business in an emerging market such as China. For example, fiscal decline and civil, domestic or international unrest in Macau, China or the surrounding regions could significantly harm our business there, not only by reducing customer demand for a casino resort of the kind we would operate in Macau, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions that may impede our ability to repatriate funds. Some of the other risks involved in operating a business in Macau include:

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  the possible taking of our property without payment of fair compensation;

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  restrictions on foreign partnerships and alliances, foreign ownership and/or possible discrimination against foreign-owned business;

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  delayed implementation of effective controls on criminal organizations;

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  potential conflicts between local and national governments;

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  diversion of management's attention away from business concerns; and

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  risks associated with obtaining project financing.

        Any potential investment in Macau could be jeopardized by future developments, and we cannot assure you that activities we may plan in Macau will be permitted or feasible.

        The Macau government has agreed to grant concessions to operate casinos to three companies. One of the three concessions has been awarded to Sociedade de Jogos de Macau, referred to as SJM, the company owned by Mr. Stanley Ho. Mr. Ho previously held a monopoly franchise through another entity to conduct the only gaming operations in Macau. SJM will have the benefit of being the established gaming enterprise already in existence at eleven locations. Galaxy Casino Co. Ltd., which has entered into a management agreement with the operators of The Venetian in Las Vegas, has been awarded a provisional concession to negotiate an agreement for another concession to operate casinos in Macau. As a result, our foreign gaming business would compete with businesses operated by the two other casino licensees in Macau described above. In addition, the Macau government may award additional concessions in the future. In this event, we will face increased competition.

        Due to Macau's location on the South China Sea, our gaming facilities there would be subject to risks related to extreme weather conditions. Macau's subtropical climate is known for severe weather conditions such as typhoons and heavy rainstorms. Unfavorable weather conditions could negatively affect the profitability of our casino resorts by disrupting our ability to timely construct our casino projects and by preventing guests from traveling to Macau.

        Our potential investment in Macau would be made through a number of domestic and foreign majority-owned entities. Although we believe that transfers to these entities of the assets and stock of Wynn Resorts (Macau), S.A., can be accomplished on a tax-free basis, there is a risk that the Internal Revenue Service could assert that any appreciation in the transferred assets or its stock is currently taxable.

        Finally, we are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on us.

If we are granted a concession to build and operate one or more casinos in Macau, certain Nevada gaming laws would apply to our planned gaming activities and associations in Macau.

        Certain Nevada gaming laws also apply to gaming activities and associations in jurisdictions outside the State of Nevada. If we develop our opportunity in Macau, we will be required to comply with certain reporting requirements concerning our proposed gaming activities and associations occurring in Macau. We also will be subject to disciplinary action by the Nevada Gaming Commission if we:

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  knowingly violate any Macau laws relating to our Macau gaming operation;

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  fail to conduct the Macau operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

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  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

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  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

        In addition, if the Nevada State Gaming Control Board determines that any of our actual or intended activities or associations in Macau may be prohibited pursuant to one or more of the standards described above, the Nevada State Gaming Control Board can require us to file an application with the Nevada Gaming Commission for a finding of suitability of the activity or association. If the Nevada Gaming Commission finds that the activity or association in Macau is unsuitable or prohibited, we will either be required to terminate the activity or association, or we will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that our gaming activities or associations in Macau are unsuitable, we may be prohibited from undertaking our planned gaming activities or associations in Macau, or be required to divest our investment in Macau on unfavorable terms.

If we are able and decide to build one or more casinos in Macau, the value of our investment will vary depending on changes in the currency exchange rate between the U.S. dollar and foreign currencies, including the Macau pataca.

        If we are able and decide to build one or more casinos in Macau, the value of our investment will partially depend on the currency exchange rate between the U.S. dollar and local currencies of countries in the region, including Macau's local currency, the pataca. Accordingly, we may experience economic loss and a negative impact on our earnings with respect to our holdings in Macau solely as a result of foreign currency exchange rate fluctuations, which could include foreign currency devaluations against the dollar. Although Macau does not currently restrict the removal or conversion of foreign or local currency, we cannot assure you that this policy will continue.

Risks Related to the Offering

The price of our common stock after this offering may be lower than the offering price you pay and may be volatile.

        Before this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

        Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. In addition, if Wynn Resorts is required by the Nevada gaming regulators to purchase securities owned or controlled by an unsuitable person or its affiliate, including Aruze USA, we may fund this purchase by the resale of all or some of these securities in a secondary offering. Immediately following the completion of this offering, Aruze USA will hold    % of our issued and outstanding common stock. A sale of all or some of Aruze USA's shares in a secondary offering could significantly reduce the market price of the common stock.

        All of the outstanding shares of common stock belonging to officers, directors and other stockholders are currently "restricted securities" under the Securities Act. Up to                    shares are eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock.

Wynn Resorts has never paid dividends, does not intend to pay dividends in the foreseeable future and may not pay dividends to any unsuitable person or its affiliates.

        Wynn Resorts has never paid dividends and does not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, to use in our growth and ongoing operations. In addition, Wynn Resorts is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries' ability to provide funds to it. However, the terms of our credit facilities, our contemplated FF&E facility and the indenture governing the second mortgage notes will restrict Wynn Resorts' subsidiaries' ability to provide funds to it for the payment of dividends. See "Description of Certain Indebtedness." Our board of directors has the authority to issue one or more series of preferred stock without action of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Wynn Resorts' articles of incorporation also will prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

The officers, directors and substantial stockholders of Wynn Resorts may be able to exert significant control over its future direction.

        After this offering, Mr. Wynn, Wynn Resorts' Chairman of the Board, and Aruze USA will own approximately    % and    %, respectively, of Wynn Resorts' outstanding common stock. As a result, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions.

        In addition, Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. Under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which two will be independent directors, and the remaining members of which will be designated by Aruze USA.

        As a result of this voting arrangement, Mr. Wynn may, as a practical matter, control Wynn Resorts' board of directors. The stockholders agreement will continue to be in effect after the completion of this offering. The concentration of ownership and representation on Wynn Resorts' board of directors may delay, prevent or deter a change in control, could deprive Wynn Resorts' stockholders of an opportunity to receive a premium for their common stock as part of a sale of Wynn Resorts or its assets and might reduce the market price of Wynn Resorts' common stock. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Party Transactions—Stockholders Agreement."

Investors will incur immediate and substantial dilution in the book value of their investment.

        We expect the initial public offering price to be substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $            per share, based on an assumed initial public offering price of $            per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus. This means that if we were to be liquidated immediately after the offering, there may be no assets available for distribution to you after satisfaction of all of our obligations to creditors.

Our anti-takeover provisions or provisions of Nevada law could prevent or delay a change in control of Wynn Resorts, even if a change of control would benefit our stockholders.

        Provisions of our articles of incorporation and bylaws, as they will be in effect at the completion of this offering, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control of Wynn Resorts, even if a change in control would benefit our stockholders. These provisions will:

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  classify our board of directors so that only one-third of the directors are elected each year;

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  authorize our board of directors to issue "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

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  eliminate the ability of holders of our common stock to call special meetings of stockholders;

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  prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders;

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  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

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  require a super-majority stockholders' vote to approve mergers, conversions or share exchanges or sales of all or substantially all of our assets; and

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  require a super-majority directors' approval of the sale of all or substantially all of our assets.

        In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain publicly held Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain publicly held Nevada corporations, which we expect will include Wynn Resorts, in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. See "Description of Capital Stock—Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions—Nevada Control Share Laws."

        After we become a registered company under Nevada's gaming laws, we must obtain approval of the Nevada Gaming Commission with respect to changes in control. A person that seeks to acquire control of a registered company must satisfy the Nevada gaming authorities before assuming control of a registered company. The Nevada gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with a person proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction. See "Regulation and Licensing—Approval of Changes in Control."

        Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of,

the corporation. See "Description of Capital Stock—Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate."

We may redeem your shares due to regulatory considerations, either as required by gaming authorities or in our discretion.

        Our articles of incorporation grants us the power to redeem our securities or the securities of our affiliated companies from a person who owns or controls these securities if:

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  that person is determined by a governmental gaming authority to be unsuitable to own or control these securities; or

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  in the sole discretion of our board of directors, that person is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct gaming activities.

        Under the foregoing circumstances, we may redeem, and if required by the applicable gaming authority, must redeem, that person's securities to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be determined by the gaming authority or otherwise will be a price deemed reasonable by us, which in our discretion could be the original purchase price of the securities. However, unless the gaming authority requires otherwise, the redemption price will in no event exceed the closing trading price of the securities on the date of the redemption notice. Furthermore, we will pay the redemption price in cash, by promissory note, or both, as required by the gaming authority or otherwise as we elect.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "believe," "expect," "anticipate," "estimate," "intend," "plan," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of these statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

  •
  statements relating to our business strategy;

  •
  statements relating to our development, construction and operation of Le Rêve;

  •
  expectations concerning future operations, margins, profitability, liquidity and capital resources; and

  •
  our current and future plans, including the opportunity to develop one or more casinos in Macau.

        These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

  •
  risks associated with entering into a new venture and new construction, including our ability to construct and open Le Rêve on time and on budget;

  •
  competition and other planned construction in Las Vegas;

  •
  uncertainty of casino spending and vacationing in hotel casino resorts in Las Vegas;

  •
  occupancy rates and average room rates in Las Vegas;

  •
  demand for high-end, entertainment-related hotel and destination casino resorts and changing resort preferences among high-end customers;

  •
  domestic and global economic, credit and capital market conditions;

  •
  leverage and debt service obligations, including sensitivity to fluctuations in interest rates;

  •
  our dependence on existing management;

  •
  applications for licenses and approvals under applicable laws and regulations, including gaming laws and regulations;

  •
  changes in gaming laws or regulations, including the legalization or expansion of gaming in certain jurisdictions;

  •
  changes in federal or state tax laws or the administration of these laws;

  •
  regulatory or judicial proceedings; and

  •
  the consequences of any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001.

USE OF PROCEEDS

        We expect to receive approximately $             million in net proceeds from the sale of shares of our common stock in this offering based on the sale of             million shares at an assumed initial public offering price of $            per share, the mid-point of the initial public offering price range set forth on the cover of this prospectus. If the underwriters exercise their over-allotment option in full, we expect our net proceeds to be approximately $             million.

        Concurrent with this offering, we expect that our wholly owned subsidiaries, Wynn Las Vegas and Wynn Capital, will jointly offer $350 million in aggregate principal amount of second mortgage notes. We expect to receive approximately $         million in net proceeds from the issuance of the second mortgage notes.

        We expect to receive an aggregate of approximately $             million from both offerings, without giving effect to the exercise of any over-allotment options.

        We intend to use our existing cash and the net proceeds from the common stock and second mortgage note offerings, together with the borrowings under a $750 million revolving credit facility and $250 million delay draw term loan facility, for which we have obtained commitments to develop, construct, furnish and open Le Rêve, which is scheduled to open in March 2005. We also expect to enter into an agreement for a $150 million FF&E facility. However, because we have not yet obtained a commitment for the FF&E facility, the terms of the anticipated FF&E facility are not yet known. We expect that the funds provided by these sources and available cash will be sufficient to develop, design, construct and commence operations of Le Rêve and to pay interest on borrowings under our credit facilities, our contemplated FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. See "Risk Factors—Risks Associated with Our Construction," "Risk Factors—Risks Related to Our Substantial Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

        If the underwriters exercise their over-allotment option, any additional net proceeds to us will be used to provide additional liquidity for our construction and debt service expenses and for our working capital needs, as well as to fund our Macau project if we are able to capitalize on that opportunity. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term highly-rated securities.

        One of our subsidiaries, a special purpose subsidiary formed to be bankruptcy-remote, will be providing a $50 million completion guaranty in connection with the construction and opening of Le Rêve. We will contribute $50 million of the net proceeds of this offering to that subsidiary to support its obligations under the completion guaranty. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the lenders under our credit facilities and second mortgage note holders to secure the completion guaranty, to be applied to the costs of the project, as the lenders under our credit facilities determine in accordance with the disbursement agreement. These funds will not be available to us until Le Rêve is completed and opens, at which time any amounts then remaining in the account will be released to us.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a separate liquidity reserve account and pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project. Until the opening of Le Rêve, these funds may be applied to the costs of Le Rêve, as the lenders under our credit facilities determine in accordance with the disbursement agreement. Following the opening of Le Rêve, these funds will be available to meet our working capital needs in connection with the operation of Le Rêve. Any remaining funds will not be released to us for any other purposes until we have met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve.

        The estimated sources and uses of funds to design, construct, develop, equip and open Le Rêve and for our other operations are as follows (1):

Sources (in millions)		Uses (in millions)
Revolving credit facility (2) (3)	$747.0	Construction costs:
Delay draw term loan facility (2)	250.0	Marnell Corrao contract (9)	$901.9
FF&E facility (4)	150.0	Interior design, related FF&E,
Second mortgage notes	350.0	signage and electronic
Other long-term debt (5)	28.5	systems	295.4
Equity contributions (6)	941.1	Design and engineering fees	64.2
Interest Income (7)	27.9	Golf course construction	21.5
Other Income (8)	4.4	Parking garage	11.5
		Government approvals & permits	13.4
		Insurance (10)	12.6
		Miscellaneous capital projects	23.6
		Course of construction utilities & security	6.3
		Remaining contingency (11)	24.6

		Total construction costs		$1,375.0
		Land and buildings (12)		318.5
		Capitalized interest and commitment fees (3)		251.1
		Pre-opening costs		139.8
		Owner-acquired FF&E (13)		121.2
		Transaction fees and expenses:
		Debt issuance fees	48.1
		Equity issuance fees	24.9

		Total transaction fees and expenses		73.0
		Construction completion guarantee		50.0
		Aircraft acquisition (14)		38.0
		Working capital needs at opening (15)		35.5
		Liquidity maintenance reserve		30.0
		Entertainment production costs (16)		24.0
		Investment in Macau (17)		23.3
		Various other expenditures (18)		11.1
		Pre-opening principal and interest payments on aircraft		8.4

Total Sources	$2,498.9	Total Uses		$2,498.9

(1)
We believe that the construction budget for Le Rêve is reasonable. However, given the risks inherent in the construction process, it is possible that design, construction, development, equipping and opening costs for Le Rêve could be significantly higher. See "Risk Factors—Risks Associated with Our Construction." This sources and uses table assumes that the financing transactions, including this offering, close on September 30, 2002. The budget for Le Rêve includes interest and commitment fees on our debt facilities for four months after our scheduled opening date.

(2)
We have entered into a commitment letter with Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC for the provision of a $750 million revolving credit facility and a $250 million delay draw term loan facility. We expect these facilities to close concurrently with the closing of this offering. However, the availability of these funds is subject to negotiation and execution of definitive agreements. The revolving credit facility matures six years from the closing date and the delay draw term loan will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing.

  We may draw funds on a revolving basis under the revolving credit facilities over a six year period from the closing for the purpose of financing the development and construction of Le Rêve, to pay related fees and expenses and, following completion of Le Rêve, for general corporate purposes of Wynn Las Vegas and its restricted subsidiaries. Under the delay draw term loan, we may draw funds under one or more term loans no more frequently than once per month for two years after the closing for the purpose of financing the development and construction of Le Rêve, including pre-opening costs and related fees and expenses. Term loans, once repaid, may not be reborrowed.

  We anticipate that we will begin to draw down funds under these facilities, subject to satisfaction of the conditions in the disbursement agreement, approximately 16-19 months after the closing. We anticipate that we will draw down approximately $747 million under the revolving credit facility to fund construction, development, equipping and opening of Le Rêve. At such time as the total extensions of credit under the revolving credit facility equal or exceed $200 million, two of the three lead agents under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we and the administrative agent and the syndication agent can agree.

(3)
This table assumes that our senior secured indebtedness will initially have a rating lower than BB- and Ba3 by Standard & Poor's Rating Group and Moody's Investors Service, Inc., respectively. If both initial ratings are equal to or higher than these ratings, then the interest rates and commitment fees would decrease such that the capitalized interest and commitment fees shown above would decrease by approximately $10.8 million, and there would be a corresponding decrease in the revolving credit facility draw downs to fund such payments. Capitalized interest for our credit facilities and FF&E facility has been computed based on current market projections of the LIBOR rate ranging from 2% to 4%, plus the applicable margin.

  This table also assumes that the final construction cost payments are made four months after the opening of Le Rêve to cover capitalized interest and commitment fees that will continue to accrue for four months after the anticipated opening.

(4)
We are seeking commitments from lenders to provide a $150 million FF&E facility. As such, the availability of these funds is subject to negotiation and execution of definitive agreements once we reach an agreement in principle with an FF&E lender.

(5)
Consists of a loan from Bank of America, N.A. to our subsidiary, World Travel, LLC, secured by a Bombardier Global Express aircraft. Valvino acquired World Travel from Mr. Wynn and has guaranteed this loan. The loan calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements."

(6)
Equity contributions include Valvino member net contributions of approximately $586.1 million, after giving effect to the contribution of $1.2 million in cash to Valvino by the Kenneth R. Wynn Family Trust in exchange for membership interests in Valvino, and anticipated gross proceeds from this offering of $355 million. It also includes the conversion into equity of approximately $2.3 million in accrued interest on loans made to Valvino by Mr. Wynn.

(7)
Represents interest earned at the estimated LIBOR rate on our estimated cash balance through the period four months following the scheduled opening of the project. Estimates of the LIBOR rate are based on current market projections of the LIBOR rate ranging from 2% to 4%. Interest income shown is the gross amount of our projected interest income, and is not reduced for any projected taxes. Depending on the extent to which our expenses must be capitalized into the construction project rather than deducted currently, we may owe corporate income tax on our interest income. In addition, because of the large percentage of our outstanding stock that will be owned directly or indirectly by a small number of individuals, our interest income may also be subject to federal personal holding company taxes during the period before Le Rêve commences operations.

(8)
Consists of net income from incidental operations, including operation of the golf course through March 31, 2002 and the collection of accounts receivable following the acquisition of the previous facility at the site.

(9)
Represents the guaranteed maximum price of construction of Le Rêve under the construction contract, which in turn provides for adjustments to this number under some circumstances. This amount includes an owner's contingency amount of approximately $7.6 million. The construction contract contains financial incentives for Marnell Corrao to complete Le Rêve before the deadline set forth in the construction contract, as well as liquidated damages payable to us for certain unexcused delays. See "Business—Construction Contracts—Construction of the Hotel/Casino—Early or Late Completion." The guaranteed maximum price under the construction contract is subject to adjustment under various circumstances which could increase our costs. See "Risk Factors—Risks Associated with Our Construction."

(10)
Represents estimated insurance costs for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance.

(11)
Represents the owner-contingency with respect to the portions of the project not covered by the construction contract.

(12)
Represents amounts already spent to acquire land (including the golf course land), buildings and water rights.

(13)
Represents amounts to be spent by us in acquiring, among other things, slot machines, other gaming equipment, computers, plates, glassware, linen and other kitchen and hotel supplies.

(14)
Represents the purchase price of our corporate aircraft, of which approximately $9.5 million was paid in cash at the outset and the balance was represented by a loan from Bank of America, N.A. See footnote (5) above.

(15)
Represents the operating cash needed to open Le Rêve, including purchasing the initial retail inventory and food and beverage inventory.

(16)
Represents the cost of creating, designing and producing the Franco Dragone water show.

(17)
Represents expenditures in connection with negotiation of the Macau concession agreement, including a capital contribution required by Macau law of approximately $22.5 million.

(18)
Consists primarily of operating costs of the previous facility at the site before closure of that facility and facility closure expenditures.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the design, construction and opening of Le Rêve and to otherwise fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. In addition, we expect that our credit facilities, our contemplated FF&E facility and the indenture governing the second mortgage notes will place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors, including the provisions of the Nevada Revised Statutes which govern corporations. The Nevada Revised Statutes generally provide that distributions may not be made if after any distribution we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy the preferential rights of stockholders if we were dissolved at the time of the distribution. Our board of directors has the authority to issue one or more series of preferred stock without actions of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Upon the consummation of this offering, Wynn Resorts' articles of incorporation will also prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock, and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

CAPITALIZATION

        The following table sets forth Wynn Resorts' capitalization as of March 31, 2002:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect on the closing date of this offering to the sale of            shares of Wynn Resorts' common stock in this offering at an assumed initial public offering price of $                  per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, the expected concurrent sale of $350 million in aggregate principal amount of the second mortgage notes and the intended application of the net proceeds of both offerings; and

  •
  on an as adjusted basis once all of the funding under the revolving credit facility, the delay draw term loan, the second mortgage note offering and the contemplated FF&E facility necessary for the construction of Le Rêve has occurred. We have assumed that approximately $747 million of the $750 million revolving credit facility will be drawn for the construction of Le Rêve.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

	As of March 31, 2002 (in millions)
	Actual	As Adjusted for the Common Stock and Second Mortgage Note Offerings	As Adjusted to Reflect All Borrowings Necessary to Construct Le Rêve
Long-Term Debt:
Revolving credit facility(1)(2)	—	—	$747.0
Delay draw term loan facility(1)	—	—	250.0
FF&E facility(3)	—	—	150.0
Second mortgage notes	—	$350.0	350.0
Other long-term debt(3)	$0.3	0.3	0.3

Total Long-Term Debt	0.3	350.3	1,497.3
Stockholders' Equity	381.9	712.0	885.5	(4)

Total Capitalization	$382.2	$1,062.3	$2,382.8

(1)
We have entered into a commitment letter with Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC for the provision of a $750 million revolving credit facility and a $250 million delay draw term loan facility. We expect these facilities to close concurrently with the closing of this offering. However, the availability of these funds is subject to negotiation and execution of definitive agreements, the progress of construction and other customary conditions for facilities of this kind. The revolving credit facility matures six years from the closing date and the delay draw term loan will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing.

  We may draw funds on a revolving basis under the revolving credit facilities over a six year period from the closing for the purpose of financing the development and construction of Le Rêve, to pay related fees and expenses and, following completion of Le Rêve, for general corporate purposes of Wynn Las Vegas and its restricted subsidiaries. Under the delay draw term loan, we may draw funds under one or more term loans no more frequently than once per month for two years after the closing for the purpose of financing the development and construction of Le Rêve, including pre-opening costs and related fees and expenses. Term loans, once repaid, may not be reborrowed.

  We anticipate that we will begin to draw down funds under these facilities, subject to satisfaction of the conditions in the disbursement agreement, approximately 16-19 months after the closing of this offering. We anticipate that we will draw down approximately $747 million under the revolving credit facility to fund construction, development, equipping and opening of Le Rêve. At such time as the total extensions of credit under the revolving credit facility equal or exceed $200 million, two of the three lead agents under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we, the administrative agent and syndication agent can agree.

(2)
This table assumes that the indebtedness under our credit facilities will initially have a rating lower than BB- and Ba3 by Standard & Poor's Rating Group and Moody's Investors Service, Inc., respectively. If both initial ratings are equal to or higher than these ratings, then the interest rates and commitment fees would decrease and there would be a corresponding decrease of approximately $10.8 million in the revolving credit facility draw downs to fund such payments.

(3)
We are seeking commitments from lenders to provide a $150 million FF&E facility. As such, the availability of these funds is subject to negotiation and execution of definitive agreements once we reach an agreement in principle with an FF&E lender. Because we have not yet obtained a commitment for the anticipated FF&E facility, the terms of the FF&E facility are not yet known. Other long-term debt also does not include a $28.5 million loan incurred by World Travel for the acquisition of a Bombardier Global Express aircraft. Valvino assumed this loan in May 2002 when it acquired World Travel. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements."

(4)
Includes cash capital contributions made in April 2002 by Mr. Wynn, Aruze USA and Baron Asset Fund totaling approximately $172.3 million and a cash contribution expected to be made before the closing of this offering by the Kenneth R. Wynn Family Trust of approximately $1.2 million.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock upon completion of this offering.

        The net tangible book value of our common stock on            , 2002 was $                                million, or approximately $            per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of shares in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at            , 2002 would have been approximately $    million, or $            per share. This represents an immediate increase in net tangible book value of $                                    per share to existing stockholders and an immediate dilution in net tangible book value of $                        per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share at , 2002	$
Increase per share attributable to this offering	$
Pro forma net tangible book value per share after this offering		$
Dilution in pro forma net tangible book value per share to new investors		$

        The following table summarizes, on a pro forma adjusted basis, as of            , 2002, the total number of shares of Wynn Resorts' common stock, the total consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering, calculated before deducting the estimated underwriting discounts and commissions and offering expenses:

	(in millions)
	Shares Purchased		Total Consideration
						Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders			$652.9	(1)
New investors
Total

(1)
Includes the contribution by Mr. Wynn in April 2002 of his interest in Wynn Resorts (Macau), S.A., which was valued at approximately $56 million by the parties in the negotiation of the contribution of Mr. Wynn's interest. See "Principal Stockholders and History of Wynn Resorts, Limited—History of Wynn Resorts."

        The preceding discussion and tables assume no exercise by the underwriters of their over-allotment option.            shares are reserved for issuance under our stock incentive plan. To the extent the over-allotment option is exercised, or any shares under the stock incentive plan are issued, there may be further dilution to new investors.

PRINCIPAL STOCKHOLDERS AND HISTORY OF WYNN RESORTS

Principal Stockholders

        Stephen A. Wynn.    From 1973 until 2000, Mr. Wynn served as the Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. Mr. Wynn has more than thirty years of experience in the gaming, hotel and tourism industries as a designer, developer and operator of hotel casino resorts. During his tenure, he led the design and development of the following five hotel casino resorts properties at a construction cost of more than $4.1 billion: Bellagio, The Mirage, Treasure Island at The Mirage, Atlantic City Golden Nugget and Beau Rivage in Biloxi, Mississippi. Mr. Wynn also worked to redesign and expand several other hotel casino resort properties, such as the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        The hotel casino resorts created by Mirage Resorts during Mr. Wynn's tenure are each marked by unique features. In 1989, Mr. Wynn oversaw the creation of the first mega-resort in Las Vegas with the introduction of The Mirage. The Mirage is based on a South Seas theme and features a fifty-four foot "active" volcano, a dolphin habitat and an illusionist show performed by Siegfried and Roy. The Caribbean-inspired Treasure Island at The Mirage, built in 1993, features a pirate village with full-scale replicas of a pirate ship and British frigate, which engage in a special effects battle. Bellagio, a European-style luxury resort completed in 1998, is marked by its eight-acre lake of dancing fountains inspired by Lake Como of Northern Italy, as well as the show "O" produced and performed by the Cirque du Soleil organization.

        Under Mr. Wynn, Mirage Resorts was ranked as the second most admired company in the United States in the March 3, 1997 issue of Fortune magazine. In that issue, Fortune magazine also ranked Mirage Resorts as the fourth best company in the United States in quality of management. During Mr. Wynn's tenure, Mirage Resorts was successful in attracting and retaining top quality employees; Mirage Resorts grew to approximately 30,000 employees by 2000. In 2000, Mirage Resorts was sold to MGM Grand, Inc. for approximately $6.4 billion.

        Aruze USA.    Aruze USA, a Nevada corporation, is a wholly owned subsidiary of Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software. As of June 13, 2002, Aruze Corp. had a market capitalization of approximately ¥256 billion, or approximately $2 billion. Kazuo Okada, who founded Aruze Corp. in 1969, now holds a controlling interest in Aruze Corp. and serves as its president. Aruze Corp. is a Japanese corporation traded on the JASDAQ system (NASDAQ Japan). After beginning his career in the juke box and pachinko machine businesses, Mr. Okada continued his business pursuits in the gaming machine manufacturing industry and is credited with creating the pachislot machine. Unlike a typical slot machine, where the reels stop on their own after the player pulls the machine's "arm" to start the rotation of the reels, a pachislot machine player stops each individual reel by pushing a button in front of that reel. The pachislot machine has grown to be very popular in Japan. To date, Aruze Corp. has sold more than 1 million pachislot machine units. Aruze Corp. is now the largest manufacturer of pachislot machines in Japan and holds a significant share of Japan's pachislot machine market in terms of annual sales.

        Baron Asset Fund.    Baron Asset Fund, a Massachusetts business trust, is comprised of four fund series, each of which is a publicly traded registered mutual fund managed by

BAMCO, Inc., a New York corporation. Together, these fund series hold total assets equal to almost $5 billion. Baron Asset Fund holds shares of Wynn Resorts on behalf of two of the fund series: the Baron Asset Fund Series and the Baron Growth Fund Series. Ron Baron is the Chairman and Chief Executive Officer of Baron Asset Fund and BAMCO.

History of Wynn Resorts

        On April 21, 2000, Mr. Wynn organized Valvino Lamore, LLC, a Nevada limited liability company, referred to as Valvino. Initially, Mr. Wynn was the sole member of Valvino. On June 23, 2000, Valvino acquired the former Desert Inn Resort & Casino in Las Vegas, Nevada from Starwood Hotels & Resorts Worldwide, Inc., including the Desert Inn Resort & Casino golf course and some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course, for approximately $270 million in cash. In connection with that transaction, Valvino and its subsidiaries also acquired approximately 985 acre-feet of certificated water rights to be used for the golf course and the Le Rêve lake. In addition to acquiring the assets of the Desert Inn Resort & Casino, Valvino assumed all of its liabilities and, to the extent assignable, all of its contracts. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former Desert Inn golf course for a total of $47.8 million, bringing the size of the parcel to approximately 212 acres. On August 28, 2000, Valvino closed the hotel and casino at the Desert Inn Resort & Casino site, and has since been engaged primarily in the development of a new resort hotel and casino on the site. Between April of 2000 and September of 2000, Mr. Wynn made equity contributions to Valvino in an aggregate amount of approximately $220.7 million.

        On June 15, 2000, Mr. Wynn loaned Valvino $100 million at an interest rate of 7.875% per year. Pursuant to the Amended and Restated Operating Agreement, dated October 3, 2000, $70 million of this loan was repaid on October 10, 2000 out of the proceeds of Aruze USA's initial capital contribution to Valvino. The remaining approximately $32.3 million balance of this loan, including accrued interest, was converted to equity as a member contribution. On July 11, 2000, Valvino used proceeds from a $125 million loan agreement it entered into with Deutsche Bank Securities Inc., as Lead Arranger, and Bankers Trust Company, as Administrative Agent, to make an approximately $110.5 million equity distribution to Mr. Wynn. The Deutsche Bank loan was repaid in full on October 10, 2000 with proceeds of Aruze USA's initial capital contribution to Valvino.

        On October 3, 2000, Aruze USA, a Nevada corporation, contributed $260 million in cash ($250 million net of finders fee) to Valvino in exchange for 50% of the membership interests in Valvino and was admitted as a member of Valvino. Mr. Wynn was designated as, and remains, the managing member of Valvino.

        On April 16, 2001, Baron Asset Fund, a Massachusetts business trust, contributed $20.8 million in cash ($20 million net of fees) to Valvino in exchange for approximately 3.70% of the membership interests in Valvino and was admitted as a member of Valvino. Immediately following the admission of Baron Asset Fund, Mr. Wynn and Aruze USA each owned approximately 48.15% of the membership interests in Valvino.

        In April 2002, Mr. Wynn, Aruze USA and Baron Asset Fund each made the following further capital contributions to Valvino:

  •
  Mr. Wynn contributed approximately $32 million in cash plus his interest in Wynn Resorts (Macau), S.A., which holds a provisional concession to negotiate with the government of Macau a concession agreement permitting the construction and operation of one or more casinos in Macau. Mr. Wynn did not have an obligation to contribute his interest in Wynn Resorts (Macau), S.A., to Valvino. This interest was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Resorts (Macau), S.A., in connection with the negotiation of the concession agreement and other development activities in Macau. Minority partners currently hold approximately 10% of the ownership interest in Wynn Resorts (Macau), S.A., and, ultimately, are expected to hold approximately 20% of such ownership interest;

  •
  Aruze USA contributed an additional $120 million in cash; and
  •
  Baron Asset Fund contributed an additional approximately $20.3 million in cash.

Immediately following those additional capital contributions, Mr. Wynn and Aruze USA each owned 47.5% of the membership interests in Valvino, and Baron Asset Fund owned 5% of the membership interests in Valvino. The percentage of membership interests held by Baron Asset Fund are held by it on behalf of two series of Baron Asset Fund: (1) the Baron Asset Fund Series, on whose behalf approximately 3.65% of the membership interests in Valvino are held, and (2) the Baron Growth Fund Series, on whose behalf approximately 1.35% of the membership interests in Valvino are held.

        On June 10, 2002, Mr. Kenneth R. Wynn entered into an agreement to contribute $1.2 million in cash to Valvino in exchange for 0.146% of the outstanding membership interests in Valvino. We expect that Mr. Kenneth R. Wynn will make this contribution before the consummation of this offering. Unless otherwise indicated, the information in this prospectus gives effect to such contribution.

        On June 3, 2002, and in preparation for this offering, Wynn Resorts was incorporated in Nevada, and before the consummation of this offering, all of the members of Valvino will contribute their membership interests in Valvino to Wynn Resorts in exchange for the number of shares of Wynn Resorts set forth below. Percentage ownership is based on                          shares of common stock outstanding as of            , 2002, after giving effect to the acquisition by Mr. Kenneth R. Wynn of membership interests in Valvino and the contribution of all membership interests in Valvino to Wynn Resorts, but before giving effect to the shares being issued in Wynn Resorts' initial public offering.

	Beneficial Ownership of Common Stock
Name
	Shares	Percent
Stephen A. Wynn		47.431%
Aruze USA, Inc.		47.431%
Baron Asset Fund		4.992%
Kenneth R. Wynn Family Trust		0.146%

Total		100.00%

        Upon the completion of the offering, we intend to grant awards of        shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, William Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. We also intend to grant an award of        shares of restricted stock outside of the 2002 stock incentive plan to Mr. Franco Dragone, the creator of our new entertainment production. The restricted stock will be subject to our repurchase right, which will lapse in November 2004 as to Mr. Strzemp, in June 2005 as to Mr. Schorr and Mr. Kenneth R. Wynn, in June 2006 as to Mr. Butler, Mr. Thomas and Mr. Dragone and in July 2006 as to Mr. Nisbet.

        After this offering, Mr. Wynn, Wynn Resorts' Chairman of the Board, and Aruze USA will own approximately    % and    %, respectively, of Wynn Resorts' outstanding common stock.

As a result, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control, as a practical matter, all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions.

        Stockholders Agreement.    Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, certain tag-along rights, preemptive rights, rights of first refusal and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement. In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn may control Wynn Resorts' board of directors. The stockholders agreement will continue to be in effect after the completion of this offering.

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Certain Relationships and Related Party Transactions—Stockholders Agreement" and "Buy-Out of Aruze USA Stock."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data regarding Valvino and its subsidiaries should be read together with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this prospectus. The selected data presented below as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, is derived from the consolidated financial statements of Valvino and its subsidiaries, which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2000 and the year ended December 31, 2001 and the period from inception to December 31, 2000, and the independent auditors' report thereon, are included elsewhere in this prospectus. The selected data presented below as of March 31, 2002 and for the three months ended March 31, 2002 and 2001, respectively, and the period from inception to March 31, 2002, is derived from the unaudited consolidated financial statements of Valvino and its subsidiaries, which are included elsewhere in this prospectus.

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Year Ended December 31, 2001	Inception to December 31, 2000	Inception to March 31, 2002

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$184	$—	$918	$—	$1,102
Operating Loss	(4,811)	(4,369)	(19,233)	(10,572)	(34,616)
Net Loss Accumulated During the Development Stage	(4,655)	(3,487)	(16,899)	(9,155)	(30,709)
Net Loss Per Share	$(22.41)	$(16.79)	$(83.38)	$(45.78)	$(149.15)

	March 31, 2002	December 31, 2001	December 31, 2000

	(In thousands, except per share amounts)
Consolidated Balance Sheet Data:
Total Assets	$386,031	$390,788	$388,467
Total Long-Term Obligations(1)	318	326	358
Members' Equity	381,863	386,518	383,417

(1)
Includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risk and uncertainties. You should review the "Risk Factors" set forth elsewhere in this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein. See "Forward-Looking Statements."

Development Activities

        Valvino was organized in April 2000. Wynn Resorts was formed in June 2002, and before the consummation of this offering, Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust will contribute their Valvino membership interests to Wynn Resorts in exchange for all of the issued and outstanding shares of Wynn Resorts. Since Valvino's formation, our activities have been limited principally to arranging the design, construction and financing of Le Rêve and applying for certain permits, licenses and approvals necessary for the development and operation of Le Rêve. Wynn Resorts plans to develop, construct and operate Le Rêve as part of a world-class destination casino resort which, together with the new golf course located behind the hotel, will occupy approximately 192 acres of a 212-acre parcel of land at a premier location on the Las Vegas Strip in Las Vegas, Nevada. The site is the former location of the Desert Inn Resort & Casino. We expect Le Rêve to commence operations in March 2005.

Results of Operations

        We have had no significant operations to date. In June 2000, we acquired the Desert Inn Resort & Casino assets from Starwood Hotels & Resorts Worldwide, Inc. We ceased operating the Desert Inn Resort & Casino after approximately ten weeks. We have demolished some of the buildings constituting the former Desert Inn Resort & Casino hotel in anticipation of the construction of Le Rêve. The remaining structures have been and will continue to be utilized as offices at least through the completion of Le Rêve. Since we ceased operating the Desert Inn Resort & Casino, our efforts have been devoted principally to the development activities described above with respect to Le Rêve. In addition, we continue to operate an art gallery displaying works from The Wynn Collection, which consists of artwork from Mr. and Mrs. Wynn's personal art collection, and, until summer 2002, the golf course located on the former Desert Inn Resort & Casino site. We also have spent considerable time preparing and presenting to the Macau government our proposal to obtain a provisional concession and negotiating the concession agreement and land agreement. Consequently, our historical operating results will not be indicative of future operating results.

Liquidity and Capital Resources

  Overview of Expected Capital Resources and Commercial Commitments

        As of March 31, 2002, approximately $387 million of the total project cost of approximately $2.4 billion (including the cost of the land, capitalized interest, pre-opening expenses and all financing fees) had been expended or incurred to fund the development of

Le Rêve. The remaining approximately $2 billion of the estimated development costs for Le Rêve is expected to be funded from a combination of:

  •
  borrowings of approximately $747 million of the $750 million under our revolving credit facility;

  •
  borrowings of $250 million under our delay draw term loan facility;

  •
  borrowings of $150 million under our contemplated FF&E facility;

  •
  anticipated interest income of approximately $27.9 million;

  •
  gross proceeds from the expected offering of second mortgage notes of approximately $350 million; and

  •
  gross proceeds from Wynn Resorts' initial public offering of approximately $355 million.

        The following table summarizes certain information regarding our expected long-term indebtedness and commercial commitments at the completion of Le Rêve. All time periods in these tables are measured from the closing of this offering and are based upon our best estimate at this time of our expected long-term indebtedness and commercial commitments.

	Payments Due By Period
Long-Term Indebtedness	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in millions)
Revolving credit facility(1)	$747.0	—	—	—	$747.0
Delay draw term loan facility(2)	250.0	—	—	—	250.0
FF&E facility	150.0	—	—	—	150.0
Second mortgage notes	350.0	—	—	—	350.0
Other long-term obligations(3)	28.8	$0.2	$5.8	$22.7	0.1

Total long-term indebtedness	$1,497.1	$0.2	$5.8	$22.7	$1,525.8

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(in millions)
Construction contracts(4)	$911.8	240.1	$671.7
Standby letter of credit(5)	$2.3	$2.3	—	—	—

Total commercial commitments	$914.1	$242.4	671.7	—	—

(1)
This table assumes that indebtedness under our credit facilities will initially have a rating lower than BB- and Ba3 by Standard & Poor's Rating Group and Moody's Investors Service, Inc., respectively. If both initial ratings are equal to or higher than these ratings, then the interest rates and commitment fees would decrease and there would be a corresponding decrease of approximately $10.8 million in the revolving credit facility draw downs to fund such payments.

  We anticipate that we will draw down approximately $747 million under the revolving credit facility to fund the design, construction, development, equipping and opening of Le Rêve. At such time as the total extensions of credit under the revolving credit facility equal or exceed $200 million, two of the three lead agents under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we and the administrative agent and syndication agent can agree.

(2)
Term loans under this facility will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing.

(3)
Includes a loan from Bank of America, N.A. to our subsidiary, World Travel, secured by a Bombardier Global Express aircraft. Valvino acquired World Travel from Mr. Wynn and has quaranteed this loan. The loan calls for 47 monthly principal payments of $158,333, commencing March 1, 2003, and the payment of the aproximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements."

(4)
Represents obligations under our signed construction contracts with Marnell Corrao and Bomel. We expect to sign additional contracts for the construction of Le Rêve. We expect to satisfy some of the payment obligations under these contracts using amounts borrowed under the long-term indebtedness shown above.

(5)
Standby letter of credit for our owner-controlled insurance program.

  Credit Facilities

        Through our subsidiaries, we have entered into a commitment letter with Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC for a revolving credit facility of $750 million and a delay draw term loan facility of $250 million. The revolving credit facility will mature on the sixth anniversary of the closing of the credit facilities. Borrowings under the delay draw term loan facility will be available until the second anniversary of the closing of the credit facilities and will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing of the credit facilities. The credit facilities are expected to close concurrently with the closing of this offering. All amounts outstanding under the credit facilities will bear interest, at our option (subject to certain limitations), at either (1) a base rate equal to the greater of the administrative agent's prime lending rate and 0.5% in excess of the federal funds rate or (2) the Eurodollar rate, as determined by the administrative agent, in both cases plus certain margins. For each year after Le Rêve commences operations, we will be required to prepay our borrowings under the credit facilities with a percentage of our excess cash flow (as it will be defined in our credit facilities), initially 75%, reducing to 50% and then to 0% as we meet certain leverage ratios and minimum rating requirements. The availability of financing under our credit facilities is subject to certain conditions, including the negotiation and execution of definitive agreements, the progress of the construction and other customary funding conditions for facilities of this kind.

        Subject to applicable laws, including gaming laws and certain agreed upon exceptions, we expect that our debt facilities will be secured by liens on substantially all of the assets of our subsidiaries that are necessary to the development, construction, or operation of Le Rêve. For a description of the terms of our credit facilities, see "Description of Certain Indebtedness—Credit Facilities."

  Second Mortgage Notes

        Concurrent with this offering, we expect that Wynn Las Vegas and Wynn Capital, our subsidiaries, will jointly offer approximately $350 million in aggregate principal amount of second mortgage notes. We expect that the second mortgage notes will be secured by first priority liens on the account holding the proceeds of the second mortgage notes and by second priority liens on the assets that secure the credit facilities. For additional information about the terms of the second mortgage notes, see "Description of Certain Indebtedness—Second Mortgage Notes."

        Wynn Resorts will not be a guarantor and will not be subject to the covenants in the second mortgage notes and the credit facilities. However, it will become a guarantor, but not subject to the covenants, under the second mortgage notes and the credit facilities if it incurs, or becomes a guarantor on, other indebtedness.

  Release of Certain Collateral

        After the third anniversary of commencing operations at Le Rêve, the liens on the approximately 137-acre golf course parcel will be released by the trustee and bank agent once we have achieved a total debt to earnings before interest, tax, depreciation and amortization ratio of 3.0 to 1.0 or less and if both of our credit facilities are rated BB+ or higher by Standard & Poor's Ratings Service and Ba1 or higher by Moody's Investors Service, Inc. immediately after giving effect to the release. Separately, certain portions of the golf course parcel will be released from the liens to permit residential or other non-gaming related development if we satisfy certain earnings before interest, taxes, depreciation and amortization targets for a full fiscal year after Le Rêve opens, so long as the development or construction will not interfere with the use of the golf course or impair the overall value of Le Rêve. In addition, two acres of the golf course parcel will be released from the liens to permit the construction of a home for Mr. Wynn, so long as the construction will not interfere with the use of the golf course or impair the overall value of Le Rêve and Mr. Wynn pays us fair market value for the property.

        The liens on a 20-acre parcel fronting Las Vegas Boulevard adjacent to the site of Le Rêve will be released by the trustee and bank agent if we meet certain earnings before interest, taxes, depreciation and amortization targets for four consecutive calendar quarters after the commencement of operations at Le Rêve. Upon release by the trustee and bank agent, the golf course parcel, or portions of such parcel, and the 20-acre parcel will not be available as security for the second mortgage notes or the indebtedness under the credit facilities. See "Risk Factors—Risks Related to Our Substantial Indebtedness—Our indebtedness will be secured by a substantial portion of our assets."

  Restrictions on Disbursements

        We intend to deposit all of the net proceeds from the offering of the second mortgage notes in a secured account pledged to the second mortgage note holders pursuant to an agreement with the trustee for the second mortgage note holders. Pursuant to the terms of our credit facilities, we intend to use the proceeds of this offering before accessing the proceeds from the offering of the second mortgage notes or borrowing under the credit facilities. We do not expect to request disbursements of the second mortgage note proceeds or to borrow under the credit facilities until approximately ten to twelve months after the closing of this offering.

        Our ability to receive disbursements from time to time of the second mortgage note proceeds from the secured account and to borrow under our credit facilities will be, in addition to other customary conditions to funding for these types of facilities, subject to various conditions, including the following:

  •
  there shall be no default under our credit facilities or under the indenture governing second mortgage notes;

  •
  the lenders under our credit facilities must be satisfied with our senior debt ratings;

  •
  our debt facilities must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds and our credit facilities, together with other funds available to us, must equal or exceed the remaining costs to complete construction;

  •
  construction must be in substantial conformity with the plans for the project;

  •
  we must certify that the project will be completed by August 31, 2005;

  •
  there shall not have occurred any event that has caused or resulted in or could reasonably be expected to cause or result in a material adverse effect;

  •
  all conditions set forth in the disbursement agreement for the disbursement of funds shall have been satisfied;

  •
  arrangements reasonably satisfactory to the lenders under our credit facilities have been entered into and are in full force and effect to ensure that a gaming license for the project will be obtainable in the event that one of our major stockholders is unable to qualify for such license;

  •
  we shall have obtained, if available on commercially reasonable terms, taking into account the state of the insurance market at such time and the then current practices of comparable projects, terrorism insurance in size and substance satisfactory to the lenders under our credit facilities; and

  •
  the lenders under our credit facilities must be satisfied with the subcontractor bids received by our general contractor in respect of a specified percentage of the guaranteed maximum price under the construction contract, which percentage is to be mutually agreed upon by us and the lenders under our credit facilities.

        See "Risk Factors—Risks Associated with Our Construction—Although we have commitments in place for most of the financing of the Le Rêve project, there are significant conditions to the funding of that financing." We expect that the funds provided by the sources described above and available cash will be sufficient to develop, construct and commence operations of Le Rêve and to pay interest on borrowings under our credit facilities, our contemplated FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual costs may be higher than expected." Our credit facilities will contain conditions precedent to our entering into scope change orders that will increase the anticipated costs of the project. These conditions will require us to fund equity into an account subject to a security interest in favor of the lenders under our credit facilities and the holders of the second mortgage notes in an amount equal to the anticipated incremental cost of the change orders. In addition, if we do not complete construction of Le Rêve by August 31, 2005, we will be in default under our credit facilities, the indenture governing the second mortgage notes and our FF&E facility, and the holders of our indebtedness will have the right to accelerate our indebtedness and exercise other rights and remedies against us. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient to meet our obligations, and we might have difficulty obtaining more financing."

  FF&E Facility

        We expect to enter into an agreement for an FF&E facility in a principal amount of $150 million. However, because we have not yet obtained a commitment for the FF&E facility, the terms of the anticipated FF&E facility are not yet known. We expect that our FF&E facility will be secured by specific fixed assets financed by that facility, including gaming equipment and devices such as slot machines. Such assets will also secure our credit facilities on a second priority basis and our obligations under the second mortgage notes on a third priority basis.

  Corporate Jet

        We also have assumed indebtedness of approximately $28.5 million under financing arrangements in connection with our acquisition of World Travel, the owner of our corporate jet, from Mr. Wynn. Our indebtedness with respect to the corporate jet will be secured by the jet. For more information, see "Use of Proceeds" and "Description of Certain Indebtedness."

  Other Liquidity Matters

        Following the completion of Le Rêve, we expect to fund our operations and capital requirements from operating cash flow, any funds remaining in the completion guaranty account and borrowings of up to $3 million under the revolving credit facility. Assuming that Le Rêve opens in March 2005, we expect that the aggregate principal amount outstanding under our credit facilities, our contemplated FF&E facility, the second mortgage notes and indebtedness financing our corporate jet will be approximately $1.53 billion. If completion of the project is delayed, then our debt service obligations accruing prior to the actual opening of Le Rêve will increase correspondingly. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings available to us under our credit facilities will be sufficient to enable us to service and repay our indebtedness and to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity and, if Wynn Resorts incurs debt to do this, it may become a guarantor under the second mortgage notes and the credit facilities. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities, our contemplated FF&E facility or the second mortgage notes on acceptable terms or at all. See "Risk Factors—Risks Related to Our Substantial Indebtedness—After Le Rêve opens, we may not generate sufficient cash flow to meet our substantial debt service obligations."

        One of our subsidiaries, a special purpose subsidiary formed to be bankruptcy-remote, will be providing a $50 million completion guaranty in favor of the lenders under our credit facilities and our second mortgage note holders in connection with the construction and opening of Le Rêve. We will contribute $50 million of the net proceeds of this offering to that subsidiary to support its obligations under the completion guaranty. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the lenders under our credit facilities and second mortgage note holders to secure the completion guaranty, to be applied to the costs of the project as determined by the lenders under our credit facilities in accordance with the disbursement agreement. These funds will not be available to us until Le Rêve is completed and opens, at which time any amounts then remaining in the account will be released to us.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a separate liquidity reserve account and pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete Le Rêve. Until the opening of Le Rêve, these funds may be applied to the costs of the project, as the lenders under our credit facilities determine in accordance with the disbursement agreement. Following the opening of Le Rêve, these funds will be available to meet our working capital needs in connection with the operation of Le Rêve. Any remaining funds will not be released to us for any other purposes until we have met prescribed certain earnings before interest, taxes, depreciation and amortization targets for a full fiscal year after the opening of Le Rêve.

        As noted above, we operate an art gallery displaying works from The Wynn Collection on the former premises of the Desert Inn Resort & Casino. We expect the art gallery to remain open during the construction of Le Rêve. We lease The Wynn Collection from Mr. and

Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Our lease agreement with Mr. and Mrs. Wynn did not require any such lease payments through April 30, 2002. However, had we been required to make such payments, no amounts would have been due under the lease payment formula because, to date, our expenses in operating the art gallery have exceeded the revenue generated from such operations. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, which is not material. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease.

        New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. For example, Wynn Resorts' articles of incorporation will provide that Wynn Resorts may redeem debt or equity securities, including our common stock, that are owned or controlled by an unsuitable person or its affiliates to the extent a gaming authority makes a determination of unsuitability and orders the redemption, or to the extent deemed necessary or advisable by the board of directors. The redemption price may be paid in cash, by promissory note or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects. Any promissory note that Wynn Resorts issues to an unsuitable person or its affiliate in exchange for its shares may increase our debt to equity and will increase our leverage ratio.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk will be interest rate risk associated with our revolving credit facility, delay draw term loan facility and contemplated FF&E facility, each of which will bear interest based on floating rates. We will attempt to manage our interest rate risk by managing the mix of our long-term fixed rate borrowings and variable rate borrowings. We are required to obtain interest rate protection through interest rate swap arrangements with respect to 50% of our term loans (including any revolving loans that may be converted into term loans). However, we cannot assure you that these risk management strategies will have the desired effect and interest rate fluctuations could have a negative impact on our results of operations.

        We do not use derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes.

Inflation and Foreign Currency Risk

        We believe that our results of operations do not depend upon moderate changes in the inflation rate.

        We do not currently conduct operations outside of the United States. However, if we develop our opportunity to build and operate one or more casinos in Macau, we will be subject to market risk with respect to the foreign currency exchange rate with Macau and other countries in the region.

BUSINESS

Overview

        We are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be situated at one of the premier locations on the Las Vegas Strip on the site of the former Desert Inn Resort & Casino, at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across Las Vegas Boulevard from the Fashion Show Mall.

        Le Rêve is the concept of one of Wynn Resorts' principal stockholders and Chairman of the Board, Stephen A. Wynn, who was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor from 1973 to 2000. In that role he was responsible for the development of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. At the time each of these resorts was completed, we believe that it was widely regarded as a significant major new attraction in its jurisdiction.

        We expect Le Rêve, including the new golf course construction, to cost approximately $2.4 billion to develop, design, construct and open, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. We have scheduled ground-breaking to occur in September 2002, with an opening to the general public scheduled for March 2005.

        We believe that Le Rêve will set a new standard of luxury and elegance for destination casino resorts in Las Vegas, much as Bellagio and, before it, The Mirage, did when they were built by Mirage Resorts under the guidance of Mr. Wynn. Bellagio is a European-style resort with a nine-acre lake inspired by Lake Como in Northern Italy, dancing fountains and classical gardens. The Mirage is a South Seas-themed resort with a 54-foot volcano, 100-foot atrium- enclosed garden, dolphin habitat and white tiger exhibit. Many of the people who are working with Mr. Wynn to develop Le Rêve worked with Mr. Wynn at Mirage Resorts to develop Bellagio and have extensive backgrounds in the development, construction and operation of major destination casino resorts.

        Le Rêve will consist of a 48-story building, comprised of a 45-story hotel tower on top of a three-story low-rise building housing restaurants, retail outlets and the casino. Le Rêve will have a three-acre manmade lake in front of the hotel complex and a golf course behind it. At the entrance to the resort, bordering the Las Vegas Strip in front of our lake, we intend to construct a tree-lined, manmade "mountain" approximately eight stories tall featuring lush greenery and cascading waterfalls designed to create an intimate setting for the resort's main entrance and the restaurants and retail outlets around the lake.

        We have designed Le Rêve to include 2,701 elegantly designed and richly furnished guest rooms, including 291 luxury suites and six villas. The shape of our hotel high-rise building is designed to follow the curved line of a gentle arc to provide each room with a view of the golf course, lake and "mountain" setting, or the surrounding mountains. Each of our spacious hotel rooms will be decorated with sophisticated interior design elements and materials. Le Rêve will also feature an approximately 118,400 square foot casino designed with a feeling of casual elegance and a floor layout with well-defined pathways to provide easy access to the casino for our gaming customers. Le Rêve's showroom, a venue with 2,080 seats suspended over an approximately 1,000,000 gallon performance pool, will be home to Franco Dragone's new water-based entertainment production. Mr. Dragone is the creative force behind Bellagio's production of "O," Treasure Island at The Mirage's production of "Mystère" and Celine Dion's new production at Caesars Palace's "Colosseum," which is expected to open in the first quarter of 2003.

        On the grounds of the hotel we intend to build Le Rêve's Tom Fazio/Steve Wynn-designed, exclusive 18-hole championship golf course. For the convenience of our hotel guests who are attending conventions and trade shows, Le Rêve will be conveniently located near the Las Vegas Convention Center across Paradise Road to the east, and the Sands Expo and Convention center, across Sands Avenue to the south.

Premier Location and Other Features of the Le Rêve Site

        Le Rêve will be located on approximately 192 acres of land situated on the Las Vegas Strip at the site of the former Desert Inn Resort & Casino.

        Premier position on the Las Vegas Strip.    Le Rêve will occupy a premier position on the Las Vegas Strip at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue. Le Rêve will have 1,350 feet of frontage on the Las Vegas Strip and will be located near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip, including Bellagio, Caesars Palace, The Mirage, Treasure Island at The Mirage and The Venetian.

        The Le Rêve site consists of approximately 55 acres of land, where the hotel complex will be built, and approximately 137 acres of land behind the hotel site on which the new golf course will sit. In addition, the site includes an undeveloped 20-acre parcel fronting Las Vegas Boulevard adjacent to Le Rêve which, as part of a Phase II development, we may develop into a second hotel/casino in the future, should it be released from the liens under our credit facilities and second mortgage notes. In total, the Le Rêve site consists of 212 acres. The back of the Le Rêve property runs along Paradise Road, a major artery in the resort corridor that leads directly to and from the McCarran International Airport, and the hotel will be across the street from each of the Las Vegas Convention Center and the Sands Expo and Convention Center. Le Rêve will be conveniently accessible in an average of approximately two to three minutes from the Spring Mountain Road exit off of Interstate 15, and in an average of approximately ten minutes from McCarran International Airport.

        Golf course.    We plan to construct a world-class, 18-hole championship golf course at the site of the former Desert Inn golf course. Based on current publicly available plans, when Le Rêve opens, we believe this golf course will be the only golf course on the site of a hotel casino resort on the Las Vegas Strip. Tom Fazio and Mr. Wynn, the designers of the Shadow Creek golf course affiliated with MGM Mirage, have designed our 6,900 yard, par 70 course. The Le Rêve golf course will be accessible only to hotel guests of Le Rêve. Unlike other courses available to visitors to Las Vegas, our golf course will be adjacent to the hotel, and will be visible from the windows of many of Le Rêve's hotel and convention rooms. We expect that Le Rêve's golf course will be available for play when Le Rêve opens.

        Hotel/Casino building.    We expect the resort complex to consist of a 48-story building, comprised of a 45-story hotel tower on top of a three-story low-rise building housing restaurants, retail outlets and the casino. The area of the building will total approximately 5.2 million square feet. The building is designed in the shape of an arc with the focal point being the Le Rêve lake, an approximately three-acre manmade lake in front of the hotel and the manmade "mountain" that will be built in front of the lake, bordering Las Vegas Boulevard.

        Proximity to the Las Vegas Convention Center and the Sands Expo and Convention Center.    Le Rêve will be adjacent to two of the nation's largest convention facilities. To the east, across Paradise Road, the back of the Le Rêve property borders the Las Vegas Convention Center. The Las Vegas Convention Center contains approximately 3.2 million square feet of space. According to the Las Vegas Convention and Visitors Authority, approximately 1.3 million visitors attended trade shows and conventions at the Las Vegas Convention Center during 2001. We anticipate that Le Rêve will be connected to the Las Vegas Convention Center by a pedestrian bridge over Paradise Road, and that the Las Vegas monorail at the intersection of Desert Inn Road and Paradise Road will meet the anticipated pedestrian bridge. In addition, we anticipate that our free shuttle service will transport convention and trade show attendees and other Le Rêve visitors to and from the Las Vegas Convention Center in less than four minutes. The shuttle service will run along the north perimeter of the golf course and will be able to move several thousand people per hour. We believe that this will be attractive to convention and trade show visitors who will not need to wait in long lines for taxicabs and can avoid traffic congestion around the Las Vegas Convention Center in travelling to or from Le Rêve.

        To the south, Le Rêve will be directly across Sands Avenue from the approximately 1.2 million square foot Sands Expo and Convention Center. This complex will be within a short walking distance from Le Rêve's Sands Avenue entrance and we anticipate that Le Rêve will be connected to the Sands Expo and Convention Center by a pedestrian bridge. According to the public filings of Las Vegas Sands, Inc., the owner of the Sands Expo and Convention Center, approximately 1 million visitors attended trade shows and conventions at the Sands Expo and Convention Center during 2001.

        We expect visitors to the Las Vegas Convention Center and the Sands Expo and Convention Center to be a source of room demand for Le Rêve during midweek periods when room demand by leisure travelers typically is lower.

        Proximity to the Fashion Show Mall.    Le Rêve will be directly across Las Vegas Boulevard from The Rouse Company's Fashion Show Mall. We anticipate that Le Rêve will be connected to the mall by a pedestrian bridge. The Fashion Show Mall contains premium retail stores such as Neiman Marcus, Saks Fifth Avenue and Macy's and is currently undergoing a substantial remodeling and expansion program, which is expected to be completed by October 2003. When the remodeling and expansion are completed, the Fashion Show Mall is expected to house a number of new stores, including Nordstrom, Lord & Taylor and Bloomingdale's Home & Furniture. We anticipate that the proximity of the Fashion Show Mall to our retail shops will draw significantly more shoppers to the area.

        Additional parcels for possible future growth through development.    We will use portions of the property located north of Le Rêve along Las Vegas Boulevard for corporate offices, pre-opening activities, recruiting and employment purposes and employee parking while we are constructing Le Rêve. If we meet prescribed cash flow tests for four consecutive calendar quarters after commencement of operations at Le Rêve, a 20-acre parcel north of Le Rêve will be released from the liens under our credit facilities and the indenture governing the second mortgage notes and, in that event, we may decide to develop the parcel in the future, either on our own or through a joint venture. For example, in the future, we may decide to develop a second hotel casino as a Phase II development on the parcel to take advantage of Le Rêve's planned substantial infrastructure and amenities planned for Le Rêve. The Le Rêve design includes a major access corridor that could be used to connect a Phase II development to Le Rêve.

        Similarly, three years after commencement of operations at Le Rêve and upon our satisfaction of prescribed maximum leverage ratio and minimum credit rating requirements, the land underlying the golf course will be released from the liens under our credit facilities and the indenture governing the second mortgage notes. Should the land be released from the liens, the golf course parcel and our related property rights present further opportunities for future development. In addition, portions of the golf course land may be released from the liens to permit residential or other non-gaming development if we satisfy prescribed cash flow tests for a full fiscal year after Le Rêve commences operations.

        Water rights.    Wynn Resorts indirectly owns 935 acre-feet of certificated water rights through its subsidiary, Desert Inn Improvement Co. We plan to use this water for general irrigation purposes including irrigation of the golf course. Desert Inn Improvement Co. also currently provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the golf course and, as a result, is a public utility under Nevada law. Desert Inn Improvement Co. does not use these water rights to provide water to its public utility customers. Under Nevada law, we will need to obtain the approval of the Public Utilities Commission of Nevada before Wynn Resorts completes this offering. We cannot assure you that such approval will be granted in a timely manner or at all.

        Valvino owns an additional 50 acre-feet of certificated water rights. This water will be used to supply the water for the Le Rêve lake, subject to the approval of the Nevada State Engineer. There are significant cost savings and conservation benefits associated with using water supplied pursuant to our water rights.

Business and Marketing Strategy for Le Rêve

        Our business strategy for Le Rêve is to offer our guests a luxurious experience at a premier destination casino resort in Las Vegas. We believe that the quality of our hotel, the gaming experience that we intend to offer and the restaurants, retail outlets, entertainment offerings, golf course and other amenities at the resort will enable Le Rêve to set a new standard of luxury and elegance among destination casino resorts in Las Vegas.

  Apply the "Wynn Brand" and Experience

        We believe that Mr. Wynn's role with Le Rêve provides a distinct advantage over other Las Vegas gaming enterprises. We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas and, as such, has in effect developed a "brand name" status in the gaming industry.

        While Mr. Wynn was Chairman of the Board of Mirage Resorts, he conceived of and oversaw the development and operation of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage, the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor for 27 years, until 2000, when MGM Grand acquired Mirage Resorts for approximately $6.4 billion. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        In the major hotel destination casino resorts he has previously developed, Mr. Wynn has successfully employed a formula which integrates luxurious surroundings, upscale design, distinctive entertainment and superior amenities, including fine dining and high-end retail offerings, to create resorts that appeal to a variety of customers, especially high-end customers. We believe that Le Rêve will be Mr. Wynn's most innovative work to date. We also expect to capitalize on the widespread reputation of Mr. Wynn as a premier gaming entrepreneur.

  Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip

        We believe that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts. Following Mr. Wynn's formula, we plan to draw customers to Le Rêve by offering high-quality, non-gaming amenities such as fine dining, premier retail shopping and distinctive entertainment in intimate, luxurious surroundings so that the property, rather than the theme, will be the attraction. We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury. Le Rêve will offer our guests lush landscaping and tiered waterfalls, an approximately three-acre lake in front of the hotel that guests can view only after entering the property and an arc-shaped hotel tower instead of the three-pointed "Y" and four-pointed "X" configurations that have become commonplace among Las Vegas hotel casino resorts.

        We are designing Le Rêve to have richly furnished, spacious guest rooms, an upscale setting and superior amenities to provide visitors with a new standard of luxury and refinement. Le Rêve will have a luxurious environment with a sophisticated, casually elegant ambiance rather than being focused on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip. We believe that, over time, Le Rêve's more generally themed casually elegant environment, together with its high-end amenities, superior level of service and distinctive attractions, will have greater lasting appeal to customers than a resort with a particular theme and numerous attractions based on that theme. We also believe that the elegance of Le Rêve, and its convenient location on the Las Vegas Strip, will appeal to a variety of market segments, including high-end, casino, convention, leisure and tour and travel customers.

  Create the First New Major Hotel Casino Resort on the Las Vegas Strip in Over Four Years

        Although a number of hotel casino resorts have announced or begun construction of expansion projects that will add to the number of hotel rooms on the Las Vegas Strip, we are not aware of any other major new hotel casino resort that plans to open on the Las Vegas Strip before Le Rêve. Therefore, at the time of Le Rêve's planned opening in March 2005, we believe that it will have been more than four years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of anticipation for Le Rêve. We intend to capitalize on this high level of anticipation, as well as the tendency of customers in the Las Vegas market to gravitate toward new attractions and locations. When Bellagio opened there was widespread publicity in newspapers, radio and other media outlets. We anticipate that publicity regarding Le Rêve's opening will be comparable.

  Provide an Experience of the Highest Standard of Luxury in an Atmosphere of Casual Elegance

        We are designing Le Rêve to appeal to upscale clientele looking for a first-class environment of elegance, sophistication and luxury. We will seek to attract a range of customers, including middle market customers and high-roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service.

        We believe that the key elements of our approach include:

  •
  Providing hotel guests with what we believe will be the most luxurious hotel resort environment on the Las Vegas Strip, including richly furnished standard guest rooms consisting of approximately 620 square feet, which we believe are larger than standard rooms generally available on the Las Vegas Strip, elegantly appointed suites beginning at approximately 1,250 square feet, fairway lanai suites beginning at approximately 2,200 square feet and six large villas averaging approximately 7,100 square feet;

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  Offering a casually elegant casino featuring approximately 2,000 slot machines and 120 table games with gaming limits to accommodate a full range of casino customers;

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  Providing an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan intended to facilitate guest orientation and familiarity with the property;

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  Featuring a tree-lined, manmade "mountain" approximately eight stories tall along Las Vegas Boulevard enclosing the area in front of the hotel, including an approximately three-acre manmade lake, to create an intimate environment for our guests;

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  Offering extensive recreational facilities and amenities for guests, such as a newly constructed Tom Fazio/Steve Wynn-designed, exclusive 18-hole championship golf course on the premises which will only be open to hotel guests;

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  Offering 18 dining outlets, including six fine-dining restaurants;

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  Featuring at Le Rêve's 2,080-seat showroom a new water-based entertainment production created by Franco Dragone, the creative force behind Bellagio's production of "O," Treasure Island at The Mirage's production of "Mystère" and Celine Dion's new production at Caesars Palace's "Colosseum," which is expected to open in the first quarter of 2003;

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  Offering our on-site, full-service Ferrari and Maserati dealership;

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  Offering an art gallery displaying works from The Wynn Collection, which at various times has included works by such masters as Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh;

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  Providing a high level of guest service at Le Rêve designed to surpass that offered at any destination casino hotel in Las Vegas; and

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  Offering our guests easy access to premium shopping either at Le Rêve or across the street at the newly expanded and renovated Fashion Show Mall.

  Appeal to "High-Roller" and Premium Gaming Patrons

        We believe that the premium level of luxury, sophistication and service we intend to offer at Le Rêve, together with Mr. Wynn's experience and reputation in building and operating premier Las Vegas destination casino resorts, will appeal to high-roller gaming patrons, including wealthy international and domestic gaming patrons. In addition to the main casino, Le Rêve will offer a baccarat salon and high-limit private gaming rooms designed to create a sense of comfort and exclusivity for high-end gaming customers. In addition to standard hotel guest rooms, Le Rêve will offer 291 suites and six villas, all elegantly decorated and furnished.

        We also expect to capitalize on the substantial network of international and domestic high-roller and premium customers who are familiar with Mr. Wynn from his tenure at Mirage Resorts. We believe that in operating some of the signature properties in Las Vegas, Mr. Wynn has developed a high degree of customer recognition and guest loyalty and therefore believe that Le Rêve will attract wealthy international and domestic gaming customers. We believe that Mr. Wynn's reputation will attract experienced, high-level international and domestic casino marketing executives. Le Rêve plans to have marketing executives located in local offices in Tokyo, Hong Kong, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. Mr. Wynn is not bound by any non-competition or non-solicitation agreements with MGM Mirage arising out of the acquisition of MGM Grand's acquisition of Mirage Resorts.

  Use Le Rêve's Non-Gaming Facilities to Generate Substantial Revenue

        We have planned Le Rêve as a luxury destination resort with amenities designed to generate substantial non-gaming revenue. We expect that non-gaming revenue will account for a substantial portion of our overall revenue. We expect the primary sources of this non-gaming revenue to include:

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  2,404 standard guest rooms, 291 suites with superior design elements and furnishings and six villas;

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  18 dining outlets, including six fine dining restaurants, as well as various bars and lounges and a nightclub, several of which will be located around the Le Rêve lake;

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  the Tom Fazio/Steve Wynn-designed, championship golf course;

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  the 2,080-seat showroom featuring Franco Dragone's new water-based entertainment production;

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  approximately 78,200 square feet of retail shopping area, which we expect will feature brand name and high-end boutiques;

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  a world-class spa, salon and fitness complex offering high-end spa treatments, state-of-the-art fitness equipment and private label and branded skin and body treatment products;

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  our art gallery displaying works from The Wynn Collection;

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  our on-site, full-service Ferrari and Maserati dealership;

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  two wedding chapels; and

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  banquet facilities and approximately 130,000 net square feet of convention and meeting space, including a grand ballroom, a junior ballroom and meetings rooms, as well as boardrooms and a business center, all featuring views of our golf course or swimming pools.

  Capitalize on the Close Proximity of the Resort to the Las Vegas Convention Center and the Sands Expo and Convention Center

        According to Tradeshow Week 200, Las Vegas was the most popular trade show destination in the United States in terms of net square footage and number of trade week 200 shows in 2001, and one of the most popular convention destinations in the United States. Le Rêve will be adjacent to two of the largest trade show and convention facilities in the United States, the Las Vegas Convention Center and the Sands Expo and Convention Center. We expect visitors to the Las Vegas Convention Center and the Sands Expo and Convention

Center to be a source of room demand for Le Rêve during mid-week periods when room demand by leisure travel is typically lower. We believe that our proximity to these trade show and convention facilities will make Le Rêve particularly attractive to business customers who attend trade shows and conventions. In particular, we expect that our free shuttle service will transport trade show and convention attendees and other Le Rêve visitors to and from the Las Vegas Convention Center in less than four minutes. Additionally, we expect each guest room will have a dedicated high-speed Internet connection utilizing state-of-the-art broadband connections that, for a fee, can be upgraded for in-room wireless Internet access with an adapter. Generally, this type of broadband connection is not currently available in the guest rooms of other hotels in Las Vegas. Because of this source of room demand, we believe that we will be able to charge mid-week room rates higher than those of other Las Vegas Strip hotels.

  Provide a Basis for Future Growth Through Development

        We currently own approximately 212 acres of land, comprised of an approximately 55-acre plot on which Le Rêve is being constructed, an approximately 137-acre plot located behind the hotel on which the new golf course will be built, and an additional parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site. We will use the 20-acre parcel while we are constructing Le Rêve for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking. If we meet prescribed cash flow tests for four consecutive calendar quarters after commencement of operations at Le Rêve, the 20-acre parcel will be released from the liens under our credit facilities and second mortgage notes and, in that event, we may decide to develop the parcel in the future. For example, in the future, we may decide to develop a second hotel casino as a Phase II development on the parcel to take advantage of the substantial infrastructure and amenities planned for Le Rêve. The Le Rêve design will include a major access corridor that could be used to connect a Phase II development to Le Rêve.

        In addition, the approximately 137-acre parcel on which our new golf course will be constructed will be released from the liens under our credit facilities and second mortgage notes, and will also be available for development, three years after the commencement of operations at Le Rêve and upon the achievement of prescribed maximum leverage ratio and minimum credit rating requirements. Portions of this parcel may be released from the liens to permit residential or other non-gaming development if we satisfy prescribed cash flow tests for a full fiscal year after Le Rêve commences operations and the development does not interfere with the use of the golf course and would not reasonably be expected to impair the overall value of Le Rêve.

  Capitalize on Le Rêve's Experienced Management Team

        The members of our management team have extensive experience in developing and operating large scale hotels and casinos. Our management team includes:

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  Stephen A. Wynn, who will be Chief Executive Officer and Chairman of the Board of Wynn Resorts and previously served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor;

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  Marc D. Schorr, who will be Chief Operating Officer of Wynn Resorts and previously served as President of The Mirage Casino-Hotel;

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  Rob Oseland, who will be Chief Operating Officer of Wynn Las Vegas and previously served as Vice President of Slot Operations at Bellagio;

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  Linda Chen who will be Executive Vice President of Wynn Las Vegas and previously served as Executive Vice President of Far East Marketing of Bellagio, LLC.

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  Doreen Whennen who will be Executive Vice President of Wynn Las Vegas and previously served as Executive Vice President of Far East Marketing of Bellagio, LLC. Vice President of Hotel Operations of Wynn Las Vegas and previously served as Vice President of Hotel Operations of Mirage Resorts;

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  Kevin Stuessi who will be Vice President—Food & Beverage of Wynn Las Vegas, and previously served as Vice President of Food Service Planning of Mirage Resorts;

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  Karen Bozich who will be Vice President—Chief Information Officer of Wynn Las Vegas, and oversaw the information systems requirements for the design, building and opening of Bellagio and Beau Rivage;

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  Pete Lexis who will be Vice President—Customer Development of Wynn Las Vegas and previously served as Vice President of Casino Marketing of Desert Inn Hotel & Resort; and

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  Allen McNeary who will be Vice President—Retail Operations of Wynn Las Vegas, and was previously a principal at Dembart-McNeary Group, a brand development consultancy and held management positions at several Fortune 500 brand marketing companies.

        We believe that the experience, talent and commitment of the members of our management team provide a substantial competitive advantage.

  Carefully Manage Construction Costs and Risks

        Wynn Design & Development, a wholly owned subsidiary of Wynn Resorts, is responsible for managing construction costs and risks associated with the project. Marnell Corrao will be the builder and general contractor for Le Rêve. Marnell Corrao has extensive experience in building large Las Vegas destination resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. Of that amount, the design and construction costs are estimated to be approximately $1.375 billion. We have entered into a guaranteed maximum price construction contract covering approximately $902 million of the budgeted construction cost, subject to increases based on scope changes and other exceptions, to construct the Le Rêve hotel and casino. Plans for a substantial portion of the budget for this contract have not been finalized. We plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

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  a $32.1 million owner's contingency that we may use, subject to conditions that our lenders may impose, to cover owner-created delays and owner-originated changes in the scope of the work;

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  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million;

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  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;

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  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;

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  a $50 million completion guaranty in favor of the lenders under our credit facilities and second mortgage note holders by our special purpose subsidiary, which guaranty will be secured by $50 million of the proceeds of this offering deposited in a collateral account and pledged to the lenders under our credit facilities and second mortgage note holders, to be applied to the costs of the project as, the lenders under our credit facilities determine in accordance with disbursement agreement;

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  a separate liquidity reserve account to be held by Wynn Las Vegas into which we will deposit $30 million of the net proceeds of this offering pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project and to be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement; and

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  budgeted interest and commitment fees on our debt facilities for four months after our scheduled opening.

        The completion guaranty funds will not be available to us until Le Rêve opens, and the liquidity reserve funds will not be available to us, other than to meet our working capital needs, until we have met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve.

        We have entered into a separate design/build contract with Bomel for the design and construction of the parking structure. Bomel has extensive experience constructing parking structures, including garages at Paris Las Vegas, Green Valley Ranch Station and The Palms Casino Resort. We expect to solicit competitive bids in summer 2002 for construction of the new golf course and to award the contract in the third quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

The Steve Wynn "Brand"

        We expect to capitalize on the widespread recognition of Mr. Wynn, who we believe is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas. The following chart compares certain salient features of The Mirage and Bellagio with the features and amenities that we anticipate Le Rêve will offer.

	The Mirage(1)	Bellagio(1)	Le Rêve
Year of Opening	1989(2)	1998(2)	End of 2004
Approx. Property Acreage	83(3)	90	192(4)
Total Hotel Rooms (#)	3,044	3,005	2,701
Approx. Total Casino Sq. Ft.	107,200	155,000	118,400
Table Games (#)	120	141	120
Slot Machines (#)	2,294	2,433	2,000
Restaurants (#)	14(5)	17(6)	18
Approx. Retail Sq. Ft.	35,000(2)	92,610(6)	78,200
Approx. Convention Sq. Ft. (Gross)(7)	170,000(8)	125,000(6)	200,000
Show Rooms Seating (#)	2,769(8)	1,800(6)	2,080
Entertainment/Attractions	• 54 ft. erupting volcano • Dolphin habitat • 100 ft. atrium with tropical garden • Siegfried & Roy show • Shadow Creek golf course(9) • Danny Gans Show	• Dancing fountains • "O" (Cirque du Soleil) • Botanical conservatory • Art gallery	• Art gallery(10) • Franco Dragone's water-based entertainment production • Adjacent championship golf course • Atrium garden feature • Mountain/lake setting • Ferrari/Maserati dealership

(1)
Unless otherwise indicated, the information provided for The Mirage and Bellagio is contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed by MGM Mirage.

(2)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed by Mirage Resorts.

(3)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed by Mirage Resorts. This number does not include the Shadow Creek golf course, which is located off-site.

(4)
Le Rêve is located on an approximately 55-acre parcel of the property. The golf course will occupy approximately 137 acres of the property. This number does not include our parcel of approximately 20 acres currently used for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking.

(5)
Based on information provided by The Mirage.

(6)
Based on information provided by Bellagio.

(7)
Includes circulation (corridors) and patio space.

(8)
Based on information located at www.mirage.com.

(9)
Shadow Creek golf course is located off-site approximately twelve miles from The Mirage.

(10)
Featuring works from The Wynn Collection.

The Le Rêve Resort

        The Hotel.    We have designed Le Rêve's hotel tower to be a 48-story building, comprised of 45 stories of hotel rooms and suites on top of a three-story low-rise building housing restaurants, retail outlets and the casino. The building will have a total area of approximately 5.2 million square feet. The high-rise building is configured in the shape of a gentle arc with the focal point of the tower being the Le Rêve lake, an approximately three-acre manmade lake situated in front of the hotel, and the manmade "mountain" in front of the lake along the Las Vegas Strip. We are designing the Le Rêve lake and "mountain" to provide special effects intended to entertain our guests and the pedestrians who come to our hotel and casino.

        The Le Rêve hotel guest main arrival area will feature an atrium garden adjacent to the registration desk with a view of Le Rêve lake below. We are designing Le Rêve to provide an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan to facilitate guest orientation and familiarity with the property. On average, walking distances from the registration hosts to the guest elevators will be only 460 feet. Comparative distances at The Venetian, Bellagio and The Mirage are approximately 530 feet, approximately 545 feet and approximately 570 feet, respectively. Once the guests arrive on their floor, the maximum walking distance to the most remote guest room will be approximately 240 feet, as compared to similar hotels such as Bellagio, The Mirage, Treasure Island at The Mirage and The Venetian at approximately 360 feet.

        We intend to decorate our 2,404 standard guest rooms with sophisticated interior design elements and materials. We plan for the standard guest rooms to have a floor layout of approximately 620 square feet, which is approximately 100 to 125 square feet more than the industry standard for a standard guest room. The arc-shaped design of our high-rise building has enabled us to design these rooms with widened entryways consisting of six-foot wide marble foyers. We believe that our standard rooms will contain elements of luxury, comfort and business utility that will distinguish them from other Las Vegas hotel rooms. All standard rooms will have views of either the golf course or Las Vegas Boulevard and also will have large working desks equipped with convenient and accessible electrical outlets and dedicated high-speed Internet connections. Standard room bathrooms will have an oversized countertop, double sinks, a makeup area and television, a glass shower enclosure, a separate toilet compartment and a bathtub for two.

        We also plan for Le Rêve to provide single and multiple bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel guests. Le Rêve will offer 270 parlor and salon suites (beginning at approximately 1,250 square feet) located in the tower of the hotel high-rise building and 21 one- and two-bedroom fairway lanai suites (beginning at approximately 2,200 square feet) located on the east side of the low-rise complex overlooking the golf course. The high-rise suites will be separated from the standard guest rooms on each floor, effectively creating a separate but adjoining "suite tower" accessible only to suite occupants. Occupants of the suites can also make use of a special hotel garden entrance to the hotel, located off of the south porte cochere VIP arrival area, as well as an exclusive elevator for the suites. The suites will be conveniently located near the casino and some of the fine-dining restaurants.

        We have designed these elegant and spacious suites to satisfy the expectations of the highly sought-after international gaming customer. The salon suites' living rooms and bedrooms are designed to have views overlooking the Las Vegas Strip or Las Vegas' surrounding geography. We plan for each salon suite to feature a luxurious lounge area with a media center, adjacent dining or conference area, wet bar and oversized bathroom.

        We believe that the location of our lanai suites on the golf course fairway will be especially attractive to our VIP gaming customers and hotel guests who desire the peace and privacy of staying in more secluded living quarters detached from the main hotel complex. The 21 fairway lanai suites will be situated in a three-story structure with seven suites on each floor and will be conveniently located near our four swimming pools. Each of our fairway lanai suites will have its own private patio overlooking the golf course and will include programmable guestroom controls to accommodate many of the native languages of our hotel guests. Each of our suites will be decorated and furnished to satisfy the most discriminating tastes and clientele.

        We also will offer three two-bedroom and three four-bedroom villas located in the low-rise structure of our hotel. Our villas will average approximately 7,100 square feet. Our villas will be accessible via a private entry located off of the south porte cochere VIP arrival area and will be conveniently located close to our retail stores and fine-dining restaurants.

        The Casino.    We expect Le Rêve to have an approximately 118,400 square foot casino located in the center of the first level of the low-rise building. Le Rêve's casino will be designed with a feeling of casual elegance and color palettes that complement Le Rêve's resort setting. We have planned the casino to have a well-organized floor plan and well-defined pathways that will allow our patrons easy access to the casino. The casino's main gaming area will contain approximately 120 table games and 2,000 slot machines, a race and sports book, poker room and keno lounge. Our gaming limits will accommodate a full range of casino customers. In addition, Le Rêve will have a baccarat salon and private gaming rooms with direct access from the "suite tower." Each private gaming room will be elegantly appointed with its own private dining room and patio terrace overlooking Le Rêve's pools. We will market the casino directly to gaming customers using database marketing techniques, slot clubs and traditional incentives, such as reduced room rates and complimentary meals and suites. We will offer high-roller gaming customers premium suites and special hotel services.

        The Golf Course.    As described above, based on current publicly available plans, when Le Rêve opens, it will have the only golf course located on the site of a hotel casino resort on the Las Vegas Strip. We expect that the par 70, 18-hole championship golf course, which will be accessible only to hotel guests of Le Rêve, will feature three lakes and a series of meandering streams that will carve their way from the west to east end of the property. The 18th green will have a view of an approximately 30 foot waterfall. We have designed the golf course with dramatic elevation changes and plan to include water on almost every hole.

        Restaurants, Lounges, Bars and Nightclub.    We plan to offer 18 food and beverage outlets, including six fine-dining restaurants and a 600-seat buffet. We plan to follow the approach Mr. Wynn utilized at Mirage Resorts in seeking to persuade signature chefs to either move to Las Vegas or open second versions of restaurants that are well-known in other cities. We plan to engage a number of well-known interior designers to decorate and stylize Le Rêve's numerous restaurants. We expect Le Rêve to offer a full complement of lounges and bars and a nightclub. Several of our restaurants are planned to overlook the Le Rêve lake and will offer outdoor lounges and/or dining areas.

        Showroom.    Le Rêve's showroom will be customized to accommodate the unveiling of Franco Dragone's new water-based entertainment production. Mr. Dragone is the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère," as well as Celine Dion's new production at the approximately 4,000-seat performing arts "Colosseum" currently being constructed by Caesars Palace and scheduled for completion in the first quarter of 2003. "O" and "Mystère" have been consistently sold out since opening.

        The showroom will be connected via a corridor to the casino and will be conveniently located adjacent to the parking garage so that minors will not have to walk through the casino to enter the venue. The showroom will seat 2,080 guests and will feature an approximately 1,000,000 gallon performance pool. The seating for the showroom is designed to extend around the performance area a full 360 degrees and to be suspended over the performance pool with no seat farther than approximately 42 feet from the performance area.

        The Art Gallery.    Le Rêve will also offer an art gallery displaying rare paintings from The Wynn Collection. The Wynn Collection consists of works from 19th and 20th century European and American masters, and at various times has included works by Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh. Several of these paintings were on display at Bellagio before MGM Grand's acquisition of Mirage Resorts. Subject to certain notice restrictions, Mr. and Mrs. Wynn will retain the right to remove or replace any or all of the works of art that will be displayed in the art gallery. We currently operate the art gallery and pay for the insurance on the works of art and will continue to do so after Le Rêve opens. We lease The Wynn Collection from Mr. and Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, which is not material. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease.

        Ferrari and Maserati Dealership.    We have entered into letters of intent with Ferrari North America, Inc. and Maserati North America, Inc. to open an authorized on-site, full-service Ferrari and Maserati dealership. We expect that our franchises will include an underground service area, as well as a café and retail store. Currently, there are only 29 Ferrari dealerships in the United States and we expect ours to be the first in Nevada. The dealership will be located near the main entrance to the hotel.

        The letters of intent require us to submit designs and plans for the dealership to Ferrari North America and Maserati North America for approval and to satisfy certain financing and other conditions. If we are approved to operate the franchises, Ferrari North America and Maserati North America will have first and senior priority security interests in their respective franchises. Under the letters of intent, no changes in the proportional equity interests in Wynn Resorts held by Mr. Wynn, Aruze USA, Baron Asset Fund and our public stockholders as a group upon consummation of this offering can be made without the approval of Ferrari North America and Maserati North America.

        Retail Space.    Le Rêve will contain approximately 78,200 square feet dedicated to retail shops. We expect to lease approximately half of the shops to tenants operating boutiques, including brand name and high-end boutiques. We plan to operate the remaining stores, including a golf shop and other shops selling, among other things, men's clothing, women's apparel and accessories, art, watches and sundries. Some of Le Rêve's shops will be dedicated to selling proprietary products specially created for Le Rêve.

        The Spa, Salon and Fitness Complex.    We will own and operate a world-class spa, salon and fitness complex offering high-end spa treatments and fitness equipment and custom label and branded skin and body treatment products, as well as clothing, accessories, and athletic wear. The 38,000 square foot spa and salon complex will be directly accessible from the main guestrooms, the suites and villas, and pool deck elevators.

        Swimming Pools.    Le Rêve will offer its guests four outdoor swimming pools and two whirlpool spas. One swimming pool and one whirlpool spa will be dedicated for the exclusive use of our suite guests. The pool areas will feature cabanas and lush landscaping.

        Convention, Meeting and Reception Facilities.    Le Rêve will feature approximately 200,000 square feet (including corridors and patio space), including a grand ballroom, a junior ballroom and meeting rooms with outdoor patios overlooking either the pool area or the golf course, as well as boardrooms and a business center. Covered patios off of the meeting rooms are available as pre-function or break-out areas.

        The Wedding Chapels.    Le Rêve will include two intimate wedding chapels that we expect to seat 60 guests each.

        Parking.    Our north parking garage, which will have easy access to our hotel, will provide approximately 1,840 parking spaces for our guests and other visitors. The second level of the north parking garage will connect to a retail promenade that will lead to our casino. We will have two levels of valet parking under the hotel and a separate parking area for employees located on the 20-acre parcel next to the Le Rêve. In total, there will be approximately 3,950 parking spaces available to employees and guests of Le Rêve.

Gaming Market and Competition

  Las Vegas Market

        Overview.    Las Vegas is one of the fastest growing leisure, lodging and entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas has continued to increase at a steady and significant rate. The number of visitors increased from approximately 29.6 million in 1996 to approximately 35.0 million visitors in 2001, a compound annual growth rate of 3.3%. Aggregate expenditures by these visitors increased at a compound annual growth rate of 7.5%, from approximately $22.5 billion in 1996 to approximately $31.6 billion in 2001. The number of residents in Clark County, the greater Las Vegas area, has increased from 1,115,940 residents in 1996 to 1,425,723 residents in 2000, a compound annual growth rate of 6.6%.

        Expanding Hotel and Gaming Market.    Las Vegas has one of the strongest and most resilient hotel markets in the country and, according to the American Gaming Association, has the largest casino gaming revenue in the United States. The number of hotel and motel rooms in Las Vegas has increased by 27.8% from 99,072 in 1996 to 126,610 in 2001. Major properties on the Las Vegas Strip opening over this time period include Bellagio, Mandalay Bay Resort & Casino, New York-New York Hotel and Casino, Paris Las Vegas, Aladdin Resort & Casino and The Venetian. In addition, a number of existing properties on the Las Vegas Strip embarked on expansions during this period including MGM Grand Hotel and Casino, Luxor Hotel and Casino, Circus Circus Hotel, Casino and Theme Park, Mandalay Bay Resort & Casino and Caesars Palace. Despite this significant increase in the supply of rooms in Las Vegas, hotel occupancy rates exceeded on average 90.6% for the years 1990 to 1999, averaged 92.5% in 2000 and 88.9% in 2001.

        According to the Las Vegas Convention and Visitors Authority, Clark County gross gaming revenue has increased by 31%, from approximately $5.8 billion in 1996 to approximately $7.6 billion in 2001. As a result of the increased popularity of gaming, Las Vegas has sought to increase its popularity as an overall vacation resort destination. We believe that the growth in the Las Vegas market has been enhanced as a result of a dedicated program by both the Las Vegas Convention and Visitors Authority and major Las Vegas hotels to promote Las Vegas as a major vacation and convention site and the increased capacity of McCarran International Airport.

        Growth of Las Vegas Retail Sector and Non-Gaming Revenue Expenditures.    The Las Vegas market continues to evolve from its historical gaming focus to broader entertainment and leisure offerings. In addition to the traditional attractiveness of gaming, the market is continuing to expand to include retail, fine dining, sporting activities, major concerts and other entertainment facilities. This diversification has contributed to the growth of the market and broadened the universe of individuals who would consider Las Vegas as a vacation destination. The more diversified entertainment and leisure offerings present significant growth opportunities. In particular, the newer, large theme-destination resorts have been designed to capitalize on this development by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their patrons, in addition to gaming.

        Las Vegas as a Convention Center Attraction.    According to Tradeshow Week 200, an annual publication that analyzes the 200 largest trade shows in the United States, Las Vegas was the most popular trade show destination in the United States with a 28.4% market share of the Tradeshow Week 200 shows in terms of net square footage and one of the most popular convention destinations in the United States in 2001. In 1996, approximately 3.3 million persons attended conventions in Las Vegas, providing approximately $3.9 billion in non-gaming trade show and convention revenue. By 2001, the number of convention attendees increased to more than 4 million, providing approximately $4.8 billion in non-gaming and trade show convention revenue.

        Trade shows are held for the purpose of getting sellers and buyers of products or services together in order to conduct business. Trade shows differ from conventions in that trade shows typically require substantial amounts of space for exhibition purposes and participant circulation. Conventions generally are gatherings of companies or groups that require less space for breakout meetings and general meetings of the overall group. Las Vegas offers trade shows and conventions a unique infrastructure for handling the world's largest shows. This includes a concentration of approximately 72,000 hotel rooms located on the Las Vegas Strip, two convention centers—the Las Vegas Convention Center and the Sands Expo and Convention Center—with a total of over 4 million square feet of convention and exhibition space, convenient air service from major cities throughout the United States and other countries and significant entertainment attractions. In addition to the Sands Expo and Convention Center and the Las Vegas Convention Center, the MGM Grand Hotel and Casino has constructed a conference and meeting facility of approximately 300,000 gross square feet. The Mirage has recently added 90,000 gross square feet of meeting space, and Mandalay Bay Resort & Casino has begun construction of an approximately 1.8 million square foot convention center with an estimated completion date of early 2003. We believe that Las Vegas will continue to evolve as one of the country's preferred trade show and convention destinations.

        Statistics on the Las Vegas Gaming Industry.    The following table sets forth certain information derived from published reports of the Las Vegas Convention and Visitors Authority and the Nevada State Gaming Control Board concerning Las Vegas Strip gaming revenue and visitor volume and hotel data for the years 1996 to 2001. As shown in the table, the Las Vegas market has achieved significant growth in visitor volume and tourist revenue.

Historical Data for Las Vegas Gaming Industry(1)

	1996	1997	1998	1999	2000	2001
Las Vegas Visitor Volume	29,636,631	30,464,635	30,605,128	33,809,134	35,849,691	35,017,317
Percentage Change	2.2%	2.8%	0.5%	10.5%	6.0%	(2.3)%
Total Visitor Expenditures(2)	$22,533,258	$24,952,189	$24,577,469	$28,695,178	$31,462,337	$31,555,924
Percentage Change	8.9%	10.7%	(1.5)%	16.8%	9.6%	0.3%
Las Vegas Strip Gaming Revenue(2)	$3,579,269	$3,809,373	$3,812,630	$4,488,657	$4,805,059	4,703,692
Percentage Change	—	6.43%	0.09%	17.7%	7.0%	(2.1)%
Las Vegas Convention Attendance	3,305,507	3,519,424	3,301,705	3,772,726	3,853,363	4,049,095
Percentage Change	13.0%	6.5%	(6.2)%	14.3%	2.1%	5.1%
Las Vegas Hotel Occupancy Rate	93.4%	90.3%	90.3%	92.1%	92.5%	88.9%
Las Vegas Hotel/Motel Room Supply	99,072	105,347	109,365	120,294	124,270	126,610
Percentage Change	10.0%	6.3%	3.8%	10.0%	3.3%	1.9%

(1)
Sources: Las Vegas Convention and Visitors Authority and Nevada State Gaming Control Board for the fiscal years ended December 31.

(2)
Dollars in thousands.

  Competition

        Hotel/Casino Competition.    The casino/hotel industry is highly competitive. Le Rêve, which will be located on the Las Vegas Strip, will compete with other high-quality resorts and hotel casinos in Las Vegas, including those located on the Las Vegas Strip, on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. Le Rêve will also compete with other hotels in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas.

        In June 2003, The Venetian expects to complete a 1,000-room hotel tower on top of the resort's existing parking garage. Also, Mandalay Bay Resort & Casino has announced that it expects to begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening date of October 2003. Other than the expansions of The Venetian and Mandalay Bay Resort & Casino, we are not aware of any significant additions of hotel rooms to major hotel casino resort properties in Las Vegas or any developments of new major hotel casino resort properties in Las Vegas in the near future. Many of the competing properties, such as the Bellagio, Caesars Palace, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, the MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Rio All-Suite Hotel & Casino, Treasure Island at The Mirage and The Venetian, have themes and attractions which draw a significant number of visitors and will directly compete with our operations. Some of these facilities are operated by companies that have more than one operating facility and may have greater name recognition and financial and marketing resources than us and market to the same target demographic group as we will.

        We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury.

        Las Vegas casinos, including our own, also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and

Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution, allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California and in accordance with federal law. These gambling activities are permitted if (1) the governor of California and a Native American tribe reach an agreement on a compact, (2) the California legislature ratifies the compact and (3) the federal government approves the compact. The governor, the legislature and the federal government have approved many compacts. As a result, casino-style gaming is now legal on many tribal lands in California. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business.

        Our casino will also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States will also increase competition we face and will continue to do so in the future. Additionally, if gaming is legalized in jurisdictions near our property or our target markets where it currently is not permitted, we will face additional competition. See "Risk Factors—General Risks Associated with Our Business—Our casino, hotel, convention, retail and other facilities face intense competition."

        Retail Competition.    Le Rêve's retail stores will operate in a highly competitive environment. Le Rêve's retail stores will compete with other retail stores located in other Las Vegas hotel casino resorts and shopping districts. Among these Las Vegas shopping locations, Le Rêve will face significant competition from the retail stores at Bellagio, the Forum Shops at Caesars Palace, The Grand Canal Shoppes at The Venetian and Desert Passage at Aladdin Resort & Casino. In particular, Le Rêve's retail stores will face competition from the premium retail stores of the Fashion Show Mall, which is owned by The Rouse Company, a publicly traded company. The Fashion Show Mall, which is situated across the Las Vegas Strip from Le Rêve, is currently undergoing an extensive remodeling and expansion program, reportedly increasing in size from approximately 773,000 square feet to nearly 2 million square feet. Beginning in November 2002, the Fashion Show Mall is expected to contain an approximately 180,000 square foot Nordstrom and a flagship store of Bloomingdale's Home & Furniture. The expansion of the Fashion Show Mall is expected to be completed in October 2003 with a new Lord & Taylor and is expected to include a total of approximately 300 shops. In addition, Le Rêve's retail stores will compete with outlet shopping areas located on the way to Las Vegas from Los Angeles and other places, which tend to offer merchandise at discounted prices.

        Our retail stores will compete on the basis of, among other things, the location of our stores, the breadth, quality, style, and availability of merchandise, the level of customer service offered and merchandise price. We will also compete with other retail properties for retail businesses on the basis of the rent charged and location.

        We believe that our retail operations will generate approximately 5% of our total revenue. However, we will face significant competition in this market area. Any increase in our competitors' market share for retail customers in Las Vegas could negatively impact our operations in a significant manner. See "Risk Factors—General Risks Associated with Our Business—Our casino, hotel, convention, retail and other facilities face intense competition."

Construction Schedule and Budget

        We have scheduled ground breaking for Le Rêve to occur in September 2002, with an opening to the general public scheduled for March 2005.

        Wynn Design & Development, a wholly owned subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom) and for managing construction costs and risks associated with the Le Rêve project. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on our credit facilities, our contemplated FF&E facility, the second mortgage notes and any other indebtedness and obligations of ours which will be due before four months following the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        Of the estimated $2.4 billion total development cost for Le Rêve, the design and construction costs are budgeted to be approximately $1.375 billion, including the cost of constructing the golf course and principal parking garage, but excluding costs such as pre-opening costs, entertainment production costs, site acquisition costs, construction period interest, financing fees and certain furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies. In an effort to manage our construction risk, we have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $902 million of the budgeted $1.375 billion design and construction cost, subject to increases based on scope changes and other exceptions, to construct Le Rêve.

        We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $902 million of the budgeted $1.375 billion design and construction costs, subject to increases based on, among other items, scope changes, to construct Le Rêve. Approximately $473 million of the $1.375 billion budgeted design and construction cost expenditures are not part of the guaranteed maximum price contract, such as:

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  owner-managed interior design and related furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features at a budgeted cost of approximately $295.4 million;

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  construction of the new golf course at a budgeted cost of approximately $21.5 million; we expect to solicit competitive bids in summer 2002 for construction of the new golf course and to award the construction contract in the third quarter of 2002;

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  construction of the principal parking garage at a budgeted cost of approximately $11.5 million;

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  estimated design and engineering professional fees of approximately $64.2 million;

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  costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $13.4 million;

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  costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $23.6 million;

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  utilities and security costs during construction of approximately $6.3 million;

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  estimated insurance costs of approximately $12.6 million for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance during the construction period; and

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  contingency of approximately $24.5 million of the total owner's contingency of $32.1 million.

We are responsible for these elements of the budget, including any cost overruns with respect to these elements. Of this remaining $473 million of budgeted design and construction costs, we have spent approximately 6.4% to date. We have confirmed pricing with respect to another 35.2% so that we have spent or confirmed pricing for a total of approximately 41.6% of these remaining budgeted costs.

        We have entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.85 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. The construction contract with Bomel provides that design work will commence in June 2002. We expect that construction will commence in September 2002. We expect to solicit competitive bids in summer 2002 for the construction of the golf course and to award the contract in the third quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

        We expect to lease approximately one-half of the retail shops at Le Rêve to third parties and intend to provide some of our retail tenants an allowance for improvements as part of the lease arrangements. These construction costs and allowances are included in our design and construction budget for Le Rêve. Design and/or construction costs in excess of an allowance are intended to be the responsibility of the particular retail tenant. Nevertheless, if we are unable to successfully negotiate leases consistent within our design and construction budget, we may have to fund or construct, at our cost, additional improvements in connection with the leases relating to the space.

        We intend to operate most, if not all, of the restaurants at Le Rêve. We plan to construct the improvements for all of the restaurants, whether managed by us or by third parties, and the costs of those improvements are included in our design and construction budget.

        We believe that the overall design and construction budget of $1.375 billion is reasonable. In addition to the guaranteed maximum price provisions of the construction contract, we plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

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  a $32.1 million owner's contingency that we may use, subject to conditions that our lenders may impose, to cover owner-created delays and owner-originated changes in the scope of the work;

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  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million;

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  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;

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  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;

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  a $50 million completion guaranty in favor of the lenders under our credit facilities and our second mortgage note holders by our special purpose subsidiary, which guaranty will be secured by $50 million of the proceeds of this offering deposited in a collateral account and pledged to the lenders under our credit facilities and second mortgage note holders, to be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement;

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  a separate liquidity reserve account to be held by Wynn Las Vegas into which we will deposit $30 million of the net proceeds of this offering pledged to the lenders under our credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project and to be applied to the costs of the project, as the lenders under our credit facilities determine in accordance with the disbursement agreement; and

  •
  budgeted interest and commitment fees on our debt facilities for four months after our scheduled opening date.

Despite these protections, design and construction costs may be significantly higher than expected. In addition, the completion guaranty funds will not be available to us until Le Rêve opens. The liquidity reserve funds will not be available to us, other than to meet our working capital needs, until we have met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve. Furthermore, if we do not complete construction of Le Rêve by August 31, 2005, we will be in default under our credit facilities, and the holders of our indebtedness will have the right to accelerate our indebtedness and exercise other rights and remedies against us. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient to meet our obligations, and we might have difficulty obtaining more financing." We do not expect to be able to obtain insurance for delayed opening of Le Rêve, loss of use of the project or loss due to force majeure events. See "Risk Factors—Risks Associated with Our Construction."

Design and Construction Team

        Wynn Resorts' subsidiary, Wynn Design & Development, together with Mr. Wynn, is designing Le Rêve. Wynn Design & Development, which will supervise construction of Le Rêve, is comprised of a highly qualified team of specialists with an impressive track record in designing, constructing and completing major hotel casino resorts. The Wynn Design & Development team includes:

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  Kenneth R. Wynn, President. Mr. Kenneth R. Wynn will be supervising the construction, architectural and interior design and purchasing for Le Rêve. Mr. Kenneth R. Wynn previously served as President of Atlandia Design & Furnishings, Inc., then a wholly owned subsidiary of Mirage Resorts, where he directly supervised the construction, architecture, interior design and purchasing departments, as well as outside contractors and consultants, for all of Mirage Resorts' new construction and remodel projects, including Bellagio, The Mirage, Treasure Island at The Mirage and Golden Nugget—Las Vegas. Mr. Kenneth R. Wynn is the brother of Mr. Stephen A. Wynn.

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  W. Todd Nisbet, Executive Vice President—Project Director. Mr. Nisbet will be supervising the construction of Le Rêve. Mr. Nisbet has over 15 years of experience in the construction industry through his employment by Marnell Corrao, where he had direct supervisory capacity over the construction of Bellagio, Treasure Island at The Mirage, projects at The Mirage, such as the expansion of the convention center, the volcano upgrade and the high limit slot area, and the expansion of the north casino at Caesars Palace.

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  DeRuyter O. Butler, Executive Vice President—Architecture. Mr. Butler has been employed by Atlandia Design & Furnishings or Wynn Design & Development for nearly 20 years. Mr. Butler directly supervised the architectural design of major hotel casino resorts such as Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas.

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  Roger P. Thomas, Executive Vice President—Design. Mr. Thomas, who served as the Vice President—Design for Atlandia Design & Furnishings for over 15 years, was responsible for the interior design of The Mirage, including the standard rooms, suites and villas, the spa and salon, the Siegfried & Roy and Danny Gans showrooms and the expansion of the convention center. In addition, Mr. Thomas supervised the interior design of Bellagio, Treasure Island at The Mirage and the Golden Nugget—Las Vegas.

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  Janellen Sachs Radoff, Vice President—Design. Ms. Radoff held the position of Executive Designer at Atlandia Design & Furnishings for almost 15 years and has over 25 years of experience in interior design. Ms. Radoff worked with Mr. Thomas to create the interior design of major hotel casino resorts projects such as Bellagio, The Mirage and the Golden Nugget—Las Vegas.

Construction Contracts

        The following discussion summarizes the material terms of our construction contracts. These summaries do not purport to be complete and are qualified in their entirety by reference to the contracts themselves.

  Construction of the Hotel/Casino

        Overview.    We have entered into a construction agreement with Marnell Corrao, the contractor, for construction services for a substantial portion of the construction, but not design, of Le Rêve, excluding the principal parking garage and the golf course construction, for a guaranteed maximum price. The guaranteed maximum price is approximately $902 million (subject to various contingent adjustments). The guaranteed maximum price includes:

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  a fixed lump sum contractor's fee in the amount of $30 million;

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  costs necessarily incurred by Marnell Corrao in the performance of its obligations under the construction contract, including the cost of payment and performance bonds for Marnell Corrao and subcontractors required by the construction contract; and

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  an approximately $7.6 million owner-controlled contingency to cover, among other items, owner-created delays and owner-originated changes in the scope of work.

        The guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction.

        Although we have determined the overall scope and general design of Le Rêve, not all of the construction elements that are the subject of the guaranteed maximum price contract have been finalized. The approximately $902 million maximum price includes construction components totaling approximately $515.5 million for which detailed plans have not yet been finalized. The guaranteed maximum price for these components is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created for the remaining components. If the plans for these components do not substantially conform to the premises and assumptions described in the construction contract, or if we request change orders with respect to these components or any component for which there are final plans or defects or deficiencies in the architectural plans or concealed conditions, we will be responsible for the excess costs. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price, even if the drawings are redesigned to be consistent with the premises and assumptions. The premises and assumptions reflect general concepts and techniques pursuant to which the contractor will construct Le Rêve. However, the premises and assumptions may not be sufficiently specific so as to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

        As of the date of this prospectus, and with regard to a portion of the construction budget covered by the Marnell Corrao construction contract:

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  we have prepared and received bids on final construction drawings and specifications for approximately 3 million square feet of high rise hotel, convention center, central plant, meeting rooms and warehouse space, which represents approximately $349 million of the construction elements covered by the construction contract;

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  approximately $515.5 million represents components, for which final plans have not yet been completed; and

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  approximately $32.1 million of the approximately $515.5 million of construction components consists of allowances for additional items of the construction work that are in the earliest concept stages, such as construction of the "mountain." If the actual cost of these items exceeds the allowances, we will be responsible for these excess amounts.

        Drawings for the interior work on the project have not been finished. We are responsible for all costs and cost overruns associated with the interior work.

        There are also certain permit and similar fees and costs which are not Marnell Corrao's responsibility and are not a part of the guaranteed maximum price, but are our responsibility.

        The construction contract calls for the cost of the work provided by Marnell Corrao to be at the lowest reasonably available prices obtainable by Marnell Corrao's best efforts, unless we have given prior written consent to incur higher expenses.

        If we reasonably believe at any time, based on the progress of the work and the cost of the work, that the work cannot be completed for the guaranteed maximum price, we have the right after certain notice periods to require Marnell Corrao to provide us with satisfactory evidence of funds available to Marnell Corrao to pay any anticipated overages.

        Due to the lack of final plans for substantial portions of the project, the construction contract does not require Marnell Corrao to adhere to specific cost limits on a line item basis. Rather, it only obligates Marnell Corrao to complete the construction within an overall guaranteed maximum price subject to certain general balancing and other requirements. Therefore, subject to the general balancing requirements of the construction contract, there is a risk that the funds earmarked for the guaranteed maximum price could be exhausted before substantial completion of the project should Marnell Corrao spend greater amounts on certain line items in the earlier stages of construction. In addition, the disbursement agreement and the credit facilities will contain balancing provisions requiring us to demonstrate, as a condition to every release or drawdown of funds, that we have sufficient funds available to cover all remaining construction costs, plus required contingency, in accordance with our construction budget. Accordingly, if Marnell Corrao spends greater amounts than anticipated in respect of any component of the work, we may be denied further access to the proceeds of the second mortgage notes and under our credit facilities.

        We will continue to evaluate the project design in relation to its construction schedule and budget and the demands of the Las Vegas tourist and gaming market. Accordingly, the design of individual elements of Le Rêve may be refined from the descriptions contained in this prospectus.

        Potential Increases in the Guaranteed Maximum Price.    The construction contract with Marnell Corrao provides that the guaranteed maximum price will be appropriately increased, and the deadline for completion of construction will be appropriately adjusted, on account of, among other circumstances:

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  changes in the design documents prepared by the architect or deficiencies in the design documents;

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  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

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  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

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  delays caused by us.

        We will commence construction of Le Rêve before all plans and specifications will be completed. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under specific circumstances, could defer the contractor's obligation to deliver the completed project by the scheduled completion date.

        Cost overruns could cause us to be out of "balance" under our debt facilities and, consequently, unable to obtain funds from the second mortgage note proceeds secured account or to draw down under our credit facilities. If we cannot obtain these funds, we will not be able to open Le Rêve to the general public on schedule or at all.

        When we finalize plans or specifications in the future, we may discover that we need to obtain additional funding, which may not be available on satisfactory terms or at all, or we may choose to reduce the scope of work and design components to reduce costs of the work.

        Competitive Bids.    Unless we specify otherwise, subcontractors will be selected after a bidding process that includes, to the extent practicable, at least three bidders from a list of bidders provided by Marnell Corrao. Marnell Corrao will submit the various bids received from prospective subcontractors, all information available to Marnell Corrao with respect to the bids and prospective subcontractors and Marnell Corrao's recommendation of the prospective subcontractor for the contract. We, with Marnell Corrao's assistance, will select each subcontractor based on this information. If we select a subcontractor other than one recommended by Marnell Corrao, and there is a difference in the bids of the subcontractor we select above stated thresholds, the guaranteed maximum price may be increased.

        Substantial Completion.    Marnell Corrao is responsible for achieving "substantial completion" of the work by a guaranteed date of substantial completion. Substantial completion is defined in the construction contract as the stage in the progress of the development of Le Rêve when it is sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all aspects of Le Rêve covered by the construction contract can be open to the general public. As mentioned earlier, under the construction contract, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. This period is referred to in the construction contract as the "contract time," and may only be adjusted in accordance with the construction contract. The contract time may be extended, among other reasons, due to force majeure events as noted below, and changes by us in the scope of the work.

        Plans for a substantial portion of the approximately $902 million guaranteed maximum price construction budget have not been finalized. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under certain circumstances, could defer Marnell Corrao's obligation to deliver the completed project by the scheduled completion date.

        Parent Guaranty.    Austi, the parent company of Marnell Corrao, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance and payment obligations under the construction contract until final payment under that contract. Austi is a private company controlled by the Anthony A. Marnell II family.

        Force Majeure and Owner Delay.    Any delays in performance by Marnell Corrao arising from a force majeure occurrence, which includes industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, fire, unavoidable casualties, adverse weather conditions not reasonably anticipated, or other causes which, based on Marnell Corrao's extensive experience in constructing projects of similar scope and complexity in the same location, are unforeseeable and beyond Marnell Corrao's reasonable control, and any delays caused by us or our agents, consultants or separate contractors, may, subject to certain limitations, allow Marnell Corrao an extension of the contract time.

        Payment and Performance Bond.    Marnell Corrao will obtain a performance and payment bond in the amount of $150 million, covering its performance of the construction contract and payment of obligations thereunder. The performance and payment bond will be issued by a bonding company with an A.M. Best Co. rating of A XV or better, and will name us and our lenders and agents relating to the lenders under our credit facilities and the trustee on behalf of the second mortgage note holders as obligees and beneficiaries. After it is issued, the performance and payment bond may not be increased or decreased unless we approve in advance. Certain of the subcontractors performing work for Marnell Corrao on the project will also be bonded.

        Early or Late Completion.    If Marnell Corrao achieves substantial completion of the work before the guaranteed date of substantial completion without increasing the cost of the work to achieve such early completion, we will pay Marnell Corrao an early completion bonus equal to $50,000 per day for each day before the guaranteed date of substantial completion that the work was substantially completed. The amount of the early completion bonus will not exceed $1 million.

        If Marnell Corrao fails to achieve substantial completion of the work within the contract time, Marnell Corrao will pay us, as liquidated damages, $300,000 per day beginning on the sixth day after the guaranteed substantial completion date and continuing every day thereafter until substantial completion of the work is achieved or the total amount of liquidated damages equals $9 million. Marnell Corrao's liability to us for damages arising solely from delays caused by Marnell Corrao or for which Marnell Corrao is responsible, will not exceed $9 million as provided in the construction contract. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages may exceed $9 million, or 30 days of delay.

        Payment.    Marnell Corrao must make an itemized application for payment based on an approved schedule of values. Payment of the application is subject to approval by us and our lenders, based on the conditions of the construction contract. Subject to certain limitations imposed by the Nevada Revised Statutes, the construction contract allows us to withhold amounts from any payments due to Marnell Corrao which we determine to be necessary to protect us against liens until the liens are bonded or otherwise discharged. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected." We are entitled to retain 10% of all monies due to subcontractors under the monthly applications for payment until the work is complete, though there is no retainage on payments to Marnell Corrao or vendors. However, after 50% of the scope of the work is complete, we may elect to reduce the level of retention for selected subcontractors under certain conditions and subject to the approval of our lenders.

        Warranties and Guarantees.    Marnell Corrao's general construction warranty and guarantee extends for one year after substantial completion of the work. Marnell Corrao guarantees that its construction workmanship will be first class in quality, free from all faults and defects, and that the work will comply with the construction contract requirements and all applicable laws, codes and regulations. Marnell Corrao also guarantees that all materials, equipment, mechanical devices and supplies incorporated into the work will be new and will strictly meet the specifications and requirements of the construction contract.

        Furthermore, Marnell Corrao warrants that Marnell Corrao has substantial experience in performing major projects with scopes of work similar to Le Rêve, and, where required by law, is licensed to perform the work. Marnell Corrao will assign to us all subcontractor warranties and/or guarantees and provide the benefit of all vendor's warranties. Marnell Corrao also agrees to assist us in prosecuting the enforcement of all subcontractor and vendor warranties. Marnell Corrao's warranty excludes damages or defects caused by ordinary wear and tear, insufficient maintenance, improper operation or improper use by us.

        Insurance.    Through the owner-controlled insurance program, we will pay for and maintain builder's risk and "wrap-up" liability insurance upon Marnell Corrao's and all subcontractors' work at the site. This insurance includes:

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  builder's risk insurance;

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  on-site workers compensation and employers liability insurance;

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  commercial general liability insurance; and

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  umbrella and excess liability insurance.

        The owner-controlled insurance program will be for the benefit of us, Marnell Corrao and its subcontractors, unless specifically excluded, who have on-site employees. It is anticipated that the lenders under our credit facilities and the trustee on behalf of the second mortgage note holders will be required to be named as additional insureds under the insurance required to be carried under the construction contract. This coverage applies only to work performed under the construction contract at the site. Participation in the owner-controlled insurance program will be mandatory. Marnell Corrao is required to, and is required to cause all of the subcontractors to, complete all forms, submit the information required and comply with the terms of the owner-controlled insurance program manual. No exceptions can be made to this requirement without our prior approval.

        Additional Insurance.    Additionally, Marnell Corrao is required to, and is required to cause the subcontractors to, obtain and maintain the following, which are not included in the owner-controlled insurance program:

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  automobile liability insurance, with limits of not less than $1 million combined single limit for bodily injury, death and property damage per occurrence; and

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  off-site activities.

Also, included as a cost of the work within the guaranteed maximum price is our obligation to reimburse Marnell Corrao for certain additional insurance maintained by Marnell Corrao but not required by the construction contract.

        Ineligible Parties and Termination of the Owner-Controlled Insurance Program.    We have the right to terminate or to modify the owner-controlled insurance program upon 30 days advance written notice to Marnell Corrao and each subcontractor covered by the owner-controlled insurance program. If Marnell Corrao or any subcontractor fails to, or is ineligible to, enroll in the owner-controlled insurance program or the owner-controlled insurance program is terminated, Marnell Corrao and the subcontractors must provide, pay for and maintain the following types of coverage in accordance with the requirements of the construction contract, including as to coverage amounts, and in addition to the additional insurance noted above:

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  commercial general liability insurance;

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  workers' compensation and employer's liability insurance; and

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  umbrella and excess liability insurance.

For all of these policies, Marnell Corrao and all subcontractors must obtain a waiver of subrogation, where allowed by law, against us and all other named insureds and their agents and employees.

        Indemnification.    Marnell Corrao has agreed to indemnify us, our affiliates and our lenders (including trustees and agents relating to the lenders under our credit facilities and the trustee on behalf of the second mortgage note holders) from all claims, costs, expenses, damages, liabilities and losses, including the defense of lawsuits or threatened lawsuits, suffered by or threatened against us and/or our affiliates and lenders (including trustees and agents related to our lenders and our financing and the trustee on behalf of the second mortgage note holders) that relate to or arise out of performance of the work or any act or omission of Marnell Corrao or any subcontractor or vendor and that are imposed by law or relate to, among other things:

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  personal injury;

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  death;

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  property damage;

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  violations of or failure to comply with applicable laws;

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  variations from the construction contract;

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  mechanics' liens relating to Marnell Corrao's work; or

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  any breach or alleged breach of Marnell Corrao's representations, obligations, covenants or agreements in the construction contract.

        In the event of contributory negligence by us and/or any indemnitee, Marnell Corrao will only be liable for payment in direct proportion to Marnell Corrao's percentage of fault, if any. Further, Marnell Corrao's indemnification obligation does not apply to a claim to the extent of any insurance proceeds actually received by the indemnitee or to a claim related to hazardous materials, subject to certain exceptions, and is limited as to damages for delay in completion of construction.

        Also, under the construction contract, Wynn Las Vegas has agreed to indemnify Marnell Corrao and its affiliates from all claims, costs, expenses, damages, liabilities and losses, including the defense of lawsuits or threatened lawsuits, suffered by or threatened against Marnell Corrao and/or its affiliates that relate to or arise out of any act or omission by us and that are imposed by law or relate to:

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  personal injury;

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  death;

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  property damage; or

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  any breach or alleged breach of Wynn Las Vegas warranties, representations, obligations, covenants or agreements in the construction contract.

        Certain liability limitations and releases in favor of the owner contained in the construction contract are also express limitations on the owner's indemnity obligations.

        Termination of Construction Contract.    Except as described below, we may cancel the construction contract or suspend, reduce, interrupt or delay, in whole or in part, the construction for our convenience at any time and under any circumstances by providing written notice to Marnell Corrao. If we cancel, suspend, reduce, interrupt or delay the construction contract, Marnell Corrao will do only the work necessary to preserve and protect the work already in progress and complete any work not cancelled, suspended, interrupted, delayed or reduced, and cancel all existing orders to vendors and subcontractors relating to terminated work. With respect to such cancellation, suspension, reduction, interruption or delay, the construction contract provides that we have no liability to Marnell Corrao or any subcontractor or vendor for, and neither Marnell Corrao nor any subcontractor or vendor may make any claim for, lost profit or overhead, and they have agreed to expressly limit their remedies in such event. However, our rights to terminate, suspend or delay the construction and the limitation on Marnell Corrao's remedies conflict with express provisions of the Nevada Revised Statutes and may not be enforceable. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected."

        Lenders.    Marnell Corrao has agreed to cooperate with all lenders, trustees, intercreditor agents, administrative agents and disbursement agents whom we designate, and will, on request, execute and deliver documents and instruments reasonably requested by those persons, including an amendment to the construction contract, so long as the amendment does not materially or substantially alter the rights, duties or obligations of Marnell Corrao and the subcontractors under the construction contract. Representatives of our lenders and the designated trustees, intercreditor agents, administrative agents and disbursement agents will also have access to the work and site and are entitled to audit Marnell Corrao, subcontractors and vendors to the same extent as us. Material changes to the drawings, specifications, contract time and guaranteed maximum price also may be subject to approval of our lenders.

        Claims and Disputes.    All claims relating to the construction contract initially must be made to us within 14 days after the claim arises. If we do not resolve the claim, the claim may be submitted to a court of competent jurisdiction in the state or federal courts in Las Vegas or Clark County, Nevada. Pending resolution of any claim, and subject to the Nevada Revised Statutes, Marnell Corrao will continue to perform construction so long as Marnell Corrao is paid for any amounts not in dispute. See "Risk Factors—Risks Associated with our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected."

  Construction of the Parking Garage

        Wynn Las Vegas has entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.85 million, subject to specified exceptions. The principal parking garage will consist of approximately 1,840 parking spaces and associated infrastructure. The construction contract with Bomel provides that design work will commence in June 2002. We expect that construction will commence in September 2002.

        Bomel and its subcontractors will be covered by the owner-controlled insurance program to the same extent and subject to the same exceptions and requirements as Marnell Corrao and its subcontractors for the casino and hotel portion of Le Rêve. The obligations of Bomel will not be bonded.

        The construction contract for the parking garage provides that the maximum cost to us for completion of Bomel's work on the garage will not exceed $9.85 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. To complete the garage facility, we expect to perform additional work under our own direction, which is budgeted to cost an additional approximately $1.65 million.

        Bomel's general construction warranty extends for one year, and up to five years with regard to some watertight aspects, after final completion of its work on the garage facility.

  Construction of the Golf Course

        We estimate that the cost to construct the golf course will be approximately $21.5 million. We expect to solicit bids in summer 2002 for the construction of the golf course and to award the contract in the third quarter of 2002. We cannot guarantee that our ultimate contract with a golf course contractor will contain provisions to protect us against cost overruns or delays associated with the golf course construction.

Water Show Entertainment Production Agreement

        We have entered into an agreement with Calitri Services and Licensing Limited Liability Company under which Calitri will create, develop and produce the water show at the Le Rêve showroom. Under the agreement, Calitri is required to employ Franco Dragone as the principal creator of the production, and the concept of the production is subject to Mr. Wynn's approval. Under the agreement, as orally amended, we will pay Calitri a $4 million fee, $2 million of which has been paid, and fund parts of the development and production budgets. In addition, Calitri will receive 10% of the revenue and one-half of the profits of the production. Under the agreement, we and Calitri will have joint and equal ownership rights to the production and any related intellectual property rights. The initial term of the agreement is ten years. However, if the production fails to satisfy certain revenue requirements, we may terminate the agreement prior to the end of its term. We also have an option to renew the agreement for an additional five-year term. We intend to enter into a written memorialization of this oral agreement prior to the completion of this offering. Upon the completion of this offering, we plan to grant Mr. Dragone an award of            shares of restricted stock. The restricted stock will be subject to our repurchase right, which will lapse in June 2006.

Marketing

        We believe that in operating some of the signature properties in Las Vegas, Mr. Wynn has developed a high degree of customer recognition and guest loyalty and therefore believe that Le Rêve will attract wealthy international and domestic gaming customers. We believe that Mr. Wynn's reputation will attract experienced, high-level international and domestic casino marketing executives. We also plan to utilize Mr. Wynn's network of longstanding relationships with representatives of high-roller and premium gaming players to attract these types of players to Le Rêve. Le Rêve plans to have marketing executives located in local offices in Tokyo, Hong Kong, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. We plan to develop a state-of-the-art guest loyalty program at Le Rêve to integrate in real-time, all gaming, hotel, food, beverage and retail revenue of a particular guest and compare it against incurred expenses to determine the profitability of that guest.

Seasonality

        We do not consider our Las Vegas business to be particularly seasonal. However, we expect that our revenue and cash flow may be slightly reduced during the summer months due to the tendency of Las Vegas room rates to be lower at that time of the year.

Employees

        We currently employ approximately 225 employees. We anticipate that when Le Rêve opens, we will employ approximately 7,000 employees in connection with the operation of our hotel casino resort. As a result, we will need to undertake a major recruiting and training program before the opening. However, we believe that we will be able to attract and retain a sufficient number of qualified individuals to operate the hotel and casino. We believe that we will be able to capitalize on Mr. Wynn's reputation and established relationships with former gaming, hotel and food and beverage employees in the Nevada community to supply the necessary work force to adequately operate Le Rêve's hotel casino resort. Under Mr. Wynn, Mirage Resorts was ranked as the fourth best company in the United States in quality of management in the March 3, 1997 issue of Fortune magazine. We will pay competitive market wages to our employees.

        Currently, Valvino is a party to five collective bargaining agreements with four different unions which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate us to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. Unionization or pressure to unionize could increase our labor costs.

Trademarks, Service Marks and Copyrights

        We have purchased the common-law name and mark "LE REVE" from a California trust operating a hotel by that name. This purchase removed the California trust as a prior user with superior rights, and potentially enhanced our rights to the name for hotel services. We have also applied to register the "LE REVE" trademark and service marks in the United States Patent and Trademark Office for hotel services and casinos. In addition, we have applied to use this mark for other uses, including gift shop items, none of which, individually, will be material to our business. Each of these applications is pending.

        The Patent and Trademark Office translates "LE REVE" as "THE DREAM" and, as a result, has cited other "DREAM" marks as a basis for preliminarily refusing to allow our "LE REVE" applications. We believe there is a reasonable possibility of overcoming some of these preliminary refusals.

Properties

        Land.    We currently own approximately 212 acres of land on or near the Las Vegas Strip on the site of the former Desert Inn Resort & Casino. Le Rêve will total 192 acres consisting of approximately 55 acres at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue and the approximately 137-acre golf course to be constructed behind the hotel. The balance of the 212 acres consists of an additional parcel of approximately 20 acres that is available for future development.

        Water rights.    Wynn Resorts indirectly owns approximately 935 acre-feet of certificated water rights through its subsidiary, Desert Inn Improvement Co. Desert Inn Improvement Co. currently provides water to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the golf course and, as a result, is a public utility company under Nevada law and is subject to regulatory restrictions imposed by the Nevada Public Utilities Commission. See "Risk Factors—General Risks Associated with Our Business—We will be subject to regulatory control by the Public Utilities Commission of Nevada."

        Valvino owns an additional approximately 50 acre-feet of certificated water rights. This water will be used to supply the water for the Le Rêve lake, subject to the approval of the Nevada State Engineer. See "—Premier Location and Other Features of the Le Rêve Site—Water Rights."

Legal Proceedings

        From time to time, we are involved in litigation relating to claims arising out of the ordinary course of business.

        In addition, Valvino is currently involved in litigation related to its ownership and development of residential lots around the former Desert Inn golf course. Valvino acquired some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course when it acquired the former Desert Inn Resort & Casino from Starwood Hotels & Resorts Worldwide, Inc. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former Desert Inn golf course. In total, Valvino acquired 63 of the 75 residential lots, with Clark County having acquired two of the lots through eminent domain in 1994 as part of the widening of Desert Inn Road. The residential lots, previously known collectively as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then.

        On October 31, 2000, Ms. Stephanie Swain, as trustee of the Mark Swain Revocable Trust, and some of the homeowners whose lots Valvino did not purchase filed an action in Clark County against Valvino and the then directors of the Desert Inn Country Club Estates Homeowners' Association. The plaintiffs are seeking various forms of declaratory relief concerning the continued governance of the homeowners' association. In addition, the plaintiffs have challenged the termination in June 2001 of the conditions, covenants and restrictions recorded against the residential lots. The plaintiffs also seek to establish certain easement rights that Ms. Swain and the other homeowners claim to possess. Specifically, the remaining homeowners seek to establish easement rights to enter upon the golf course for exercise and other leisure purposes, and to use the roadways for entrance and exit purposes. At least two of the plaintiffs also have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course.

        The trial in this matter is scheduled for February 2003. The court has, nonetheless, entered several preliminary injunction orders concerning the parties' respective property rights. Among other things, the court has ordered that Valvino is free to develop the golf course and the remainder of its property as it deems fit, subject to all applicable legal restraints. In that regard, Valvino was permitted to remove all homes and structures on its properties surrounding the golf course and those located on the Country Club Lane cul de sac, which ran to the interior of the golf course. Valvino has removed all structures that were on its lots, together with the cul-de-sac, and has relandscaped the property to blend into the existing golf course. The court has also entered an order prohibiting Ms. Swain from filing a lis pendens against the golf course property.

        The plaintiffs have sought, and successfully obtained, a preliminary injunction to compel Valvino to subsidize security to homeowners who reside near the project. Valvino has appealed this ruling and the issue is now pending before the Nevada Supreme Court.

        Discovery in this case is currently ongoing. Valvino is vigorously contesting all of the homeowners' claims and will continue to do so. However, if the plaintiffs prevail on their claims and the conditions, covenants and restrictions on the lots remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course. In addition, if the court finds that there is an implied equitable restriction on the golf course lots, any future development of the golf course parcel for an alternative use may be restricted.

Macau Opportunity

        The government of the Macau Special Administrative Region of the People's Republic of China has awarded Wynn Resorts (Macau), S.A. a provisional concession to negotiate a concession agreement with the Macau government to construct and operate one or more casinos in Macau.

        The Macau peninsula, located in southeast China on the South China Sea, is approximately 37 miles south of Hong Kong, the home of many of the tourists and the entry point for a significant number of other tourists, who visit Macau's casinos every year. According to the Macau Tourism Board, approximately 10 million people visited Macau during 2001.

        Macau was a colony of Portugal for almost 450 years. In December 1999, Portugal transferred control of Macau to China, which reestablished the territory as a special administrative region of China. In the past, gaming in Macau had been administered as a government-sanctioned monopoly franchise awarded to a single business. However, under the authority of the Chief Executive and the newly appointed Casino Tender Commission of

Macau SAR, the government of Macau has recently decided to liberalize the gaming industry by granting concessions to operate casinos to three companies. Sociedade de Jogos de Macau, owned by Stanley Ho, who through another entity has held the monopoly franchise to conduct the only gaming operations in Macau for approximately 40 years, has been granted one of the concessions. Galaxy Casino Co. Ltd., which has entered into a management agreement with the operators of The Venetian in Las Vegas, has been awarded a provisional concession to negotiate an agreement for another concession. Wynn Resorts (Macau), S.A., of which we expect to own 80%, has been awarded a provisional concession which permits it to negotiate with the government of Macau an agreement for the third concession.

        We are in the process of negotiating such a concession agreement. We are also in the process of negotiating acquisition of the rights to use the land on which we would build the first casino. If we can reach agreement with the government of Macau with respect to the concession and the land, we may be able to capitalize on the opportunity to own one or more casinos in Macau. However, we cannot assure you that we will reach any such agreement on terms that are satisfactory to us or at all. If we do not reach a satisfactory agreement, we will be unable to build or operate any casinos in Macau.

        In addition, potential concession holders are subject to suitability requirements in terms of background, business experience, associations and reputation, as are shareholders of 5% or more of the concession holder's equity securities, officers, directors and key employees. The government of the Macau SAR also evaluates potential concession holders in terms of financial capability to sustain a gaming business in Macau. Failure to satisfy the government's requirements to be awarded a gaming concession would prevent us from opening casinos in Macau.

        Moreover, we would need to obtain the necessary financing to fund the development, design and construction of such a project or projects. We contemplate that such financing would involve incurring indebtedness or offering equity in our foreign subsidiaries. We cannot assure you that we would be able to obtain such financing on acceptable terms or at all.

        As a result of these factors, our opportunity to build and operate one or more casinos in Macau is highly contingent and you should not rely on such opportunity in deciding to purchase Wynn Resorts' common stock.

        If we develop our opportunity in Macau, certain Nevada gaming laws will apply to our proposed gaming activities and associations there. For example, we will be required to comply with certain reporting requirements and, certain circumstances, we may be subject to disciplinary action by the Nevada Gaming Commission if we:

  •
  knowingly violate any laws relating to our Macau gaming operation;

  •
  fail to conduct the Macau operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

  •
  engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

  •
  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

  •
  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

In addition, if the Nevada State Gaming Control Board determines that any of our actual or intended activities or associations in Macau may be prohibited pursuant to one or more of the standards described above, the Nevada State Gaming Control Board can require us to file an application with the Nevada Gaming Commission for a finding of suitability of the activity or association. If the Nevada Gaming Commission finds that the activity or association in Macau is unsuitable or prohibited, we will either be required to terminate the activity or association, or we will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that our gaming activities or associations in Macau are unsuitable, we may be prohibited from undertaking our planned gaming activities or associations in Macau, or be required to divest our investment in Macau on unfavorable terms. See "Risk Factors—Risks Associated with our Macau Opportunity—If we are granted a concession to build and operate one or more casinos in Macau, certain Nevada gaming laws would apply to our planned gaming activities and associations in Macau."

REGULATION AND LICENSING

  Introduction.

        The gaming industry is highly regulated. The following description should not be construed as a complete summary of all the regulatory requirements that we face. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability licenses and approvals will not be suspended, conditioned, limited or revoked. See "Risk Factors—General Risks Associated with Our Business—Le Rêve is subject to extensive state and local regulation and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business." If we ever are prohibited from operating one of our gaming facilities, we would, to the extent permitted by law, seek to recover our investment by selling the property affected, but we cannot assure you that we would recover its full value.

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under the Act, as well as to various local ordinances. Once the resort is open, Le Rêve's operations, will be subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming License Board, which we refer to collectively as the Nevada Gaming Authorities.

  Policy Concerns of Gaming Laws.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

  •
  preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

  •
  establishing and maintaining responsible accounting practices and procedures;

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  maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  preventing of cheating and fraudulent practices; and

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  providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on Le Rêve's proposed gaming operations and our financial condition and results of operations.

  Owner and Operator Licensing Requirements.

        Before Le Rêve opens, Wynn Las Vegas, as the owner, operator and manager of Le Rêve, will be required to seek approval from, and be licensed by, the Nevada Gaming Authorities as a limited liability company licensee, referred to as a company licensee. If we are granted a gaming license, we will have to pay periodic fees and taxes. The gaming license will not be transferable. We cannot assure you that Wynn Las Vegas will be able to obtain approval and license from the Nevada Gaming Authorities on a timely basis or at all.

  Company Registration Requirements.

        Before Le Rêve opens, Wynn Resorts will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Valvino and to be registered by the Nevada Gaming Commission as a publicly traded corporation, referred to as a registered company, for the purposes of the Nevada Gaming Control Act. Valvino will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Resorts Holdings and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Resorts Holdings will also be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Las Vegas and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Las Vegas, as an issuer of the second mortgage notes, will also qualify as a registered company and, in addition to being licensed, will be required to be registered by the Nevada Gaming Commission as a registered company. Wynn Capital will not be required to be registered or licensed, but may be required to be found suitable as a lender or financing source. We cannot assure you that the approvals from the Nevada Gaming Authorities will be obtained on a timely basis or at all.

        Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

  Individual Licensing Requirements.

        No person may become a stockholder or member of, or receive any percentage of the profits of, an intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

  Redemption of Securities Owned By an Unsuitable Person.

        Wynn Resorts' articles of incorporation will provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock or other interests in its securities that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed reasonable by Wynn Resorts. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares, or if the closing price is not reported, the mean of the bid and asked prices, as quoted on the Nasdaq stock market or another generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects.

        Aruze USA, which, immediately before the closing of this offering, will own 47.431% of Wynn Resorts' common stock, also will be required to apply to, and be licensed or found suitable by, the Nevada Gaming Commission and be registered as a holding company of Wynn Resorts prior to the opening of Le Rêve. Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, and will also be required to be licensed or found suitable. Aruze Corp. will qualify as a publicly traded corporation under the terms of the Nevada Gaming Control Act and will be required to apply to, and be registered by, the Nevada Gaming Commission as a registered company and to be found suitable to own the stock of Aruze USA. Any beneficial owner of more than 10% of Aruze Corp.'s voting securities must also be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., a gaming machine manufacturer and distributor. Kazuo Okada and Tomohiro Okada previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The pursuit of this proposed transfer of Universal Distributing was deferred pending resolution of the Japanese tax case. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the investigation of the proposed transfer of Universal Distributing including issues relating to the transactions involved in the above-described tax proceeding. These issues, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. If either of these bodies was to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        In addition to Wynn Resorts' redemption rights under its articles of incorporation, Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Certain Relationships and Related Party Transactions—Buy-Out of Arzue USA Stock."

        As described above, if Wynn Resorts, pursuant to its articles of incorporation, or Mr. Wynn, pursuant to the buy-out agreement described above, purchases the shares of Wynn Resorts' stock held by an unsuitable person or its affiliate, including Aruze USA, Wynn Resorts and/or Mr. Wynn may, in lieu of immediate payment of the purchase price, issue a promissory note. However, if the Nevada Gaming Commission were to find the unsuitable person or its affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that the person is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts or Mr. Wynn, and could determine not to approve the issuance of the promissory note to the unsuitable person or its affiliate. In such event, the Nevada Gaming Commission could order the unsuitable person or its affiliate to dispose of its voting securities within a prescribed period of time that may or may not be a sufficient period of time to dispose of the securities in an orderly manner. Depending upon the period of time for disposition required by the Nevada Gaming Commission, this could have a negative effect on the price of the stock of Wynn Resorts. In the event that the unsuitable person or its affiliate is unable or fails to dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require the unsuitable person or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

  Consequences of Violating Gaming Laws.

        If the Nevada Gaming Commission decides that we violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming license. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate Le Rêve and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

  Requirements for Beneficial Securities Holders.

        Regardless of the number of shares held, any beneficial holder of Wynn Resorts' voting securities, may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Gaming

Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities of Wynn Resorts who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

        The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the registered company's corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding Wynn Resorts' voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  •
  voting on all matters voted on by stockholders or interest holders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

  •
  other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

        The articles of incorporation of Wynn Resorts will include provisions intended to help it implement the above restrictions. See "Description of Capital Stock—Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

  Consequences of Being Found Unsuitable.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

  •
  pay that person any dividend or interest upon any voting securities;

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  allow that person to exercise, directly or indirectly, any voting right held by that person relating to Wynn Resorts;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

  Clark County Liquor and Gaming License Board.

        In addition, the Clark County Liquor and Gaming License Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

  Gaming Laws Relating to Securities Ownership.

        The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company, such as the second mortgage notes, to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

  •
  pays to the unsuitable person any dividend, interest or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with the securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        Wynn Resorts will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of Wynn Resorts' voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. We do not know whether this requirement will be imposed on us.

  Approval of Public Offerings.

        Once Wynn Resorts becomes a registered company, it may not make a public offering of Wynn Resorts' securities without the prior approval of the Nevada Gaming Commission if it intends to use the securities or the proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any approval that we might receive in the future relating to this or future offerings does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.

        The regulations of the Nevada Gaming Commission also provide that any entity which is not an "affiliated company," as that term is defined in the Nevada Gaming Control Act, or which is not otherwise subject to the provisions of the Nevada Gaming Control Act or regulations, such as Wynn Resorts and Wynn Las Vegas, that plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Gaming Commission for prior approval of such offering. The Nevada Gaming Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, referred to as a ruling request, the Nevada State Gaming Control Board Chairman has ruled that it is not necessary to submit an application. The offering of common stock pursuant to this prospectus will qualify as a public offering. We intend to file a ruling request with the Nevada State Gaming Control Board Chairman for a ruling that it is not necessary to submit this offering of common stock or the offering of second mortgage notes by Wynn Las Vegas for prior approval. We cannot assure you that the ruling request will be granted or that it will be considered on a timely basis. If the ruling request is not granted, we will promptly file an application requesting approval of this offering. If the ruling request is not granted, this offering could be significantly delayed while we seek approval of the Nevada State Gaming Control Board and Nevada Gaming Commission. We cannot assure you that approval of this offering or the offering of the second mortgage notes, if required, will be granted or if granted, will be granted on a timely basis.

  Approval of Changes in Control.

        Once Wynn Resorts becomes a registered company, it must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

  •
  merger;

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  consolidation;

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  stock or asset acquisitions;

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  management or consulting agreements; or

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  any act or conduct by a person by which the person obtains control of us.

        Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

  Approval of Defensive Tactics.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

  •
  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

  •
  promote a neutral environment for the orderly governance of corporate affairs.

        Once we become a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

  Fees and Taxes.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

  •
  a percentage of the gross revenue received;

  •
  the number of gaming devices operated; or

  •
  the number of table games operated.

        A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

  Foreign Gaming Investigations.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. Licensees and registrants are also subject to disciplinary action by the Nevada Gaming Commission if it:

  •
  knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

  •
  fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

  •
  engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect,

    discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

  •
  engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

  •
  employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

  License for Sale of Alcoholic Beverages.

        The sale of alcoholic beverages at Le Rêve will be subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board. All licenses are revocable and are not transferable. The county agency has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

MANAGEMENT

Directors and Executive Officers

        Upon consummation of this offering, Wynn Resorts' directors and executive officers and their ages and positions will be as follows:

Name	Age	Positions
Stephen A. Wynn	60	Chairman of the Board of Directors and Chief Executive Officer
Kazuo Okada	60	Vice Chairman of the Board of Directors
Ronald J. Kramer	43	Director and President
Robert J. Miller	57	Director
Elaine P. Wynn	60	Director
Stanley R. Zax	64	Director
Marc D. Schorr	54	Chief Operating Officer
John Strzemp	50	Executive Vice President and Chief Financial Officer
Marc H. Rubinstein	41	Senior Vice President, General Counsel and Secretary
Matt Maddox	26	Vice President—Investor Relations and Treasurer
Kenneth R. Wynn	49	President, Wynn Design & Development
DeRuyter O. Butler	46	Executive Vice President—Architecture, Wynn Design & Development

        Stephen A. Wynn has served as Chairman of our board of directors and Chief Executive Officer since June 2002. Since April 2000, Mr. Wynn has been the managing member of Valvino, our wholly owned subsidiary. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. Mr. Wynn is a Trustee of the University of Pennsylvania. Mr. Wynn is married to Mrs. Elaine P. Wynn and is the brother of Mr. Kenneth R. Wynn.

        Kazuo Okada has agreed to serve as Vice Chairman of our board of directors. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software, in 1969 and serves as its President. Mr. Okada also owns, and is currently licensed by the Nevada Gaming Commission to own the shares of, Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan.

        Ronald J. Kramer has agreed to serve as President and as a director. Mr. Kramer has served as President of Wynn Resorts Holdings, our wholly owned subsidiary, since April 2002. From July 1999 to October 2001, Mr. Kramer was a managing director and partner at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. Mr. Kramer served as Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. from May 1995 to June 1999. Mr. Kramer is also a member of the board of directors of TMP Worldwide, Inc., Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

        Robert J. Miller has agreed to serve as a director. Robert J. Miller is a partner of the Nevada law firm of Jones Vargas. He is also counsel to KNP, a government relations company, which is a subsidiary of the Dutko Group based in Washington, DC. From 1989 until 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller serves as a Director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology, America West Holdings Corporation and K12 Inc. He also serves as a member of the U.S. Secretary of Energy Advisory Board and several national charitable organizations.

        Elaine P. Wynn has agreed to serve as a director. Mrs. Wynn has served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn has been active in civic and philanthropic affairs in Las Vegas for many years and has received numerous honors for her charitable and community work. Mrs. Wynn served as a director of Mirage Resorts from 1977 until 2000. Mrs. Wynn is married to Mr. Stephen A. Wynn.

        Stanley R. Zax has agreed to serve as a director. Mr. Zax has served as President and Chairman of the Board of Zenith National Insurance Corp., a New York Stock Exchange company, and its wholly owned subsidiary, Zenith Insurance Company, for over five years. Zenith National Insurance Corp. and Zenith Insurance Company are engaged in the property-casualty insurance business. Zenith Insurance Company also conducts real estate operations.

        Marc D. Schorr will serve as Chief Operating Officer. Since April 2001, Mr. Schorr has served as Chief Operating Officer of Wynn Resorts Holdings. From June 2000 until April 2001, Mr. Schorr served as Chief Operating Officer of Valvino. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts.

        John Strzemp will serve as Executive Vice President and Chief Financial Officer. Since April 2001, Mr. Strzemp has served as Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings. From November 2000 until April 2001, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of Valvino. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, from 1998 to 2000 and President of Treasure Island Corp., a gaming company and then a wholly owned subsidiary of Mirage Resorts, from 1997 to 1998.

        Marc H. Rubinstein will serve as Senior Vice President and General Counsel. Since April 2001, Mr. Rubinstein has served as Senior Vice President—General Counsel of Wynn Resorts Holdings. From June 2000 until April 2001, Mr. Rubinstein served as Senior Vice President—General Counsel of Valvino. Beginning in December 1999, Mr. Rubinstein served as Senior Vice President—General Counsel of Sheraton Desert Inn Corporation, a gaming company, the assets of which were acquired by Valvino in 2000. From 1992 to 1999, Mr. Rubinstein was Senior Vice President—General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc. and, in 1999, he also served as acting general counsel for Caesars World, Inc., a gaming company and then a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc.

        Matt Maddox has agreed to serve as Vice President—Investor Relations and Treasurer. Mr. Maddox has served as Vice President—Investor Relations and Treasurer of Wynn Resorts Holdings since June 2002. From February 2000 to June 2002, Mr. Maddox served as Vice President—Corporate Finance of Park Place Entertainment, a gaming company. From May 1998 to February 2000, Mr. Maddox was an analyst in the mergers and acquisitions department of Banc of America Securities LLC.

        Kenneth R. Wynn has served as President of Wynn Design & Development, LLC, our wholly owned subsidiary since June 2000. From 1973 until 2000, he served as Vice President—Design and Construction and Secretary of Mirage Resorts, except for the periods August 1993 through July 1994 and March 1997 through June 1999. Mr. Kenneth R. Wynn also served as President of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly owned subsidiary of Mirage Resorts, since 1973. Mr. Kenneth R. Wynn is Mr. Stephen A. Wynn's brother.

        DeRuyter O. Butler has served as Executive Vice President—Architecture of Wynn Design & Development since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and serves as its Executive Vice President of Architecture. Mr. Butler served as Director of Architecture of Atlandia Design & Furnishings from 1993 until 2000.

Board of Directors and Committees

        Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement pursuant to which Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which two will be independent directors, and the remaining members of which will be designated by Aruze USA. The stockholders agreement will continue to be in effect after the completion of this offering. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Upon completion of this offering, our board of directors intends to appoint an executive committee, an audit committee, a nominating committee and a compensation committee. The executive committee will have all of the powers and authority of the board of directors in managing our business and affairs to the fullest extent authorized by Nevada law.

        The audit committee will make recommendations to our board of directors regarding the selection of an independent public accounting firm to be engaged to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management and recommend to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission. The composition of the audit committee will comply with the requirements of The Nasdaq Stock Market's National Market.

        The nominating committee will make recommendations and prepare a slate of nominees for election as directors.

        The compensation committee will make recommendations to the board of directors regarding the annual salaries and other compensation of our officers, provide assistance and recommendations with respect to our compensation policies and practices and assist with the administration of our compensation plans. We expect that the compensation committee will be comprised of at least two independent directors.

Compensation Committee Interlocks and Insider Participation

        As noted above, the board of directors will appoint a compensation committee upon completion of this offering. We do not expect that any of our executive officers will serve as a director or member of the compensation committee of another entity, one of whose executive officers serves on our board of directors or compensation committee.

Director Compensation

        Upon completion of this offering, each of our directors who is not an employee of Wynn Resorts or its subsidiaries will receive a monthly fee of $4,000 for services as a director. Directors who serve on our executive, audit and compensation committees will receive an additional monthly fee of $1,000. Directors will also receive reimbursement for medical expenses and coverage under our life insurance program. Directors who are employees of Wynn Resorts or its subsidiaries will not receive compensation for their services as directors.

        Each non-employee director will receive            stock options each year under our 2002 stock incentive plan. The stock options will have an exercise price equal to the market value of Wynn Resorts' common stock on the date of grant and will become exercisable [insert vesting schedule].

        Non-employee directors will also be eligible to participate in our Directors' Deferred Compensation Plan, a non-qualified, unfunded deferred compensation plan.

Executive Compensation

        The following table sets forth the annual and long-term compensation of Wynn Resorts' Chief Executive Officer. This table also includes, for the fiscal years ended December 31, 2001 and 2000, each of our five other most highly compensated executive officers (collectively, with the Chief Executive Officer, the "Named Executive Officers"). This compensation consists of compensation paid by Wynn Resorts Holdings and Wynn Design & Development.

Annual Compensation
Name and Principal Position						All Other Compensation ($)(1)
	Year	Salary($)		Bonus($)
Stephen A. Wynn(2) Chairman and Chief Executive Officer of Wynn Resorts Holdings	2001 2000	$ $	0 0		— —		— —
Marc D. Schorr(3) Chief Operating Officer of Wynn Resorts Holdings	2001 2000	$ $	1.00 1.00		— —		— —
Kenneth R. Wynn(4) President of Wynn Design & Development	2001 2000	$ $	1.00 1.00		— —		— —
John Strzemp(5) Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings	2001 2000	$ $	450,000 65,769	$ $	300,530 150,000	$ $	14,963 1,648
DeRuyter O. Butler(6) Executive Vice President—Architecture of Wynn Design & Development	2001 2000	$ $	350,000 197,885	$	— 35,000	$ $	4,596 336
Marc H. Rubinstein(7) Senior Vice President and General Counsel of Wynn Resorts Holdings	2001 2000	$ $	286,279 113,708	$	— 12,500	$ $	11,847 11,883

(1)
Includes 401(k) matching contributions, car allowances and executive life insurance premiums.

(2)
Mr. Stephen A. Wynn's employment with Valvino commenced on June 1, 2000.

(3)
Mr. Schorr was employed by Valvino from June 1, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.

(4)
Mr. Kenneth R. Wynn's employment with Wynn Design & Development commenced on June 1, 2000.

(5)
Mr. Strzemp was employed by Valvino from November 1, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.

(6)
Mr. Butler's employment with Wynn Design & Development commenced on June 1, 2000.

(7)
Mr. Rubinstein was employed by Valvino from June 23, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.

401(k) Plan

        We established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering our non-union employees on July 27, 2000. The plan allows employees to defer, within certain limits, up to 18% of their income on a pre-tax basis through contributions to this plan. We match the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant's compensation.

Wynn Resorts, Limited 2002 Stock Incentive Plan

        We intend to adopt our 2002 stock incentive plan before the closing of this offering. The 2002 stock incentive plan provides for the grant of stock awards, incentive stock options and non-qualified stock options to our employees, directors and specified consultants. We intend to reserve a total of            shares of Wynn Resorts' common stock for issuance pursuant to the 2002 stock incentive plan subject to certain adjustments set forth in the 2002 stock incentive plan.

        Our board of directors intends to delegate general administrative authority over the 2002 stock incentive plan to our compensation committee. The members of the compensation committee will be both "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The administrator has broad authority to designate recipients of awards and determine the terms and provisions of awards, including the price, expiration date, vesting schedule and terms of exercise.

        The exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock must have an exercise price that is at least 110% of fair market value of the common stock on the grant date. Our incentive options will expire no later than ten years from the date of grant, or five years with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. The exercise price of nonqualified stock options and the purchase price of stock awards will be determined by the administrator. The 2002 stock incentive plan generally will not allow for the transfer of options. However, the administrator may provide that nonqualified stock options may be transferred (1) pursuant to a qualified domestic relations order or (2) to a family member. During any fiscal year, no optionee may receive grants of incentive stock options and nonqualified stock options in the aggregate which cover more than          shares.

        After the termination of the employment or services of an optionee for reasons other than for cause, death or disability, exercisable options generally will remain exercisable until the earlier of their expiration as set forth in the option agreement or 90 days after the date of termination of employment. If termination is due to death or disability, exercisable options generally will remain exercisable until the earlier of the expiration date stated in the option agreement or 12 months after the date of death or termination of employment. If termination is for cause, all options, including vested and exercisable ones, are immediately terminated and cancelled.

        If certain events occur that result in a change of our organizational or ownership structure, the administrator has the discretion to do one or more of the following:

  •
  shorten the exercise period of the options;

  •
  accelerate the vesting schedule of options or stock awards;

  •
  arrange to have the surviving or successor entity assume or replace options or stock awards; or

  •
  cancel options or stock awards and pay to the holder in cash, with respect to each exercisable option, an amount equal to the excess of the then fair market value of the common stock over the exercise price of the option and, with respect to each stock award, the then fair market value of the stock subject to the award.

        We have the authority to amend, alter, suspend or terminate the 2002 stock incentive plan without shareholder approval provided that our doing so does not impair the rights of any optionee or increase the number of shares for which options and stock awards may be granted. We may amend the plan with shareholder approval to increase the number of shares for which options and stock awards may be granted.

        Upon the completion of the offering, we intend to grant awards of                    shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, William Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. We also intend to grant an award of                    shares of restricted stock outside of the 2002 stock incentive plan to Mr. Franco Dragone, the creator of our new entertainment production. The restricted stock will be subject to our repurchase right, which will lapse in November 2004 as to Mr. Strzemp, in June 2005 as to Mr. Schorr and Mr. Kenneth Wynn, in June 2006 as to Mr. Butler, Mr. Thomas and Mr. Dragone and in July 2006 as to Mr. Nisbet.

Employment Agreements

        We intend to enter into employment contracts with certain other named executive officers, including Stephen A. Wynn, Marc D. Schorr, Kenneth R. Wynn, John Strzemp, DeRuyter O. Butler and Marc H. Rubinstein, prior to the completion of this offering.

        On April 1, 2002, Wynn Resorts Holdings and Valvino, as guarantor, entered into a one-year employment agreement with Mr. Ronald J. Kramer. Pursuant to this agreement, Mr. Kramer is entitled to a base salary of $1,000,000 per year. Mr. Kramer is also entitled to a bonus of at least $1,250,000 based on specified performance criteria. Pursuant to this agreement, Mr. Kramer is also entitled to participate in all welfare, pension and incentive benefit plans that Wynn Resorts Holdings maintains for its senior executives. If at any time during the term of his agreement (1) Wynn Resorts Holdings terminates Mr. Kramer's employment without cause (as defined in the agreement) or (2) Mr. Kramer terminates his employment for good reason (as defined in such agreement), Wynn Resorts Holdings must pay Mr. Kramer (in addition to all accrued base salary, accrued vacation pay and bonus amounts) $1,250,000, unless Mr. Kramer has already been paid a bonus equal to at least that amount from the proceeds of this offering. Pursuant to this agreement, Mr. Kramer is also prevented from competing with Wynn Resorts Holdings and its affiliates for the one year of his employment.

Limitations on Directors' Liability and Indemnification

        Wynn Resorts' articles of incorporation limit the liability of directors and officers to the maximum extent permitted by Nevada law. With a few limited exceptions set forth in the Nevada Revised Statutes, Nevada law provides that a director or officer of a corporation is not individually liable to the corporation or its stockholders for damages resulting from any action or failure to act in his or her capacity as a director or officer unless it is proven that:

  •
  the director's or officer's act or omission constituted a breach of his or her fiduciary duties; and

  •
  the breach involved intentional misconduct, fraud or a knowing violation of the law.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission

        Wynn Resorts' bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Nevada law, provided that the director or officer either is not liable for monetary damages under Nevada law or acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. Wynn Resorts' articles of incorporation and bylaws require it to pay the expenses of directors and officers incurred in defending a proceeding involving alleged acts or omissions of the director or officer in his or her capacity as such as the expenses are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified. The bylaws permit the board of directors to indemnify employees and other persons to the same extent. We believe indemnification under Wynn Resorts' bylaws covers at least negligence and gross negligence on the part of indemnified parties. Except as ordered by a court and for advancement of expenses, a director or officer may not be indemnified if a final adjudication determines that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the current action. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, does not, of itself, under the bylaws create a presumption that the standards described above were not met. However, Wynn Resorts is not permitted by its bylaws to indemnify a director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to Wynn Resorts unless that court or another court of competent jurisdiction determines that in view of all of the circumstances, the director or officer is fairly and reasonably entitled to indemnification.

        In addition to indemnification provided for in Wynn Resorts' bylaws, Wynn Resorts intends to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, will provide for indemnification of Wynn Resorts' directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at its request. Wynn Resorts may also maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        The limited liability and indemnification provisions in Wynn Resorts' articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against its directors and officers, even though a derivative litigation, if successful, might otherwise benefit Wynn Resorts and its stockholders. A stockholder's investment in Wynn Resorts may be negatively affected to the extent that it pays the costs of settlement or damage awards against its directors or officers under these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of Wynn Resorts' directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Key Man Life Insurance

        We intend to obtain $30 million of key man life insurance with respect to Mr. Stephen A. Wynn for our benefit.

Directors' and Officers' Insurance

        Wynn Resorts expects to maintain a directors' and officers' liability insurance policy that provides its officers and directors with liability coverage in amounts it considers appropriate.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

        Concession Contract for Macau.    Wynn Resorts (Macau), S.A., holds a provisional concession to negotiate with the government of Macau a concession agreement permitting the construction and operation of casinos in Macau. Before April 22, 2002, Mr. Wynn owned a majority of the outstanding equity interests of Wynn Resorts (Macau), S.A. On April 22, 2002, Mr. Wynn contributed his interest in Wynn Resorts (Macau), S.A., to Valvino. This interest was valued at approximately $56 million, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Resorts (Macau), S.A., in connection with the negotiation of the concession agreement and other development activities in Macau. Minority partners currently hold approximately 10% of the ownership interest in Wynn Resorts (Macau), S.A., and, ultimately, are expected to hold approximately 20% of such ownership interest.

        Stockholders Agreement.    As previously discussed, Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, certain tag-along rights, preemptive rights, rights of first refusal and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement. In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn may control Wynn Resorts' board of directors. The stockholders agreement incorporates certain provisions set forth in the operating agreement for Valvino pursuant to which, if Aruze USA's ownership of the shares of Wynn Resorts' common stock impairs Wynn Resort's ability to obtain a gaming license, either Wynn Resorts or Mr. Wynn could purchase the shares of Wynn Resorts owned by Aruze USA. In addition, in such circumstances, Aruze USA could demand that Wynn Resorts purchase its shares. These arrangements were terminated under the arrangement described below. In other respects, the stockholders agreement will continue to be in effect after the completion of this offering.

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement.

        Wynn Design & Development.    Wynn Design & Development, a wholly owned subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom) and for managing construction costs and risks associated with the Le Rêve project. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. The principals of the Butler/Ashworth firm are DeRuyter Butler and Glen Ashworth, both of whom are employees of Wynn Design &

Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        Art Gallery.    We operate an art gallery at the former premises of the Desert Inn Resort & Casino in which we display paintings from The Wynn Collection. The art gallery is expected to remain open during the construction of Le Rêve. We lease The Wynn Collection from Mr. and Mrs. Wynn pursuant to an Art Rental and Licensing Agreement. Under the agreement, we pay the expenses of exhibiting works from The Wynn Collection and reimburse Mr. and Mrs. Wynn for the expense of insuring the collection while we exhibit it, which insurance costs approximately $100,000 per year. In addition, we have agreed to make monthly lease payments for the art at a rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Under the agreement, we were not required to make any such lease payments prior to April 30, 2002. However, had we been required to make such payments, no amounts would have been due under the lease payment formula because, to date, our expenses in operating the art gallery have exceeded the revenue generated from such operations. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, which is not material. Any payment to Mr. and Mrs. Wynn would be made only from the net revenue of the art gallery. It is contemplated that, after Le Rêve opens, we will continue to lease The Wynn Collection under similar terms and will exhibit the works as an attraction at Le Rêve. Under the Art Rental and Licensing Agreement, subject to certain notice restrictions, Mr. and Mrs. Wynn will retain the right to remove or replace any or all of the works of art that will be displayed in the art gallery.

        Aircraft Arrangements.    Until January 2002, Valvino used a Gulfstream Aerospace model G-1159A aircraft in its business operations. The aircraft was owned by Kevyn, LLC, which, until April 1, 2001, was wholly owned by Mr. Wynn, and leased to and operated under a Part 135 charter certificate by Las Vegas Jet, LLC, formerly Las Vegas CharterJet, LLC, a charter business owned by Mr. Wynn. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft and disbursed funds for payroll, property taxes, insurance and all other operating expenses on behalf of Las Vegas Jet. As of April 1, 2001, and in accordance with Valvino's operating agreement, Mr. Wynn sold Kevyn to Valvino for $10,035,000. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign ownership, Kevyn transferred legal title to the aircraft to First Security Bank, National Association, a national banking association, pursuant to a Trust Agreement dated as of April 2, 2001. After the transfers, Kevyn continued to lease the aircraft to Las Vegas Jet, and Las Vegas Jet continued to use the aircraft in its charter business. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft, and was in turn paid by Las Vegas Jet (through Kevyn) under the aircraft lease. Valvino paid Las Vegas Jet approximately $451,800 and $918,900 for its use of the aircraft in 2000 and 2001, respectively, and approximately $13,600 for its use of the aircraft in January 2002. Wynn Resorts (Macau), S.A. paid Las Vegas Jet approximately $72,600 for its use of the aircraft in 2001. On March 26, 2002, Kevyn sold the aircraft to Cove Partners LLC, an unrelated buyer.

        From January 2002 until May 30, 2002, Valvino used a Bombardier Global Express aircraft, serial number 9065, in its business operations. The aircraft is owned by World Travel and was leased to and operated in a charter business by Las Vegas Jet under a Part 135 charter certificate. Valvino paid Las Vegas Jet an hourly rate of $2,600 per hour for its use of the aircraft. Las Vegas Jet and World Travel were owned entirely by Mr. Wynn.

        On May 30, 2002, Mr. Wynn sold World Travel and Las Vegas Jet to Valvino for approximately $38 million, the amount that World Travel paid for the aircraft. At that time, World Travel had remaining indebtedness of $28.5 million secured by the aircraft. Valvino assumed this indebtedness in connection with the purchase of the aircraft. Mr. Wynn was released from his guarantee of that indebtedness. World Travel continues to lease the aircraft to Las Vegas Jet. In addition, Las Vegas Jet owes $2,376,000 to Valvino for amounts advanced by Valvino to pay expenses in operating the aircraft. Las Vegas Jet surrendered its Part 135 certificate and operates the aircraft for Wynn Resorts and its subsidiaries under a Part 91 certificate.

        Tax Overpayment.    In 2001, Mr. Wynn made a substantial overpayment of his personal estimated 2001 federal income taxes to the Internal Revenue Service. Pursuant to a tax procedure set forth in Internal Revenue Service Announcement No. 2001-112, announced October 26, 2001, that permits a taxpayer to redesignate estimated income tax payments as employment tax deposits, Mr. Wynn applied $5,000,000 of his overpayment to the fourth quarter employment taxes of Valvino. By using this procedure, Mr. Wynn was able to accelerate the refund of his overpayment. In May of 2002, the Internal Revenue Service issued a refund for $5,000,000 to Valvino and Valvino reimbursed this sum of money to Mr. Wynn. Valvino did not incur any expense as a result of this transaction.

        Desert Inn Water Company.    Effective July 10, 2001, the Nevada Public Utilities Commission approved the transfer of the ownership of Desert Inn Water Company, a previously unconsolidated affiliate and wholly owned company of Mr. Wynn, to Valvino.

        Capitalization of Valvino.    For information regarding the formation of Wynn Resorts and capital contributions to Valvino, the predecessor of Wynn Resorts, see "Principal Stockholders and History of Wynn Resorts, Limited—History of Wynn Resorts."

OWNERSHIP OF CAPITAL STOCK

        The following table sets forth information regarding beneficial ownership of Wynn Resorts' common stock as of June 12, 2002, after giving effect to the contribution of membership interests in Valvino to Wynn Resorts, by:

  •
  each of the individuals listed under "Executive Compensation;"    ;

  •
  each of Wynn Resorts' directors;

  •
  each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of Wynn Resorts' common stock; and

  •
  all current directors and executive officers as a group.

        Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on                           shares of common stock outstanding as of            and            shares of common stock outstanding after completion of this offering. Unless indicated below, the address of each person or entity listed below beneficially owning more than 5% of Wynn Resorts' common stock is c/o Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

	Beneficial Ownership of Common Stock Before Offering			Beneficial Ownership of Common Stock After Offering
Name
	Shares	Percent		Shares	Percent
Stephen A. Wynn(1)(2)(3)		47.431%
Aruze USA, Inc.(1)(3)(4)		47.431%
Baron Asset Fund(3)(5)		4.992%
Kazuo Okada(1)(3)(4)		47.431%
Ronald J. Kramer		*	%
Robert J. Miller		*	%
Elaine P. Wynn		*	%
Stanley R. Zax		*	%
Kenneth R. Wynn(3)		0.146%
Marc D. Schorr		*	%
John Strzemp		*	%
Marc H. Rubinstein		*	%
DeRuyter O. Butler		*	%
All Directors and Executive Officers as a Group		47.577%

*
Indicates less than 1%.

(1)
Excludes shares which may be deemed to be beneficially owned by virtue of the stockholders agreement between Mr. Stephen A. Wynn, Aruze USA and Baron Asset Fund. Mr. Wynn, Aruze USA and Baron Asset Fund disclaim beneficial ownership of such shares.

(2)
Excludes shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the arrangement which permits Mr. Wynn to acquire Aruze USA's shares of common stock if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or withdrawn or is not filled within 90 days after the filing of Wynn Resorts' application. Mr. Wynn disclaims beneficial ownership of such shares.

(3)
Giving effect to the purchase of membership interests in Valvino by the Kenneth R. Wynn Family Trust.

(4)
745 Greier Drive, Las Vegas, Nevada 89119. Aruze USA is a subsidiary of Aruze Corp., of which Mr. Kazuo Okada owns a controlling interest. Each of Aruze USA, Aruze Corp. and Mr. Okada may be deemed to have beneficial ownership of these shares.

(5)
Includes            shares, or 3.644%, held on behalf of the Baron Asset Fund Series and            shares, or 1.348%, held on behalf of the Baron Growth Fund Series.

DESCRIPTION OF CAPITAL STOCK

General

        Upon the completion of this offering, we will be authorized to issue            shares of common stock and            shares of undesignated preferred stock, $            par value per share. The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, see our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Nevada law. The following description gives effect to the amendment and restatement of our articles of incorporation and bylaws to be effected immediately before the closing of this offering.

Common Stock

        As of            , 2002, there were            shares of common stock outstanding, which were held of record by approximately     stockholders. Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control of us without further action by the stockholders.

Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

        The articles of incorporation of Wynn Resorts will prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

  •
  receiving dividends or interest with regard to its capital stock or other securities of or interests in it and its affiliated companies;

  •
  exercising voting or other rights conferred by its capital stock or other securities of or interests in it and its affiliated companies; and

  •
  receiving any remuneration in any form from it or an affiliated company for services rendered or otherwise

        These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability and continue until the securities are owned or controlled by persons found suitable by a gaming authority to own them. An "unsuitable person" is any person that is determined by a gaming authority to be unsuitable to own or control any of Wynn Resorts' capital stock or other securities of or interests in it or to be connected or affiliated with a person in engaged in gaming activities or who causes Wynn Resorts or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of Wynn Resorts' board of directors, is deemed likely to jeopardize our application for, right to the use of, or entitlement to, any gaming license.

        "Gaming authorities" include all international, foreign, federal state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). "Affiliated companies" are those companies indirectly affiliated or under common ownership or control with Wynn Resorts, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The articles define "ownership" or "control" to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Securities and Exchange Commission or the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of our capital stock or other securities of or interests in Wynn Resorts.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

        Wynn Resorts' articles of incorporation will provide that capital stock, securities of or interests in Wynn Resorts that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by Wynn Resorts, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitablity or to the extent deemed necessary or advisable by Wynn Resorts. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed reasonable by Wynn Resorts. If determined by Wynn Resorts, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares, or if the closing price is not then reported the mean of the bid and asked prices, as quoted on the Nasdaq stock market or another generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects.

        The articles of incorporation of Wynn Resorts will require any unsuitable person and any affiliate of an unsuitable person to indemnify Wynn Resorts and its affiliated companies for any and all costs, including attorneys' fees, incurred by Wynn Resorts and its affiliated companies as a result of the unsuitable person's or affiliates ownership or control or failure to promptly divest itself of any capital stock, securities of or interests in Wynn Resorts.

Compliance with Gaming Laws

        From the time that Wynn Resorts or any of its affiliated companies applies for licensure or registration or is licensed, the articles of incorporation will require all persons owning or controlling capital stock, securities of or other interests in Wynn Resorts to comply with all requirements of the gaming laws in each gaming jurisdiction in which Wynn Resorts or any affiliated company conducts gaming activities.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

        Classified Board of Directors.    Wynn Resorts' articles of incorporation and bylaws will provide for its board of directors to be divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year. As a result, at least two annual meetings of stockholder may be necessary to change a majority of the directors.

        Stockholder Meetings.    Wynn Resorts' bylaws will provide that subject to the rights, if any, of the holders of the preferred stock, only the board of directors, the chairman of the board of directors, the chief executive officer or the president may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Wynn Resorts' bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        No Action by Written Consent.    Wynn Resorts' articles of incorporation and bylaws will provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

        Nevada Control Share Laws.    Following the closing of this offering, Wynn Resorts may become subject to Nevada's laws which govern the "acquisition" of a "controlling interest" of "issuing corporations." These laws will apply to Wynn Resorts if it has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless its articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a "controlling interest" acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

        A person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares."

        These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

        Nevada Regulatory Approvals.    Once Wynn Resorts becomes a registered company under Nevada's gaming laws, it will be required to obtain the approval of the Nevada Gaming Commission with respect to a change in control. In addition, persons seeking to acquire control will be required to meet the requirements of the Nevada gaming authorities before assuming control. Because Desert Inn Improvement Co., a subsidiary of Wynn Resorts, is a public utility under Nevada law, the approval of the Nevada Public Utility Commission may be required before any change in the ownership structure of Wynn Resorts. These requirements may have the effect of preventing, delaying or making an acquisition of Wynn Resorts more difficult. See "Regulation and Licensing."

        No Cumulative Voting.    Our articles of incorporation and bylaws will not provide for cumulative voting in the election of directors.

        Super-Majority Vote Requirement.    Wynn Resorts' articles of incorporation will require a super-majority stockholders vote to approve any merger, conversion or exchange to which Wynn Resorts is a party and which requires stockholder approval under the Nevada Revised Statutes and for any sale, lease or exchange by Wynn Resorts of all of its property pursuant to Nevada Revised Statutes 78.565 unless the fact or event shall have occurred.

        Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

  Transfer Agent and Registrar

        The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

  Listing

        We intend to file an application to have our common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "WYNN."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following discussion summarizes the material terms of certain material agreements to which certain of our subsidiaries will be parties. However, this summary does not purport to be complete and is qualified in its entirety by reference to the relevant agreements described herein.

Credit Facilities

        Our subsidiary, Wynn Las Vegas, will enter into credit facilities with a syndicate of lenders and Deutsche Bank Trust Company Americas, as administrative agent, and Bank of America, N.A., as syndication agent, as follows:

  •
  a $250 million delay-draw senior secured term loan facility under which we can borrow for a period of two years beginning on the closing date. The delay draw term loan facility will mature seven years after the closing date, and will require quarterly principal payments, scheduled to begin after Le Rêve opens; and
  •
  a $750 million senior secured revolving facility under which we can borrow for a period of six years beginning on the closing date. The revolving credit facility will mature six years after the closing date. We may use up to $25 million of the revolving credit facility for letters of credit, and after Le Rêve opens, we may use up to $10 million of the revolving credit for swing line loans.

        When borrowings outstanding under our revolving facility equal or exceed $200 million, the lenders' agent will have the right to convert $100 to $400 million of the amounts outstanding under our revolving loan to term loans, on the same terms and conditions as those made under our delay draw term loan facility. The commitments of the lenders to make revolving loans to us will be permanently reduced by the amount of any revolving loans that are converted to term loans, and the outstanding loans under our delay draw term loan facility will be correspondingly increased.

        We will use the proceeds of the credit facilities to finance development and construction of Le Rêve and to meet our pre-opening expenses and debt service obligations. After Le Rêve opens, the restricted entities may use any remaining revolving credit availability for operating expenses and other general corporate purposes.

  Interest and Fees

        Subject to certain exceptions, amounts borrowed under our credit facilities will bear interest, as follows:

  •
  before Le Rêve opens, our borrowings will bear interest at the prime rate or reserve adjusted Eurodollar Rate, as we elect, plus, in either case, 4.00% per annum (or, if our senior secured long term indebtedness is initially rated at least BB- and Ba3 by Standard & Poor's Rating Services and Moody's Investors Service, respectively, 3.50% per annum); and
  •
  after Le Rêve opens, the interest rate will be reduced to the prime rate or reserve adjusted Eurodollar Rate, as we elect, plus, in either case, a margin based on our leverage ratio.

        We will be required to obtain protection through interest rate swaps, caps or other similar arrangements against increases in the interest rates with respect to not less than $125 million of term loan availability, and up to $200 million of revolving credit loans that are converted in term loans.

        Until Le Rêve opens, Wynn Las Vegas will pay, quarterly in arrears, 2.00% per annum on unborrowed availability under our revolving credit facility. However, if our senior secured long-term indebtedness is initially rated at least BB- and Ba3 by Standard & Poor's Rating Services and Moody's Investor Services, respectively, Wynn Las Vegas will pay 1.75% per annum rather than 2.00%. The amount Wynn Las Vegas will pay will be calculated on the daily average of the unborrowed availability under the revolving credit facility.

        After Le Rêve opens, the annual fee Wynn Las Vegas will be required to pay for unborrowed amounts, if any, under our revolving credit facility will be determined by a grid based on our leverage ratio. For unborrowed amounts under our delay draw term loan facility, Wynn Las Vegas will pay, quarterly in arrears, 2.50% per annum from the closing date until December 31, 2002, 3.00% per annum from January 1, 2003 to June 30, 2003 and after June 30, 2003, 4.00% per annum, in each case, calculated based on the daily average of the unborrowed amounts under our delay draw term loan facility. If Wynn Las Vegas' senior secured long term indebtedness is initially rated at least BB- and Ba3 by Standard & Poor's Rating Services and Moody's Investor Services, respectively, those fees will be reduced to 2.00%, 2.50% and 3.50%, respectively.

Guarantees

        One of our subsidiaries, a special purpose subsidiary formed to be bankruptcy-remote, will be providing $50 million to guarantee to the lenders under our credit facilities and second mortgage note holders completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. We will contribute $50 million of the net proceeds of our equity offering to that subsidiary to support its obligations under the completion guaranty. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the senior lenders and the second mortgage note holders as security for the completion guaranty, to be applied to the costs of the project, as the lenders under the credit facilities determine in accordance with the disbursement agreement. Upon the completion and opening of Le Rêve, any amounts then remaining in this account will be released to us.

        Under our credit facilities, Wynn Las Vegas, its subsidiaries and certain of its affiliates will be considered restricted entities and will guarantee the obligations of Wynn Las Vegas under the credit facilities. In the event that Wynn Resorts provides guarantees of other specified indebtedness prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the credit facilities and the second mortgage notes. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the notes will be a senior secured obligation of each guarantor, secured by a security interest in certain of the guarantors' existing and future assets, and will rank pari passu in right of payment with any existing and future senior indebtedness of the guarantors. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain exceptions, compliance with all applicable laws, including gaming laws and regulations, and obtaining any necessary regulatory approvals, our obligations under our credit facilities will be secured by first priority security interests (subject to permitted liens) in the following:

  •
  a first priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve as the lenders under our credit facilities determine in accordance with the disbursement agreement. After we have met earnings before interest, taxes, depreciation and amortization targets for a full fiscal year after Le Rêve opens, any remaining amounts in the liquidity reserve account will be released to us;
  •
  a first priority pledge of all equity interests in the restricted entities to the extent permitted by applicable law;
  •
  first ortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve; and
  •
  a first priority security interest in substantially all of the other existing and future assets of Wynn Las Vegas the restricted entities, subject to certain exceptions, and further subject to release of certain assets upon meeting certain maximum leverage tests and minimum credit ratings after opening).

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the credit facilities may be secured by liens of equal priority on the same Wynn Resorts' assets.

        Our obligations under our credit facilities will also be secured by second priority security interests on the furniture, fixtures and equipment financed with the FF&E facility. See "—FF&E Facility". Our obligations under the credit facilities will not be secured by any interest in the secured account holding the proceeds of the second mortgage notes.

  Prepayments

        We will be required to make mandatory prepayments of indebtedness under our credit facilities from net cash proceeds of certain asset sales, equity offerings, debt offerings and insurance or condemnation proceeds received by the restricted entities. We will also be required to make mandatory payments of indebtedness under the credit facilities from a percentage of our excess cash flow, initially 75%, and decreasing based on our leverage ratio and senior debt ratings to 50%, and then to be eliminated. Wynn Las Vegas will have the option to prepay all or any portion of our indebtedness under the credit facilities at any time without premium or penalty.

  Covenants

        The restricted entities will be required to comply with additional negative and affirmative covenants, including, without limitation, limitations on:

  •
  indebtedness;
  •
  guarantees;
  •
  restricted payments;
  •
  mergers and acquisitions;

  •
  negative pledges;
  •
  liens;
  •
  dividends and distributions;
  •
  transactions with affiliates;
  •
  leases;
  •
  scope changes and modifications to material contracts;
  •
  sales of assets; and
  •
  capital expenditures.

        Additionally, the restricted entities will be required to comply with certain financial ratios and other financial covenants such as:

  •
  minimum fixed charge coverage;
  •
  minimum earnings before interest, taxes, depreciation and amortization;
  •
  total debt to earnings before interest, taxes, depreciation and amortization; and
  •
  minimum net worth.

  Conditions to Availability of Funds

        The conditions to all borrowings before final completion of Le Rêve will consist of those set forth under the disbursement agreement. See "—Description of Disbursement Agreement." Borrowings of revolving loans after final completion of Le Rêve will be subject to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or event of default and certain other customary conditions to borrowing.

  Events of Default

        The credit facilities will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date (subject to force majeure extension), loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, change of control and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Description of Disbursement Agreement." Events of default will apply to the restricted entities.

Second Mortgage Notes

        Wynn Las Vegas and Wynn Capital, referred to as the issuers, will enter into an indenture among themselves and certain restricted entities and                          , as trustee, pursuant to which the issuers will issue second mortgage notes with a maximum aggregate principal amount of $350 million. The second mortgage notes will:

  •
  be general obligations of the issuers;
  •
  be secured by a security interest in certain of the existing and future assets of Valvino, the issuers and certain other restricted entities and, in certain limited circumstances, may be secured by a security interest in certain of the existing and future assets of Wynn Resorts;

  •
  rank pari passu in right of payment to all of the issuers' existing and future senior indebtedness, including borrowings under the credit facilities;
  •
  rank senior in right of payment to all of the issuers' existing and future subordinated indebtedness; and
  •
  be unconditionally guaranteed by the guarantors, which may, in certain limited circumstances, include Wynn Resorts. See "—Guarantees."

  Interest and Fees

        The second mortgage notes will bear interest at a rate that will be established at the time of pricing of the second mortgage notes, which pricing is expected to occur concurrently with the pricing of the equity offering. Interest will be payable semi-annually in arrears on                          and                           , commencing on                          , 2002. The issuers will make each interest payment to the holders of record of the second mortgage notes on the immediately preceding                          and                           .

        Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Guarantees

        One of our subsidiaries, a special purpose subsidiary formed to be bankruptcy-remote, will be providing $50 million to guarantee to our second mortgage note holders and the lenders under our credit facilities completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. We will contribute $50 million of the net proceeds of our equity offering to that subsidiary to support its obligations under the completion guaranty. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the second mortgage note holders on a second priority basis as security for the completion guaranty, to be applied to the costs of the project as the lenders under our credit facilities determine in accordance with the disbursement agreement. Upon the completion and opening of Le Rêve, any amounts then remaining in this account will be released to us.

        The obligations of Wynn Las Vegas under the second mortgage notes will also be jointly and severally guaranteed by the other restricted entities. In the event that Wynn Resorts incurs indebtedness or provides guarantees of other specified indebtedness prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the second mortgage notes. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the notes will be a senior secured obligation of each guarantor, secured by a second priority security interest in certain of the guarantors' existing and future assets, and will rank pari passu in right of payment with any existing and future senior indebtedness of the guarantors. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain permitted liens, the second mortgage notes will be secured by, among other things:

  •
  a first priority, exclusive security interest in the net proceeds of the second mortgage notes deposited into escrow pending the closing of this offering;
  •
  a second priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve as the lenders under our credit facilities determine in accordance with the disbursement agreement. After we have met earnings before interest, taxes, depreciation and amortization targets for a full fiscal year after Le Rêve opens, any remaining amounts in the liquidity reserve account will be released to us;
  •
  a second priority pledge of the equity interests of the issuers and certain other restricted entities;
  •
  a second priority security interest in substantially all of the other existing and future assets of the issuers and certain other restricted entities, and subject to certain exceptions, and further subject to release of certain assets upon meeting certain maximum leverage tests and minimum credit ratings after opening);
  •
  second mortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve; and
  •
  third priority security interests on the furniture, fixtures and equipment financed with the FF&E facility. See "—FF&E Facility."

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the second mortgage notes may be secured by second priority liens on the same Wynn Resorts' assets.

  Optional Redemption

        At any time prior to                          , 2005, the issuers may redeem up to a percentage to be agreed upon of the aggregate principal amount of the second mortgage notes at a specified redemption price; provided that certain conditions are satisfied. The second mortgage notes otherwise are not redeemable prior to                          , 200  .

        After                          , 200  , the issuers may redeem all or a part of the second mortgage notes upon not less than 30 nor more than 60 days' notice, at certain specified redemption prices based on timing of the redemption.

  Repurchase at the Option of the Holders of Second Mortgage Notes

        Following the occurrence of a change of control under the second mortgage notes, the issuers will be required to offer to repurchase the second mortgage notes at a purchase price equal to 101% of the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase.

        The issuers will be required to offer to repurchase the second mortgage notes at a purchase price equal to the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain asset sales.

  Gaming Redemption

        The second mortgage notes may be redeemed by the issuers in certain instances where a gaming authority requires a holder or beneficial owner of the second mortgage notes to be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so, or such lesser period as required by the gaming authority, or (2) is notified by a gaming authority that it will not be licensed, qualified or found suitable.

  Mandatory Redemption

        The issuers will not be required to make mandatory redemption or sinking fund payments with respect to the second mortgage notes.

  Covenants

        The second mortgage notes will contain additional affirmative and negative covenants applicable to the issuers and certain other restricted entities, including, without limitation, limitations on:

  •
  restricted payments;
  •
  indebtedness;
  •
  issuance of preferred stock;
  •
  liens;
  •
  dividend and other payment restrictions affecting subsidiaries;
  •
  merger, consolidation or sale of assets;
  •
  designation of restricted and unrestricted subsidiaries;
  •
  transactions with affiliates;
  •
  construction disbursements and completion of the project;
  •
  use of proceeds;
  •
  insurance;
  •
  sale and leaseback transactions;
  •
  lines of business;
  •
  activities of Wynn Capital and the completion guarantor;
  •
  issuances and sales of equity interests in wholly owned subsidiaries; and
  •
  amendments to certain agreements and collateral documents.

  Events of Default

        The indenture for the second mortgage notes will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date (subject to force majeure extension), loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, impairment of security interests in collateral, and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Description of Disbursement Agreement." Events of default will apply to the restricted entities.

Intercreditor Agreement

        A representative of the lenders under our credit facilities and the trustee will enter into an intercreditor agreement with us that will govern the relations between the note holders and those lenders. The intercreditor agreement will provide that the second mortgage note holders will have a first priority security interest in, or claim against, the net proceeds of the second mortgage note offering deposited into a secured account pending disbursement of such amounts in accordance with the terms of the disbursement agreement. Additionally, the lenders under the credit facilities will likely have a first priority security interest in, or claim against the collateral pledged by us.

        The intercreditor agreement will establish certain provisions and agreements concerning the exercise of remedies by the second mortgage note holders and the lenders against their respective collateral. As a result, the second mortgage note holders will have limited rights to force a sale of any of the collateral or otherwise exercise any of the remedies available to a secured creditor in connection with the collateral, other than the collateral in which the credit facilities lenders do not have an interest, unless or until the credit facilities are paid in full. Applicable law, including gaming laws and regulations, will also impose restrictions on the ability of the second mortgage note holders and the lenders under our credit facilities to enforce the remedies of a secured creditor.

Disbursement Agreement

        Wynn Las Vegas will enter into a disbursement agreement with Deutsche Bank Trust Company Americas, as the bank agent, [                          ], as the mortgage note trustee, and [                          ], as the disbursement agent. The following summary of the material provisions of the disbursement agreement is not meant to be complete and you should review the disbursement agreement for a complete statement of its terms and conditions, including the definitions of terms used below. Although the FF&E lenders are not party to the disbursement agreement, the funding conditions with respect to the FF&E financing are expected to be similar in many respects to those set forth in the disbursement agreement. See "Description of Certain Indebtedness—FF&E Facility."]

  General

        The disbursement agreement will set forth our material obligations to construct and complete Le Rêve and will establish a line item budget and a schedule for construction of Le Rêve. The disbursement agreement also will establish the conditions to, and the relative sequencing of, the making of disbursements from the proceeds of the credit facilities and the second mortgage notes, and will establish the obligations of the bank agent and the second mortgage note trustee to make disbursements under the credit facilities and the obligation of the second mortgage notes trustee to release funds from the second mortgage notes proceeds account upon satisfaction of such conditions. The disbursement agreement further will set forth the mechanics for approving change orders and amendments to the project budget and the schedule for the construction period. Finally, the disbursement agreement will include certain representations, warranties, covenants and events of default that are common to our credit facilities and second mortgage notes.

        Under the disbursement agreement, we will only be permitted to use the proceeds of the credit facilities and the second mortgage notes to pay for project costs related to Le Rêve, excluding those FF&E costs that are financed under the FF&E facility.

  Funding Order

        The disbursement agreement will set forth the sequencing order in which funds from the various sources will be made available to us.

        We expect to commence construction of Le Rêve in September 2002, and we have incurred, and prior to the initial disbursement from the second mortgage notes proceeds account will continue to incur, significant costs in connection with Le Rêve. Pursuant to the disbursement agreement, the construction consultant will confirm that such costs were incurred within the parameters set forth in the approved project budget.

  Accounts

        In order to implement the funding of disbursements, the disbursement agreement will call for the establishment of certain accounts, each of which will be pledged to the lenders under the credit facilities and the holders of second mortgage notes, except that the secured account holding the proceeds of the second mortgage notes will be pledged to the second mortgage note holders only. Each time Wynn Las Vegas receives funds from its credit facilities, the second mortgage notes proceeds account or other sources for the development and construction of Le Rêve, those funds must be deposited in the appropriate accounts and, subject to the conditions to disbursement, be disbursed to pay for the development and construction of Le Rêve.

  Funding Conditions

        We will be required to satisfy conditions precedent before we are permitted to receive funds from the disbursement accounts. These conditions will include, among others:

  •
  our delivery of a disbursement request and certificate certifying as to, among other things:

  (1)
  the application of the funds to be disbursed,

  (2)
  the substantial conformity of construction undertaken to date with the plans and specifications, as amended from time to time in accordance with the disbursement agreement,

  (3)
  the continued expectation that the construction of Le Rêve will be completed by August 31, 2005,

  (4)
  the use of funds in accordance with the budgeted amounts, as adjusted from time to time in accordance with the disbursement agreement,

    (5)
    the sufficiency of remaining funds (net of the completion guaranty and liquidity reserve, and contingency amounts allocable to the remaining portion of the project) to complete Le Rêve, and

    (6)
    compliance with line item budget allocations (as such allocations may be amended from time to time in accordance with the disbursement agreement), taking into account allocations for contingencies;

  •
  delivery by the construction consultant and the contractors and subcontractors of certificates corroborating various matters set forth in our disbursement request and certificate;

  •
  absence of a default or event of default under the credit facilities and the second mortgage notes documents;

  •
  all of the credit documentation and each other material agreement for the development and construction of the project being in full force and effect;

  •
  our representations and warranties being true and correct in all material respects;

  •
  our receipt of the governmental approvals then required;

  •
  our delivery to the disbursement agent of the acknowledgments of payment and lien releases required under the disbursement agreement;

  •
  procurement of all required title insurance policies, commitments and endorsements insuring that the project continues to be subject only to permitted liens; and

  •
  the absence of any event or circumstance (including an adverse gaming determination) that has caused or could reasonably be expected to cause a material adverse effect.

Prior to borrowing any amounts under our credit facilities or receiving any disbursements from the secured account holding the proceeds of the second mortgage notes, we plan to use a portion of the proceeds of this offering, and our other available funds, to commence construction of Le Rêve. As a condition to borrowing under our credit facilities or receiving disbursements from the secured account, we will be required to submit evidence acceptable to the construction consultant that the construction of Le Rêve has been completed to that point in accordance with our plans and specifications, on budget and on schedule.

  Changes to Construction Budget and Schedule

        The disbursement agreement will contain guidelines for the construction consultant and the disbursement agent to permit amendments to the budget and the plans and specifications. These conditions will generally be the same as conditions to disbursement that relate to the project and the budget.

        The guidelines will only permit increases to any line item category to the extent of the sum of:

  •
  savings in a different category;

  •
  allocation of previously "unallocated contingency," subject to a specified minimum balance required, from time to time, to be maintained in the "unallocated contingency" line item; and

  •
  use of additional Le Rêve revenues or additional company equity and other amounts, to the extent deposited in the appropriate disbursement agreement accounts.

        We may, from time to time, amend the project schedule to extend the completion date, but not beyond August 31, 2005, by delivering to the disbursement agent a certificate describing the amendment and complying with the conditions set forth above with respect to the changes in the project budget that will result from the extension of the completion date.

  Covenants

        The disbursement agreement contains various affirmative covenants that we are obligated to comply with. Such covenants include the following:

  •
  to use the proceeds of the credit facilities and the second mortgage notes only to pay project costs in accordance with the project budget and the disbursement agreement;

  •
  to construct Le Rêve diligently and substantially in accordance with the plans and specifications (as the same may be amended from time to time in accordance with the disbursement agreement);

  •
  to construct, maintain and operate Le Rêve in accordance in all material respects with all applicable laws and procure, maintain and comply with all required governmental approvals in all material respects; and

  •
  to maintain and comply with the required insurance policies. See "Insurance Requirements."

        The disbursement agreement will also require us to comply with negative covenants. These covenants will limit, among other things, the restricted entities' ability to:

  •
  waive or terminate any material right under: the financing agreements, the construction contract guaranty, other material project documents or any required governmental approval;

  •
  enter into new material project documents unless we provide certifications assuring that the documents comply with the procedures set forth in the disbursement agreement (for example, new contracts with contractors or suppliers will not be permitted unless the proposed work is consistent with the previously approved project, the overall budget and the completion schedule);

  •
  implement any material change in the plans and specifications or any change order under the construction contracts or other contracts, if the change or change order:

  (1)
  requires an amendment to the project budget, unless we comply with the procedures for amending the project budget;

  (2)
  will cause the plans and specifications to no longer comply with certain parameters;

  (3)
  could reasonably be expected to delay completion beyond the anticipated completion date;

  (4)
  is not permitted by a project document; or

  (5)
  could reasonably be expected to adversely affect our compliance with legal requirements and governmental approvals;

  •
  amend the project budget or the project schedule except in accordance with the procedures set forth in the disbursement agreement; or

  •
  release any hazardous substance in violation of any legal requirement or governmental approval if it could reasonably be expected to have a material adverse effect.

  Exercise of Remedies on Default

        The disbursement agreement will provide that, upon the occurrence of an event of default under the credit facilities or the second mortgage notes, the exercise of remedies shall be subject to the intercreditor agreement. Subject to the restrictions contained in the intercreditor agreement, the remedies under the disbursement agreement include:

  •
  termination of the obligation to make any further disbursements;

  •
  taking possession of Le Rêve and completing its construction and/or operating and maintaining Le Rêve, or appointing a trustee or receiver to do the same;

  •
  setting off and applying all cash and securities on deposit in any account with the disbursement agent to our obligations under the credit facilities and the indenture; and

  •
  subject to certain limitations, assuming our rights under the project documents.

The disbursement agreement will terminate on or about the date on which completion occurs.

  FF&E Facility

        We expect to enter into an agreement for an FF&E facility in a principal amount of $150 million. However, because we have not yet obtained a commitment for the FF&E facility, the terms of the anticipated FF&E facility are not yet known. We expect that our FF&E facility will be secured by specific fixed assets financed by that facility, including gaming equipment and devices such as slot machines. Such assets will also secure our credit facilities on a second priority basis and our obligations under the second mortgage notes on a third priority basis.

Indebtedness Related to Corporate Jet

        Our subsidiary, World Travel, LLC, as borrower, and Valvino, as guarantor, have entered into a secured loan arrangement with Bank of America, N.A., to provide for a $28.5 million loan to World Travel. The loan will mature on March 1, 2007, with payments of $158,333 due each month prior to maturity.

        The loan bears interest at an annual rate equal to one, two, three or six month LIBOR plus 2.50%, and is secured by an aircraft mortgage on World Travel's Bombadier Global Express aircraft.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

        Before this offering, there has been no public trading market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair its future ability to raise capital through the sale of its equity securities.

        Upon the completion of this offering, we will have            shares of its common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable, except that any shares purchased by our affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining            shares of our common stock are "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. These rules are summarized below.

        Subject to the provisions of Rules 144, 144(k) and 701,            shares of our common stock will be available for sale in the public market upon the expiration of the 180-day lock-up period.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, sales of substantial amounts of our common stock in the public market after contractual and legal restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Wynn Resorts. These persons typically include our executive officers and directors.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144, but without complying with the holding period, public information, volume limitation or notice provisions of Rule 144, so long as they are not affiliates of ours. If they are an affiliate, they are eligible to resell the shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144 but without compliance with the holding period contained in Rule 144.

Stock Options

        Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. Shares registered under that registration statement will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for resale in the public market.

Lock-up Agreements

        We, all of our officers and directors and other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, on behalf of the underwriters. Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC have advised us that they have no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting the waiver.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Wynn Resorts' common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. This discussion does not consider specific facts and circumstances that may be relevant to any particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax. This discussion is limited to certain U.S. federal income tax consequences to beneficial owners of Wynn Resorts' common stock who hold Wynn Resorts' common stock as a capital asset. Except where otherwise explicitly stated, it does not address the tax consequences of any aspect of state, local, or foreign law or the tax consequences to persons who are former citizens or long-term residents of the United States or to persons holding Wynn Resorts' common stock through a partnership or other pass-through entity. If a partnership holds Wynn Resorts' common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.

        Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. federal tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of Wynn Resorts' common stock ordinarily will be subject to a 30% withholding tax, unless the non-U.S. holder (1) provides us or our paying agent, as the case may be, with a properly executed Form W-8BEN (or a suitable substitute form) claiming a reduction in the rate of withholding pursuant to an applicable income tax treaty; (2) provides us or our paying agent, as the case may be, with a properly executed Form W-8ECI (or a suitable substitute form) providing a U.S. tax identification number and stating the dividends are effectively connected with the beneficial owner's conduct of a trade or business in the United States; or (3) in the case of payments made outside the United States with respect to an offshore account, complies with certain documentary evidence procedures, directly or, under certain circumstances, through an intermediary.

        If a non-U.S. holder is engaged in a trade or business in the United States and our dividends are effectively connected with the conduct of such trade or business and, where an income tax treaty applies, are attributable to a U.S. permanent establishment, the non-U.S. holder will be subject to federal income tax on the dividends on a net basis. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of a gain realized on a disposition of Wynn Resorts' common stock, provided that (1) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for fewer than 183 days in the taxable year of the sale and other conditions are met and (3) if Wynn Resorts is a "United States real property holding corporation" (a "USRPHC"), Wynn Resorts' common stock is regularly traded at the time of disposition and other conditions described below are met.

        Because for U.S. federal income tax purposes Wynn Resorts is now and probably will continue to be a USRPHC, a non-U.S. holder could be subject to tax on any gain realized on a disposition of Wynn Resorts' common stock and to 10% withholding (creditable against such tax liability) on the gross amount realized ("FIRPTA tax and withholding"). We believe, however, that Wynn Resorts' common stock will be considered "regularly traded" on an established securities market because we expect it to be traded on The Nasdaq Stock Market's National Market and to be regularly quoted by brokers and/or dealers making a market in Wynn Resorts' common stock. If Wynn Resorts' common stock is regularly traded at the time of the disposition, withholding generally will not be required and a non-U.S. holder who did not own more than 5% of the value of Wynn Resorts' common stock, actually or constructively, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period, should not be subject to U.S. federal income tax on any gain realized on the disposition of Wynn Resorts' stock provided that clauses (1) and (2) above are also satisfied. It is possible, however, that, because of its concentrated ownership, Wynn Resorts' common stock will not be considered regularly traded despite being quoted on The Nasdaq Stock Market's National Market and regularly quoted by market makers. As a result, a non-U.S. holder could be subject to FIRPTA tax and withholding on a disposition of the common stock.

        If a non-U.S. holder is engaged in the conduct of a trade or business in the United States, gain on the disposition of Wynn Resorts' common stock that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30% or a lower applicable treaty rate.

Federal Estate Taxes

        Wynn Resorts' common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Although the U.S. federal estate tax generally has been repealed for decedents dying in 2010, the repeal expires and, unless extended by new legislation, the U.S. federal estate tax will be reinstated beginning January 1, 2011.

U.S. Information Reporting Requirements and Backup Withholding Tax

        U.S. information reporting on Form 1099 and backup withholding tax should not apply to dividends paid on Wynn Resorts' common stock to a non-U.S. holder, provided that the non-U.S. holder provides Wynn Resorts or its payor, as the case may be, with a properly executed Form W-8BEN (or satisfies certain certification documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on Wynn Resorts' common stock will, however, be reported to the IRS and to each non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a broker if the broker (1) is a United States person, (2) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States or (4) is a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Wynn Resorts' common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Pursuant to recent tax legislation the rate of backup withholding tax is currently 30% and will be reduced to 29% on January 1, 2004 and 28% on January 1, 2006. Unless extended by new legislation, however, the 31% backup withholding tax rate will be reinstated beginning January 1, 2011.

        Any amounts withheld under the backup withholding rules should be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        You are urged to consult your tax advisor in determining the tax consequences to you of the purchase, ownership, and disposition of Wynn Resorts' common stock, including the application to your particular situation of the federal income tax considerations discussed above and the application of state, local, foreign, or other tax laws.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, have agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.

Bear, Stearns & Co. Inc.

Banc of America Securities LLC

Dresdner Kleinwort Wasserstein Securities LLC

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[            ] per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[            ] per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to [            ] additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are [            ]% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per Share	Without Exercise of Over-allotment Option	With Full Exercise of Over-allotment Option
Discounts and commissions paid by us	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $[            ].

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We, all of our officers and directors and all of our other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities, Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, the representatives on behalf of the underwriters.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        At our request, the underwriters have reserved for sale at the initial public offering price up to [            ] shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

        A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representatives may allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of common stock may be sold by the underwriters to securities dealers who may resell shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. The primary factors that will be considered in determining the public offering price include:

  •
  prevailing market conditions;
  •
  our results of operations in recent periods;
  •
  the present stage of our development;
  •
  the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and
  •
  estimates of our business potential.

        Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities, Inc., will act as the sole administrative agent and as a lender under the Issuers' new credit facility and will receive certain fees for its services. In addition, Deutsche Bank Securities, Inc. will act as joint advisor, joint book-running manager and joint lead-arranger in connection with the credit facilities and will receive certain fees for its services.

        Bear Stearns Corporate Lending, Inc., an affiliate of Bear, Stearns & Co. Inc., will act as documentation agent and as a lender under our credit facilities and will receive certain fees for its services. In addition, Bear Stearns Corporate Lending, Inc. will act as joint advisor, joint book-running manager and arranger in connection with our credit facilities and will receive certain fees for its services.

        Bank of America, N.A., an affiliate of Banc of America Securities LLC, will act as a lender under the credit facilities and will receive certain fees for its services. In addition, Banc of America Securities LLC will act as sole syndication agent and as joint advisor, joint book-running manager and joint lead-arranger in connection with the credit facilities and will receive certain fees for its services. See "Description of Other Indebtedness—Bank Credit Facility."

        Some of the underwriters or their affiliates have provided investment and commercial banking services to us and our subsidiaries and our affiliates in the past and may do so in the future. They receive customary fees and commissions for these services.

LEGAL MATTERS

        Selected legal matters in connection with this offering will be passed upon for Wynn Resorts by Irell & Manella LLP, Los Angeles, California and for the underwriters by Latham & Watkins, Los Angeles, California. Certain matters of Nevada law, including the validity of the common stock offered hereby, will be passed upon for us by Schreck Brignone Godfrey, Las Vegas, Nevada.

EXPERTS

        The financial statements of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

        In May, 2002, Valvino decided to no longer engage Arthur Andersen LLP ("Andersen") as its independent public accountants. The reports of Andersen on the financial statements of Valvino for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Through the present date, there have been no disagreements between Valvino and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in its report on Valvino's financial statements for such periods. Through the present date, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

        Valvino named Deloitte & Touche LLP ("Deloitte & Touche") as its new independent accountants in May, 2002. Prior to their appointment as independent accountants, neither Valvino nor anyone acting on its behalf, consulted with Deloitte & Touche regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Valvino's financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        Wynn Resorts has filed with the Securities and Exchange Commission, referred to as the SEC, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules, which are part of the registration statement. The rules and regulations of the SEC allow Wynn Resorts to omit various information about Wynn Resorts and its capital stock. For further information with respect to Wynn Resorts and its common stock, we refer you to the registration statement and exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Any document Wynn Resorts files may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts' filings with the SEC are also available to the public from the SEC's Web site at http://www.sec.gov.

        Wynn Resorts does not currently file periodic reports, proxy statements or other information with the SEC. However, upon completion of this offering, Wynn Resorts will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room, and the Web site of the SEC referred to above.

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001 and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Las Vegas, Nevada
June 6, 2002

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2002	December 31, 2001	December 31, 2000
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$34,239	$39,271	$64,469
Restricted cash	2,311	524	—
Receivables, net	218	202	877
Due from related parties, current	662	332	80
Inventories	263	284	322
Prepaid expenses and other	907	894	813

Total Current Assets	38,600	41,507	66,561
Property and equipment, net	334,876	337,464	313,022
Water rights	6,400	6,400	—
Due from related parties, net of current	2,161	2,376	7,563
Trademark	1,000	1,000	—
Other assets	2,994	2,041	1,321

Total Assets	$386,031	$390,788	$388,467

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$1,656	$2,071	$575
Accrued expenses	2,194	1,873	4,117
Current portion of long-term debt	36	35	32

Total Current Liabilities	3,886	3,979	4,724
Long-term debt	282	291	326
Members' Equity
Contributed capital	412,572	412,572	392,572
Deficit accumulated from inception during the development stage	(30,709)	(26,054)	(9,155)

	381,863	386,518	383,417

Total Liabilities and Members' Equity	$386,031	$390,788	$388,467

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Year Ended December 31, 2001	From Inception to December 31, 2000	From Inception to March 31, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Revenues
Airplane lease	$69	$—	$838	$—	$907
Art gallery	65	—	35	—	100
Retail	48	—	27	—	75
Water	2	—	18	—	20

Total Revenue	184	—	918	—	1,102
Expenses
Pre-opening costs	2,534	2,092	10,980	4,522	18,036
Depreciation and amortization	2,122	1,823	7,979	3,681	13,782
Loss on sale of fixed assets	62	49	394	—	456
Selling, general & administrative expenses	138	77	376	—	514
Facility closure expenses	—	328	373	1,206	1,579
Cost of water	2	—	40	—	42
Cost of retail sales	30	—	9	—	39
Loss from incidental operations	107	—	—	1,163	1,270

Total Expenses	4,995	4,369	20,151	10,572	35,718

Operating Loss	(4,811)	(4,369)	(19,233)	(10,572)	(34,616)
Other Income/(Expense)
Interest expense, net of amounts capitalized	(6)	(7)	(28)	(17)	(51)
Interest income	162	889	2,362	1,434	3,958

Other Income, net	156	882	2,334	1,417	3,907

Net loss accumulated during the development stage	$(4,655)	$(3,487)	$(16,899)	$(9,155)	$(30,709)

Weighted Average Shares Outstanding	207,692	207,692	202,685	200,000	205,894
Loss Per Share—Basic and Diluted	$(22.41)	$(16.79)	$(83.38)	$(45.78)	$(149.15)

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(In thousands, except share data)

	Shares Outstanding	Stephen A. Wynn Capital	Aruze USA, Inc. Capital	Baron Asset Fund	Total
Balance at Inception (April 21, 2000)	—	$—	$—	$—	$—
Member contributions	200,000	253,054	260,000	—	513,054
Member distributions	—	(110,482)	—	—	(110,482)
Third party fee	—	—	(10,000)	—	(10,000)
Net loss accumulated during the development stage	—	(7,281)	(1,874)	—	(9,155)

Balance at December 31, 2000	200,000	135,291	248,126	—	383,417

Member contributions	7,692	—	—	20,800	20,800
Third party fee	—	—	—	(800)	(800)
Net loss accumulated during the development stage	—	(8,213)	(8,213)	(473)	(16,899)

Balance at December 31, 2001	207,692	$127,078	$239,913	$19,527	$386,518

Net loss accumulated during the development stage (unaudited)	—	(2,241)	(2,241)	(173)	(4,655)

Balance at March 31, 2002 (unaudited)	207,692	$124,837	$237,672	$19,354	$381,863

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Year Ended December 31, 2001	Inception to December 31, 2000	Inception to March 31, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Cash Flows From Operating Activities
Net loss accumulated during the development stage	$(4,655)	$(3,487)	$(16,899)	$(9,155)	$(30,709)
Adjustments to reconcile net loss accumulated during the development stage to net cash provided by/(used in) operating activities:
Depreciation and amortization	2,122	1,823	7,979	3,681	13,782
Amortization of loan origination fees	—	—	—	1,465	1,465
Loss on sale of fixed assets	62	49	394	—	456
Incidental operations	820	1,904	3,611	1,198	5,629
Increase (decrease) in cash from changes in:
Restricted cash	(1,787)	—	(524)	—	(2,311)
Receivables, net	(16)	531	675	7,042	7,701
Inventories	21	85	38	690	749
Prepaid expenses and other	(13)	20	(81)	(664)	(758)
Accounts payable and accrued expenses	(94)	(744)	620	(9,064)	(8,538)

Net Cash Provided by / (Used in) Operating Activities	(3,540)	181	(4,187)	(4,807)	(12,534)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, net of cash acquired	—	—	—	(270,718)	(270,718)
Capital expenditures	(8,424)	(7,997)	(29,080)	(47,068)	(84,572)
Acquisition of airplane			(9,489)	—	(9,489)
Other assets	(953)	30	(1,720)	(1,299)	(3,972)
Due from related parties	(114)	2	(1,465)	(1,163)	(2,742)
Proceeds from sale of equipment	8,007	96	775	776	9,558

Net Cash Used in Investing Activities	(1,484)	(7,869)	(40,979)	(319,472)	(361,935)

(Continued)
The accompanying footnotes are an integral part of these consolidated financial statements.

Cash Flows From Financing Activities
Equity contributions	—	—	20,800	480,713	501,513
Equity distributions	—	—	—	(110,482)	(110,482)
Third party fee	—	—	(800)	(10,000)	(10,800)
Proceeds from issuance of long-term debt				125,000	125,000
Principal payments of long-term debt	(8)	(7)	(32)	(125,018)	(125,058)
Loan origination fees	—	—	—	(1,465)	(1,465)
Proceeds from issuance of related party loan	—	—	—	100,000	100,000
Principal payments of related party loan	—	—	—	(70,000)	(70,000)

Net Cash Provided by (used in) Financing Activities	(8)	(7)	19,968	388,748	408,708

Increase/(Decrease) in Cash and Cash Equivalents	(5,032)	(7,695)	(25,198)	64,469	34,239
Cash, Beginning of Period	39,271	64,469	64,469	—	—

Cash, End of Period	$34,239	$56,774	$39,271	$64,469	$34,239

Supplemental cash flow disclosure:
Interest paid, net of amounts capitalized	$6	$7	$28	$17	$51

  Supplemental cash flow disclosures of noncash transactions:

  During the period from inception (April 21, 2000) through December 31, 2000, a member converted $30 million of related party debt and $2.3 million of accrued interest into equity.

  As further discussed in Note 1, during the year ended December 31, 2001, the Company acquired the Desert Inn Water Company and $6.4 million of receivables recorded as Due from related party in the balance sheet at December 31, 2000 were reclassified to Water rights.

  During the year ending December 31, 2001, the Company reduced the value of land by approximately $1.4 million. This amount represented the amount of excess liabilities accrued at the date of the Desert Inn Resort & Casino purchase.

  (Concluded)

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Summary of Significant Accounting Policies

a.
Organization and Basis for Presentation

          Valvino Lamore, LLC was formed on April 21, 2000 as a Nevada limited-liability company. At formation the Company's sole member was Stephen A. Wynn. As of December 31, 2001, subsidiaries of Valvino Lamore, LLC include Wynn Design and Development, LLC, Rambas Marketing Company, LLC, Palo, LLC, Toasty, LLC, Wynn Resorts Holdings, LLC, WorldWide Wynn, LLC, Kevyn, LLC and Desert Inn Water Company, LLC and are collectively, with Valvino Lamore, LLC, herein referred to as the "Company".

          Pursuant to an Asset and Land Purchase Agreement dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn, the Company acquired the assets and liabilities of the Desert Inn Resort and Casino for approximately $270 million plus an adjustment for working capital, as defined. Upon receiving all necessary regulatory approvals, the purchase was completed on June 22, 2000. The acquisition has been accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition.

          On August 28, 2000, the Company permanently closed the Desert Inn Resort and Casino with the exception of the golf course and its related retail, food and beverage operations. Operations of the Company have been primarily limited to the design, development and financing of a new casino/hotel project named "Le Rêve". As of the date of this report, neither the timing nor the full scope of the "Le Rêve" project has been finalized.

          Pursuant to the Amended and Restated Operating Agreement (the "Agreement") dated October 3, 2000, the Company admitted a new member, Aruze USA, Inc., in exchange for a capital contribution of $260 million. As part of this capital acquisition, the Company paid a fee of $10 million to a third party. The Company amended the Agreement on April 16, 2001 when a third member, Baron Asset Fund, was admitted in exchange for a capital contribution of $20.8 million. As part of this capital acquisition, the Company paid a fee of $800,000 to a third party.

          On April 1, 2001, the Company acquired Kevyn, LLC, a previously unconsolidated affiliate, which was wholly owned by Mr. Wynn, for approximately $10 million. As Kevyn, LLC primarily consisted of an airplane, this transaction was treated as an acquisition of assets for financial reporting purposes. Management believes that the cash paid for the assets was equivalent to the fair market value of the assets at the time of acquisition.

          Additionally, effective June 28, 2001, the Nevada Public Utility Commission approved the transfer of ownership of Desert Inn Water Company, also a previously unconsolidated affiliate and wholly owned company of Mr. Wynn, to the Company. As the Desert Inn Water Company primarily consisted of water rights, this transaction was treated as an acquisition of assets for financial reporting purposes. The Company exchanged the receivable from the Desert Inn Water Company in this acquisition, which was equivalent to the fair market value of the water rights of $6.4 million.

  b.
  Development Stage Risk Factors

          As a development stage company, the Company has risks that may impact its ability to become an operating enterprise or to remain in existence. The Company is currently in the process of planning, developing and obtaining additional financing for the "Le Rêve" project.

          The Company is subject to many rules and regulations in both the construction and development phases and in operating gaming facilities, including, but not limited, to receiving the appropriate permits for particular construction activities and securing a Nevada state gaming license for the ownership and operation of the "Le Rêve" project. The completion of the "Le Rêve" project is dependent upon compliance with these rules and regulations.

  c.
  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

  d.
  Cash and Cash Equivalents

          Cash and cash equivalents are comprised of highly liquid investments with a maturity of three months or less. Cash equivalents are carried at cost, which approximates fair value.

  e.
  Restricted Cash

          Restricted cash consists of certificates of deposits to collateralize certain construction insurance claims as well as required sales tax deposits.

  f.
  Inventories

          Retail, food and beverage inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out and specific identification methods.

  g.
  Property and Equipment

          The allocation of the purchase price of the Desert Inn Resort and Casino to these asset categories was based upon an appraisal and management's estimate of the fair value of the assets acquired. Subsequent purchases of property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method for financial reporting purposes as follows:

Buildings and improvements	1 to 3 years
Parking garage	15 years
Airplane	7 years
Furniture, fixtures and equipment	3 to 5 years

          The design and development costs for the new casino/hotel project are capitalized. Costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

  h.
  Loan Origination Fees

          Loan origination fees, included in other assets, are capitalized and amortized over the life of the loan as interest expense using the effective interest rate method. Approximately $1.5 million was amortized during the period from April 21, 2000 through December 31, 2000. No amounts were amortized during the year ending December 31, 2001.

  i.
  Capitalized Interest

          Interest costs, including amortized loan origination fees, are capitalized and included in the cost of the new casino/hotel project based upon amounts expended on the project using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest will cease when the project is substantially complete. There was no capitalized interest for the three months ended March 31, 2002 and 2001 or for the year ended December 31, 2001. Capitalized interest for the periods from inception to December 31, 2000 and March 31, 2002 was $6.3 million.

  j.
  Income Taxes

          As a limited-liability company, Valvino Lamore, LLC is classified as a partnership for federal income tax purposes. Accordingly, no provision is made in the accounts of the Company for federal income taxes, as such taxes are liabilities of the Members.

  k.
  Members' Equity

          There are a total of 500,000 shares authorized, 207,692 of which are designated common shares. The designations, voting powers, preferences, limitations, restrictions and rights of the remaining 292,308 shares shall be prescribed by the board of representatives for the Company. Each of the common shares shall have identical rights in all respects except as specifically set forth in the Agreement. The holders of common shares shall have rights to an allocation of profits and losses and to any distributions based on their respective ownership percentages as defined under the Agreement.

  l.
  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  m.
  Long-Lived Assets

          Long-lived assets, which are not to be disposed of, including property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. As of December 31, 2001, management does not believe any assets have been impaired.

  n.
  Water Rights

          The Company, as part of the overall purchase price of the Desert Inn Resort and Casino acquired water rights with an appraised value of $6.4 million. The water rights have been recorded as an asset at this appraised value and have an indefinite useful life.

  o.
  Interim Financial Statements

          The financial statements for the three-month periods ended March 31, 2002 and 2001 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three-month periods ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

  p.
  Recent Accounting Pronouncements

          In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement on financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142, which is effective for the Company January 1, 2002, requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing intangibles as goodwill, reassessment of the useful lives of existing intangibles, and ongoing assessments of potential impairment of existing goodwill. As of December 31, 2001, the Company had no goodwill but did have an intangible asset consisting of a trademark with an indefinite useful life. Accordingly, the adoption of this statement on January 1, 2002 did not have a material effect on the Company's consolidated financial position or results of operations.

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement for certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect adoption of SFAS No. 143 will have a material impact on the Company's consolidated financial position or results of operations.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002 with no material impact on the Company's consolidated financial position or results of operations.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company does not anticipate that adoption of this statement will have an impact on its consolidated financial position or results of operations.

  q.
  Pre-Opening Costs

          Pre-opening costs are expensed as incurred.

2.
Incidental Operations

        Upon completion of the acquisition of the Desert Inn Resort and Casino on June 22, 2000, the Company announced its intention to close the property and to plan the development of a new casino/hotel project named "Le Rêve" on the existing site. In accordance with SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," both the casino/hotel operation and the golf course and related operations are being accounted for as separate incidental operations. Under this method, incidental operations with a net income are excluded from the Company's consolidated operating results and the net income from each is recorded as a reduction in the carrying value of land. Incidental operations with a net loss are stated separately on the consolidated statements of operations. The amount of net income from incidental operations recorded as a reduction in the carrying value of land was approximately $3,611,000 and $1,198,000 for the year ended December 31, 2001 and the period April 21, 2000 through December 31, 2000, respectively. Incidental operations resulting in a net loss are reported in the Statement of Operations.

3.
Receivables

        Components of receivables as of December 31 were as follows:

	(In thousands)
	2001	2000
Casino	$610	$1,707
Hotel/Golf Course	166	465
Other	53	—

	829	2,172
Less: allowance for doubtful accounts	(627)	(1,295)

	$202	$877

        The Company maintains an allowance for doubtful accounts, which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer.

4.
Property and Equipment

        Property and equipment as of December 31 consisted of the following:

	(In thousands)
	2001	2000
Land	$289,521	$286,998
Buildings and improvements	15,879	15,623
Parking garage	1,041	1,041
Airplane	9,489	—
Furniture, fixtures and equipment	3,874	4,552
Construction in progress	27,475	8,484

	347,279	316,698
Less: accumulated depreciation	(9,815)	(3,676)

	$337,464	$313,022

        Construction in progress includes interest and other costs capitalized in conjunction with the new casino/hotel project.

5.
Long-term Debt

        On June 15, 2000, the Company entered into a loan agreement with Stephen A. Wynn, for unsecured borrowings totaling $100 million with an original maturity date of June 15, 2002. The interest rate during the loan period was 7.9%, as defined in the loan agreement. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, $70 million of this loan was repaid on October 10, 2000. The remaining $30 million principal and $2.3 million accrued interest was converted to equity as a member contribution.

        On July 10, 2000, the Company entered into a loan agreement with Deutsche Bank Securities Inc., as Lead Arranger, and Bankers Trust Company, as Administrative Agent, for a loan in the amount of $125 million with an original maturity date of July 10, 2001. These borrowings were used to make an equity distribution of approximately $110.5 million to Stephen A. Wynn. The interest during the loan period was 7.9%, as defined in the loan agreement. The loan was collateralized by certain real and personal property of the Company and by a guaranty from Stephen A. Wynn. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, this loan was repaid on October 10, 2000.

        The balance of long-term debt at December 31, 2001 totals approximately $291,000 net of the current portion of approximately $35,000. This represents a note payable related to the acquisition of a parcel of land in 1994. Both the land and related note payable were acquired as part of the acquisition of the Desert Inn Resort and Casino. The note carries an interest rate of 8% and provides for payments of principal and interest totaling $5,000 per month until February 2009.

6.
Employee Savings Plan

        The Company established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees on July 27, 2000. The plan allows employees to defer, within prescribed limits, up to 18% of their income on a pre-tax basis through contributions to this plan. The Company matches the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant's compensation. The Company recorded charges for matching contributions of approximately $127,000 for the year ended December 31, 2001 and $67,000 for the period from inception through December 31, 2000.

        Union employees are covered by various multi-employer pension plans. The Company recorded expenses of approximately $425,000 and $376,000 under such plans for the year ended December 31, 2001 and the period from inception through December 31, 2000, respectively. Information from the plans' sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

7.
Related Parties

        At December 31 amounts due from related parties were as follows:

	(In thousands)
	2001	2000
Desert Inn Water Company, LLC	$—	$6,488
Las Vegas CharterJet, LLC	2,376	1,027
Kevyn, LLC	—	48
Other Related Parties	332	80

	$2,708	$7,643

        Amounts due from other related parties consist of amounts paid on behalf of related parties.

        As further discussed in Note 1, both Desert Inn Water Company, LLC and Kevyn, LLC were acquired by the Company during 2001.

        Las Vegas CharterJet, LLC is an unconsolidated affiliate that is wholly owned by Mr. Wynn at December 31, 2001. The Company disburses funds for payroll, property taxes, insurance and all other operating expenses on behalf of Las Vegas CharterJet, LLC. The Company also leases an airplane to Las Vegas CharterJet, LLC on a per flight hour basis. Las Vegas CharterJet, LLC in turn charges the Company for the business use of its airplane. For the year ended December 31, 2001, the Company recognized lease revenues of approximately $838,000. For the year ended December 31, 2001 and the period from inception to December 31, 2000, the Company and paid Las Vegas CharterJet, LLC approximately of $919,000 and $452,000 for the use of the aircraft.

8.
Commitments and Contingencies

a.
Leases

          No significant third party operating leases exist as of December 31, 2001 or 2000. As discussed in Note 7, the Company leases an airplane to Las Vegas CharterJet, LLC on a per flight hour basis. The lease term runs through July 2005 or other such date as the parties may mutually agree.

  b.
  Long-term Executive Compensation

          The Company intends to adopt incentive stock plans for non-employee directors and certain of its key executives.

  c.
  Litigation

          In the normal course of business, the Company is subject to disputes with third parties, which have led to litigation. Management believes that the final disposition of such matters will not have a material adverse effect on the Company's financial position or results of operations.

  d.
  Entertainment Services

          The Company has entered into a long-term agreement with a creative production company for the creation, development and executive production of new theatrical entertainment attractions for the new casino/hotel project. At December 31, 2001 and 2000, other assets include $1.6 million and $1.1 million, respectively, of amounts paid in conjunction with this agreement. An additional $2 million, payable in two equal installments, will be payable upon the approval of the show concepts.

  e.
  Construction Contracts

          The Company has entered into certain contracts related to the construction of "Le Rêve". Currently, the Company is committed to approximately $6.2 million under these contracts as of December 31, 2001.

  f.
  Self-Insurance

          The Company is self-insured for medical and worker's compensation claims. The Individual Stop Loss Attachment Point for each claim is $40,000 for medical and $250,000 for worker's compensation claims with a maximum payout of $960,000 and $1,000,000, respectively.

9.
Earnings Per Share

        Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 provides for the reporting of "basic", or undiluted earnings per share ("EPS"), and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS reflects the addition of potentially dilutive securities. At December 31, 2001 and 2000 and March 31, 2002, the Company has no potentially dilutive securities and has recorded net losses and accordingly, basic EPS is equal to diluted EPS.

10.
Subsequent Events

a.
Capital Contributions and Investment in Wynn Resorts (Macau), S.A.

          In April 2002, Mr. Wynn contributed approximately $32 million in cash plus his interest in Wynn Resorts (Macau), S.A., which holds a provisional concession to negotiate with the government of Macau an agreement to construct and operate casinos in Macau.

          In addition, in April 2002, Aruze USA, Inc. contributed an additional $120 million in cash and Baron Asset Fund contributed an additional approximately $20.3 million in cash.

          Immediately following those additional capital contributions, Mr. Wynn and Aruze USA, Inc. each owned 47.5% of the membership interests in the Company, and Baron Asset Fund owned 5% of the membership interests in the Company.

  b.
  Sale of Airplane

          On March 26, 2002, the Company sold the aircraft (See Note 7) for approximately $8 million resulting in a loss of approximately $69,000.

  c.
  Other Acquisitions

          In May 2002, the Company purchased the assets and assumed the liabilities of World Travel and Las Vegas Jet, entities previously wholly owned by Mr. Wynn, for approximately $38 million. At that time, World Travel had indebtedness of approximately $28.5 million. In addition, Valvino had a receivable from Las Vegas Jet, previously doing business as Las Vegas CharterJet LLC, of approximately $2.4 million, which was forgiven.

11.
Condensed Consolidating Financial Information of Guarantors and Issuers

        Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., wholly owned subsidiaries of the Company, intend to jointly issue $350 million of second mortgage notes. The Company and certain of its subsidiaries anticipate providing guarantees in connection with the issuance of such notes. The following combining financial statements present information related to the issuers, guarantors and non-guarantors as of March 31, 2002 and 2001 and December 31, 2001 and 2000 and for the three months ended March 31, 2002 and 2001, the year ended December 31, 2001 and the period from inception to December 31, 2000.

        Wynn Las Vegas, LLC was formed in April 2001 and Wynn Las Vegas Capital Corp. was formed in June 2002. Accordingly, there is no financial information for Wynn Las Vegas Capital Corp. for the periods presented and no financial information for Wynn Las Vegas, LLC for the three months ended March 31, 2001 or the period from inception to December 31, 2000. Guarantors of the notes anticipated to be issued are the Company and its wholly owned subsidiaries, Wynn Design and Development, LLC, Wynn Resorts LLC, Palo, LLC, Desert Inn Water Company, LLC, World Travel, LLC and Las Vegas Jet, LLC. As indicated in Note 10, World Travel, LLC and Las Vegas Jet, LLC were acquired in May 2002. Accordingly, the All Other Guarantor financial information excludes these entities for all periods presented.

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

As of March 31, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$34,720	$—	$(481)	$—	$—	$34,239
Restricted Cash	23	2,288	—	—	—	2,311
Receivables	206	—	12	—	—	218
Due from Related Parties, Current	662	—	—	—	—	662
Inventories	202	—	61	—	—	263
Prepaid Expenses and Other	255	9	643	—	—	907

Total Current Assets	36,068	2,297	235	—	—	38,600
Property and Equipment, Net	269,619	2	62,478	2,777	—	334,876
Water Rights	—	—	6,400	—	—	6,400
Due from Related Parties, Net of Current	87,327	(5,052)	(76,257)	(3,857)	—	2,161
Trademark	—	—	1,000	—	—	1,000
Other Assets	157	1,840	1,015	—	(18)	2,994

Total Assets	$393,171	$(913)	$(5,129)	$(1,080)	$(18)	$386,031

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$211	$32	$1,407	$6	$—	$1,656
Accrued Expenses	1,455	43	648	48	—	2,194
Current Portion of Long-Term Debt	36	—	—	—	—	36

Total Current Liabilities	1,702	75	2,055	54	—	3,886
Long-Term Debt	282	—	—	—	—	282
Members' Equity
Contributed Capital	412,572	—	18	—	(18)	412,572
Deficit Accumulated from Inception During the Development Stage	(21,385)	(988)	(7,202)	(1,134)	—	(30,709)

	391,187	(988)	(7,184)	(1,134)	(18)	381,863

Total Liabilities and Members' Equity	$393,171	$(913)	$(5,129)	$(1,080)	$(18)	$386,031

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

As of December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$39,590	$(49)	$(270)	$—	$—	$39,271
Restricted Cash	24	500		—	—	524
Receivables	162	—	40	—	—	202
Due from Related Parties, Current	332	—	—	—	—	332
Inventories	223	—	61	—	—	284
Prepaid Expenses and Other	228	—	666	—	—	894

Total Current Assets	40,559	451	497	—	—	41,507
Property and Equipment, Net	272,071	2	54,184	11,207	—	337,464
Water Rights	—	—	6,400	—	—	6,400
Due from Related Parties, Net of Current	82,733	(2,302)	(66,270)	(11,785)	—	2,376
Trademark	—	—	1,000	—	—	1,000
Other Assets	157	1,252	650	—	(18)	2,041

Total Assets	$395,520	$(597)	$(3,539)	$(578)	$(18)	$390,788

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$256	$57	$1,754	$4	$—	$2,071
Accrued Expenses	1,382	28	431	32	—	1,873
Current Portion of Long-Term Debt	35	—	—	—	—	35

Total Current Liabilities	1,673	85	2,185	36	—	3,979
Long-Term Debt	291	—	—	—	—	291
Members' Equity
Contributed Capital	412,572	—	18	—	(18)	412,572
Deficit Accumulated from Inception During the Development Stage	(19,016)	(682)	(5,742)	(614)	—	(26,054)

	393,556	(682)	(5,724)	(614)	(18)	386,518

Total Liabilities and Members' Equity	$395,520	$(597)	$(3,539)	$(578)	$(18)	$390,788

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2000

(In Thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$64,474	$(25)	$20	$—	$64,469
Receivables	867	10	—	—	877
Due from Related Parties, Current	80	—	—	—	80
Inventories	322	—	—	—	322
Prepaid Expenses and Other	813	—	—	—	813

Total Current Assets	66,556	(15)	20	—	66,561
Property and Equipment, Net	282,731	27,516	2,775	—	313,022
Due from Related Parties, Net of Current	38,320	(27,912)	(2,845)	—	7,563
Other Assets	1,321	—	—	—	1,321

Total Assets	$388,928	$(411)	$(50)	$—	$388,467

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$503	$67	$5	$—	$575
Accrued Expenses	4,057	58	2	—	4,117
Current Portion of Long-Term Debt	32	—	—	—	32

Total Current Liabilities	4,592	125	7	—	4,724
Long-Term Debt	326	—	—	—	326
Members' Equity
Contributed Capital	392,572	—	—	—	392,572
Deficit Accumulated from Inception During the Development Stage	(8,562)	(536)	(57)	—	(9,155)

	384,010	(536)	(57)	—	383,417

Total Liabilities and Members' Equity	$388,928	$(411)	$(50)	$—	$388,467

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$—	$69	$—	$69
Art Gallery	—	—	65	—	—	65
Retail	—	—	48	—	—	48
Water	—	—	17	—	(15)	2

Total Revenue	—		130	69	(15)	184
Expenses
Pre-Opening Costs	794	305	1,397	23	15	2,534
Depreciation and Amortization	1,631	1	45	445	—	2,122
Loss / (Gain) on Sale of Fixed Assets	(7)	—	—	69	—	62
Selling, General & Administrative	—	—	116	52	(30)	138
Cost of Water	—	—	2	—	—	2
Cost of Retail Sales	—	—	30	—	—	30
Loss / (Gain) from Incidental Operations	107	—	—	—	—	107

Total Expenses	2,525	306	1,590	589	(15)	4,995

Operating Loss	(2,525)	(306)	(1,460)	(520)	—	(4,811)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(6)	—	—	—	—	(6)
Interest Income	162	—	—	—	—	162

Other Income, Net	156	—	—	—	—	156

Net Loss Accumulated During the Development Stage	$(2,369)	$(306)	$(1,460)	$(520)	$—	$(4,655)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2001

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Revenues	$—	$—	$—	$—	$—
Expenses
Pre-Opening Costs	2,079	(8)	21	—	2,092
Depreciation and Amortization	1,805	18	—	—	1,823
Loss / (Gain) on Sale of Fixed Assets	49	—	—	—	49
Selling, General & Administrative	—	—	77	—	77
Facility Closure	328	—	—	—	328

Total Expenses	4,261	10	98	—	4,369

Operating Loss	(4,261)	(10)	(98)	—	(4,369)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(7)	—	—	—	(7)
Interest Income	889	—	—	—	889

Other Income, Net	882	—	—	—	882

Net Loss Accumulated During the Development Stage	$(3,379)	$(10)	$(98)	$—	$(3,487)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2001

(In Thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$—	$838	$—	$838
Art Gallery	—	—	35	—	—	35
Retail	—	—	27	—	—	27
Water	—	—	77	—	(59)	18

Total Revenue	—	—	139	838	(59)	918
Expenses
Pre-Opening Costs	5,241	682	5,025	71	(39)	10,980
Depreciation and Amortization	6,780	—	119	1,080	—	7,979
Loss / (Gain) on Sale of Fixed Assets	394	—	—	—	—	394
Selling, General & Administrative	—	—	152	244	(20)	376
Facility Closure	373	—	—	—	—	373
Cost of Water	—	—	40	—	—	40
Cost of Retail Sales	—	—	9	—	—	9

Total Expenses	12,788	682	5,345	1,395	(59)	20,151

Operating Loss	(12,788)	(682)	(5,206)	(557)	—	(19,233)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(28)	—	—	—	—	(28)
Interest Income	2,362	—	—	—	—	2,362

Other Income, Net	2,334	—	—	—	—	2,334

Net Loss Accumulated During the Development Stage	$(10,454)	$(682)	$(5,206)	$(557)	$—	$(16,899)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

From Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Revenues	$—	$—	$—	$—	$—
Expenses
Pre-Opening Costs	3,970	494	58	—	4,522
Depreciation and Amortization	3,640	41	—	—	3,681
Facility Closure	1,206	—	—	—	1,206
Cost of Retail Sales	—	—	—	—	—
Loss / (Gain) from Incidental Operations	1,163	—	—	—	1,163

Total Expenses	9,979	535	58	—	10,572

Operating Loss	(9,979)	(535)	(58)	—	(10,572)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(17)	—	—	—	(17)
Interest Income	1,434	—	—	—	1,434

Other Income, Net	1,417	—	—	—	1,417

Net Loss Accumulated During the Development Stage	$(8,562)	$(535)	$(58)	$—	$(9,155)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

From Inception to March 31, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$—	$907	$—	$907
Art Gallery	—	—	100	—	—	100
Retail	—	—	75	—	—	75
Water	—	—	94	—	(74)	20

Total Revenue	—	—	269	907	(74)	1,102
Expenses
Pre-Opening Costs	10,005	987	6,916	152	(24)	18,036
Depreciation and Amortization	12,051	1	205	1,525	—	13,782
Loss / (Gain) on Sale of Fixed Assets	387	—	—	69	—	456
Selling, General & Administrative	—	—	268	296	(50)	514
Facility Closure	1,579	—	—	—	—	1,579
Cost of Water	—	—	42	—	—	42
Cost of Retail Sales	—	—	39	—	—	39
Loss / (Gain) from Incidental Operations	1,270	—	—	—	—	1,270

Total Expenses	25,292	988	7,470	2,042	(74)	35,718

Operating Loss	(25,292)	(988)	(7,201)	(1,135)	—	(34,616)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(51)	—	—	—	—	(51)
Interest Income	3,958	—	—	—	—	3,958

Other Income, Net	3,907	—	—	—	—	3,907

Net Loss Accumulated During the Development Stage	$(21,385)	$(988)	$(7,201)	$(1,135)	$—	$(30,709)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(2,369)	$(306)	$(1,460)	$(520)	$—	$(4,655)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	1,631	1	45	445	—	2,122
Amortization of Loan Origination Fees	—	—	—	—	—	—
Gain/(Loss) on Sale of Fixed Assets	(7)	—	—	69	—	62
Incidental Operations	820	—	—	—	—	820
Increase (Decrease) in Cash from Changes in:
Restricted Cash	1	(1,788)	—	—	—	(1,787)
Receivables, Net	(44)	—	28	—	—	(16)
Inventories	21	—	—	—	—	21
Prepaid Expenses and Other	(27)	(9)	23	—	—	(13)
Accounts Payable and Accrued Expenses	28	(10)	(130)	18	—	(94)

Net Cash Provided by / (Used in) Operating Activities	54	(2,112)	(1,494)	12	—	(3,540)

Cash Flows From Investing Activities
Capital Expenditures	—	—	(8,340)	(84)	—	(8,424)
Other Assets	—	(588)	(365)	—	—	(953)
Due from Related Parties	(4,923)	2,749	9,988	(7,928)	—	(114)
Proceeds from Sale of Equipment	7	—	—	8,000	—	8,007

Net Cash Provided by / (Used in) Investing Activities	(4,916)	2,161	1,283	(12)	—	(1,484)

Cash Flows From Financing Activities
Principal Payments of Long-Term Debt	(8)	—	—	—	—	(8)

Net Cash Used in Financing Activities	(8)	—	—	—	—	(8)

Increase/(Decrease) in Cash and Cash Equivalents	(4,870)	49	(211)	—	—	(5,032)
Cash, Beginning of Period	39,590	(49)	(270)	—	—	39,271

Cash, End of Period	$34,720	$—	$(481)	$—	$—	$34,239

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$6	$—	$—	$—	$—	$6

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2001

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(3,379)	$(10)	$(98)	$—	$(3,487)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	1,805	18	—	—	1,823
Loss on Sale of Fixed Assets	49	—	—	—	49
Incidental Operations	1,904	—	—	—	1,904
Increase (Decrease) in Cash from Changes in:
Receivables, Net	521	10	—	—	531
Inventories	85	—	—	—	85
Prepaid Expenses and Other	20	—	—	—	20
Accounts Payable and Accrued Expenses	(1,041)	286	11	—	(744)

Net Cash Provided by / (Used in) Operating Activities	(36)	304	(87)	—	181

Cash Flows From Investing Activities
Capital Expenditures	(5,775)	(2,219)	(3)		(7,997)
Other Assets	30	—	—	—	30
Due from Related Parties	(1,820)	1,753	69	—	2
Proceeds from Sale of Equipment	96	—	—	—	96

Net Cash Provided by / (Used in) Investing Activities	(7,469)	(466)	66	—	(7,869)

Cash Flows From Financing Activities
Principal Payments of Long-Term Debt	(7)	—	—	—	(7)

Net Cash Used in Financing Activities	(7)	—	—	—	(7)

Decrease in Cash and Cash Equivalents	(7,512)	(162)	(21)	—	(7,695)
Cash, Beginning of Period	64,474	(25)	20	—	64,469

Cash, End of Period	$56,962	$(187)	$(1)	$—	$56,774

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$7	$—	$—	$—	$7

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(10,454)	$(682)	$(5,206)	$(557)	$—	$(16,899)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	6,780	—	119	1,080	—	7,979
Loss on Sale of Fixed Assets	394	—	—	—	—	394
Incidental Operations	3,611	—	—	—	—	3,611
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(24)	(500)	—	—	—	(524)
Receivables, Net	705	—	(30)	—	—	675
Inventories	99	—	(61)	—	—	38
Prepaid Expenses and Other	585	—	(666)	—	—	(81)
Accounts Payable and Accrued Expenses	(1,554)	85	2,060	29	—	620

Net Cash Provided by / (Used in) Operating Activities	142	(1,097)	(3,784)	552	—	(4,187)

Cash Flows From Investing Activities
Capital Expenditures	(9,667)	(3)	(19,387)	(23)	—	(29,080)
Acquisition of Airplane	—	—	—	(9,489)	—	(9,489)
Other Assets	1,164	(1,252)	(1,650)	—	18	(1,720)
Due from Related Parties	(37,266)	2,303	24,576	8,940	(18)	(1,465)
Proceeds from Sale of Equipment	775	—	—	—	—	775

Net Cash Provided by / (Used in) Investing Activities	(44,994)	1,048	3,539	(572)	—	(40,979)

Cash Flows From Financing Activities
Equity Contributions	20,800	—	—	—	—	20,800
Third Party Fee	(800)	—	—	—	—	(800)
Principal Payments of Long-Term Debt	(32)	—	—	—	—	(32)

Net Cash Provided by Financing Activities	19,968	—	—	—	—	19,968

Decrease in Cash and Cash Equivalents	(24,884)	(49)	(245)	(20)	—	(25,198)
Cash, Beginning of Period	64,474	—	(25)	20	—	64,469

Cash, End of Period	$39,590	$(49)	$(270)	$—	$—	$39,271

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$28	$—	$—	$—	$—	$28

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(8,562)	$(535)	$(58)	$—	$(9,155)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	3,640	41	—	—	3,681
Amortization of Loan Origination Fees	1,465	—	—	—	1,465
Incidental Operations	1,198	—	—	—	1,198
Increase (Decrease) in Cash from Changes in:
Receivables, Net	7,052	(10)	—	—	7,042
Inventories	690	—	—	—	690
Prepaid Expenses and Other	(664)	—	—	—	(664)
Accounts Payable and Accrued Expenses	(9,196)	125	7	—	(9,064)

Net Cash Provided by / (Used in) Operating Activities	(4,377)	(379)	(51)	—	(4,807)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	(270,718)
Capital Expenditures	(45,792)	(1,276)	—		(47,068)
Other Assets	(1,299)	—	—	—	(1,299)
Due from Related Parties	(2,864)	1,630	71	—	(1,163)
Proceeds from Sale of Equipment	776	—	—	—	776

Net Cash Provided by / (Used in) Investing Activities	(319,897)	354	71	—	(319,472)

Cash Flows From Financing Activities
Equity Contributions	480,713	—	—	—	480,713
Equity Distributions	(110,482)				(110,482)
Third Party Fee	(10,000)	—	—	—	(10,000)
Proceeds from Issuance of Long-Term Debt	125,000				125,000
Principal Payments of Long-Term Debt	(125,018)	—	—	—	(125,018)
Loan Origination Fees	(1,465)	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000				100,000
Principal Payments of Related Party Loan	(70,000)				(70,000)

Net Cash Provided by Financing Activities	388,748	—	—	—	388,748

Increase/(Decrease) in Cash and Cash Equivalents	64,474	(25)	20	—	64,469
Cash, Beginning of Period	—	—	—	—	—

Cash, End of Period	$64,474	$(25)	$20	$—	$64,469

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$17	$—	$—	$—	$17

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

From Inception to March 31, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Subsidiaries	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(21,385)	$(988)	$(7,201)	$(1,135)	$—	$(30,709)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	12,051	1	205	1,525	—	13,782
Amortization of Loan Origination Fees	1,465	—	—	—	—	1,465
Loss on Sale of Fixed Assets	387	—	—	69	—	456

Incidental Operations	5,629	—	—	—	—	5,629
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(23)	(2,288)		—	—	(2,311)
Receivables, Net	7,713	—	(12)	—	—	7,701
Inventories	810	—	(61)	—	—	749
Prepaid Expenses and Other	(106)	(9)	(643)	—	—	(758)
Accounts Payable and Accrued Expenses	(10,722)	75	2,055	54	—	(8,538)

Net Cash Provided by / (Used in) Operating Activities	(4,181)	(3,209)	(5,657)	513	—	(12,534)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	—	(270,718)
Capital Expenditures	(55,459)	(3)	(29,003)	(107)	—	(84,572)
Acquisition of Airplane	—	—	—	(9,489)	—	(9,489)
Other Assets	(135)	(1,840)	(2,015)	—	18	(3,972)
Due from Related Parties	(45,053)	5,052	36,194	1,083	(18)	(2,742)
Proceeds from Sale of Equipment	1,558	—	—	8,000	—	9,558

Net Cash Provided by/(Used in) Investing Activities	(369,807)	3,209	5,176	(513)	—	(361,935)

Cash Flows From Financing Activities
Equity Contributions	501,513	—	—	—	—	501,513
Equity Distributions	(110,482)	—	—	—	—	(110,482)
Third Party Fee	(10,800)	—	—	—	—	(10,800)
Proceeds from Issuance of Long-Term Debt	125,000	—	—	—	—	125,000
Principal Payments of Long-Term Debt	(125,058)	—	—	—	—	(125,058)
Loan Origination Fees	(1,465)	—	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000	—	—	—	—	100,000
Principal Payments of Related Party Loan	(70,000)	—	—	—	—	(70,000)

Net Cash Provided by Financing Activities	408,708	—	—	—	—	408,708

Increase/(Decrease) in Cash and Cash Equivalents	34,720	—	(481)		—	34,239
Cash, Beginning of Period	—	—	—	—	—	—

Cash, End of Period	$34,720	—	$(481)	$—	$—	$34,239

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$51	$—	$—	$—	$—	$51

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                          , 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Wynn Resorts, Limited

                    Shares

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities
Bear, Stearns & Co. Inc.
Banc of America Securities LLC

Dresdner Kleinwort Wasserstein

Prospectus

                          , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee and The Nasdaq National Market quotation fee.

Amount
Registration fee—Securities and Exchange Commission		$37,559
Filing fee—National Association of Securities Dealers, Inc.		30,500
Quotation fee—The Nasdaq National Market		100,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or on behalf of the corporation by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

        Wynn Resorts' bylaws, will provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts intends to enter into separate indemnification agreements, attached as Exhibit    hereto, with its directors and officers which would require Wynn Resorts, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Wynn Resorts' officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

        The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of Wynn Resorts and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act:

          (a)  In April 2000, Stephen A. Wynn formed Valvino Lamore, LLC, known as Valvino, as its single member. Between April and September 2000, Mr. Wynn made equity contributions in an aggregate amount of $220.7 million. Until immediately prior to the consummation of this offering, our assets and operations were held and conducted by Valvino and its subsidiaries.

          (b)  In October 2000, Aruze USA, a Nevada corporation, contributed $260 million in cash to Valvino Lamore in exchange for 50% of the outstanding membership interests of Valvino and was admitted as a member to Valvino.

          (c)  In April 2001, Baron Asset Fund, a Massachusetts business trust, contributed $20.8 million in cash to Valvino in exchange for 3.70% of the outstanding membership interests of Valvino and was admitted as a member to Valvino.

          (d)  In April 2002, (1) Baron Asset Fund contributed an additional approximately $20.3 million in cash to Valvino, (2) Aruze USA contributed an additional $120 million in cash to Valvino, (3) Mr. Wynn contributed an additional approximately $32 million in cash to Valvino and (4) Mr. Wynn contributed his interest in Wynn Resorts (Macau), S.A., which was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, to Valvino. Immediately following these capital contributions, each of Mr. Wynn and Aruze USA owned 47.5%, and Baron Asset Fund owned 5%, of the outstanding membership interests of Valvino.

          (e)  In June 2002, the Kenneth R. Wynn Family Trust entered into an agreement to contribute $1.2 million in cash to Valvino in exchange for 0.146% of the outstanding membership interests in Valvino. The Kenneth R. Wynn Family Trust's obligation to make this capital contribution is subject only to conditions outside of his control. We expect that this contribution will be made before the sale and distribution of the common stock being registered.

          (f)    In exchange for the contribution of all of their respective membership interests in Valvino, immediately prior to this offering becoming effective, the Registrant plans to issue shares of its common stock to each of Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and, or Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.
*3.2	Amended and Restated Articles of Registrant (to be adopted prior to the completion of this offering).
3.3	Bylaws of the Registrant.
*3.4	Amended and Restated Bylaws of the Registrant (to be adopted prior to the completion of this offering).
*4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
*5.1	Opinion of Schreck Brignone Godfrey
10.1
Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.
10.2
First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.
10.3
Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
10.4
Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
10.5
Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.

10.6
Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
*10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.
10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.
*10.14	2002 Stock Incentive Plan
*10.15	Form of Director and Officer Indemnification Agreement
*10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.
*10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.
*10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.
*10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.
*10.20	Agreement, dated as of June 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.
*10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.
*21.1	Subsidiaries of the Registrant.
*23.1	Consent of Schreck Brignone Godfrey (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consents of Persons Named to Become Directors.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

*
To be filed by amendment.

(b)  Financial Statement Schedules:

Page
Schedule II—Valuation and Qualifying Accounts	S-1

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 14th day of June, 2002.

WYNN RESORTS, LIMITED

By:	/s/ STEPHEN A. WYNN
	Name:	Stephen A. Wynn
	Title:	Chairman of the Board of Directors & Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Wynn and John Strzemp and each of them acting individually, as true and lawful attorneys-in-fact and agents each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of the Board of Directors and Chief Executive Officer	June 14, 2002
/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2002

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the consolidated financial statements of Valvino Lamore and subsidiaries (a development stage company) (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000, and have issued our report thereon dated June 6, 2002; such consolidated financial statements and report are included in the Registration Statement of Wynn Resorts, Inc. on Form S-1. Our audits also included the financial statement schedule of the Company, listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 6, 2002

S-1

Valvino Lamore, LLC and Subsidiaries
(A Development Stage Company)

Schedule II

Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Period	Balance at End of Period
Allowance for Doubtful Accounts Receivable
Year ended December 31, 2001	$1,295	$627
Period ended December 31, 2000	$0	$1,295

S-2

EXHIBIT INDEX

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.
*3.2	Amended and Restated Articles of Registrant (to be adopted prior to the completion of this offering).
3.3	Bylaws of the Registrant.
*3.4	Amended and Restated Bylaws of the Registrant (to be adopted prior to the completion of this offering).
*4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
*5.1	Opinion of Schreck Brignone Godfrey
10.1	Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.
10.2	First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.
10.3	Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
10.4	Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
10.5	Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
10.6	Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.
*10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.
10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.
*10.14	2002 Stock Incentive Plan
*10.15	Form of Director and Officer Indemnification Agreement

*10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.
*10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.
*10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.
*10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.
*10.20	Agreement, dated as of June 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.
*10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.
*21.1	Subsidiaries of the Registrant.
*23.1	Consent of Schreck Brignone Godfrey (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consents of Persons Named to Become Directors.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

        * To be filed by amendment.

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DESCRIPTION OF ARTWORK
PROSPECTUS SUMMARY
Overview
Other Financing Transactions
Business and Marketing Strategy
Corporate Structure
Issuer Information
The Offering
RISK FACTORS
Risks Associated with Our Construction
Risks Related to Our Substantial Indebtedness
Risks Associated with New Operations
General Risks Associated with Our Business
Risks Related to the Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
PRINCIPAL STOCKHOLDERS AND HISTORY OF WYNN RESORTS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Historical Data for Las Vegas Gaming Industry(1)
REGULATION AND LICENSING
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
Credit Facilities
Second Mortgage Notes
Intercreditor Agreement
Indebtedness Related to Corporate Jet
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS As of March 31, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS As of December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2000 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2002 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS Three Months Ended March 31, 2001 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS Year Ended December 31, 2001 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS From Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS From Inception to March 31, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Three Months Ended March 31, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Three Months Ended March 31, 2001 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Year Ended December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS From Inception to March 31, 2002 (In Thousands) (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEPENDENT AUDITORS' REPORT
Valvino Lamore, LLC and Subsidiaries (A Development Stage Company) Schedule II Valuation and Qualifying Accounts (In Thousands)
EXHIBIT INDEX